UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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HELEN OF TROY LIMITED
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of:

2024 Annual General Meeting of Shareholders & Proxy Statement

Helen of Troy Limited

WHY HELEN OF TROY

Asset and employee light model	Diversified portfolio of leading brands

Strong cash flow	Sustainable tax advantage

Low capex needs	Integrated operating company

Disciplined capital allocation	Proven ability to grow while expanding margin

Proven M&A track record	History of thorough and transparent disclosure

Outstanding people and winning culture	Shareholder friendly approach and focus

MESSAGE FROM OUR CHIEF EXECUTIVE OFFICER

Dear Shareholders:
It is my pleasure to invite you to the 2024 Annual General Meeting of Shareholders (the “Annual Meeting”) of Helen of Troy Limited (the “Company”) and inform you that the Annual Meeting will be conducted online on Wednesday, August 21, 2024, starting at 11:00 a.m. Eastern Daylight Time. The Annual Meeting will be held in a virtual-only meeting format via live webcast at www.virtualshareholdermeeting.com/HELE2024. You will not be able to attend the Annual Meeting in person. Please review the instructions for virtual attendance included in the “Attending and Participating in the Virtual Annual Meeting” section of the accompanying Proxy Statement.
Shareholders will be able to listen, vote, and submit questions from their home or any remote location with Internet connectivity. You will need to provide your 16-digit control number that is on your Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) or on your proxy card if you receive materials by mail. Details regarding how to attend the Annual Meeting online, how to vote and the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual General Meeting of Shareholders and Proxy Statement.
We continue to encourage you to help us reduce printing and mailing costs and conserve natural resources by submitting your proxy with voting instructions via the Internet. It is convenient and saves us significant postage and processing costs. You may also submit your proxy via telephone or by mail if you received paper copies of the proxy materials. Instructions regarding all three methods of voting are included in the Notice of Internet Availability, the proxy card and the Proxy Statement.
At our Annual Meeting, we will vote on proposals (1) to elect the nine nominees to our Board of Directors (individually referred to as "Directors" and, collectively, the “Board”), (2) to provide advisory approval of the Company’s executive compensation and (3) to appoint Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm for the 2025 fiscal year and to authorize the Audit Committee of the Board to set the auditor’s remuneration, and transact such other business as may properly come before the Annual Meeting. The accompanying Notice of Annual General Meeting of Shareholders and Proxy Statement contains information that you should consider when you vote your shares. For your convenience, you can appoint your proxy via touch-tone telephone or the Internet at:
1-800-690-6903 or WWW.PROXYVOTE.COM
It is important that you vote your shares whether or not you plan to virtually attend the Annual Meeting. If you do not plan on attending the Annual Meeting, we urge each shareholder to promptly sign and return the enclosed proxy card or appoint your proxy by telephone or online so that your shares will be represented and voted at the Annual Meeting. If you plan to attend the Annual Meeting virtually, you may also vote online at that time. On behalf of the management team and the Board of the Company, we would like to extend a thank you to our associates for their outstanding efforts to support the Company this year and to you our shareholders for your continued support and confidence.
Sincerely,
Noel M. Geoffroy
Chief Executive Officer

2024 Proxy Statement	3

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
Helen of Troy Limited
Clarendon House
2 Church Street
Hamilton, Bermuda

DATE AND TIME	LOCATION	WHO CAN VOTE

August 21, 2024 at 11:00 a.m., Eastern Daylight Time	Online only at www.virtualshareholdermeeting.com/HELE2024	The record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting is June 18, 2024

Items of Business	Board Recommendation
Proposal 1: To elect the nine nominees to our Board of Directors	✓ FOR each Director nominee
Proposal 2: To provide advisory approval of the Company’s executive compensation	✓ FOR
Proposal 3: To appoint Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm for the 2025 fiscal year and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration
✓ FOR
We will also transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Advance Voting Methods
E-Proxy
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 21, 2024.
In accordance with Securities and Exchange Commission (“SEC”) rules, we are furnishing proxy materials to our shareholders on the Internet, rather than by mail. We believe this e-proxy process expedites our shareholders’ receipt of proxy materials, lowers our costs and reduces the environmental impact of our Annual Meeting. The Notice, Proxy Statement and the Company’s 2024 Annual Report to Shareholders and any other related proxy materials are available on our hosted website at www.proxyvote.com. For additional information, please refer to the section “Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting” in the Proxy Statement. The Notice of Internet Availability of Proxy Materials and, for shareholders who previously requested electronic or paper delivery, the proxy materials, are to be distributed to shareholders on or about July 10, 2024.
By Order of the Board of Directors,
Tessa N. Judge
Chief Legal Officer
July 10, 2024

TELEPHONE 1-800-690-6903

INTERNET www.proxyvote.com

WHETHER OR NOT YOU EXPECT TO VIRTUALLY ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE. IF YOU DO VIRTUALLY ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. MOST SHAREHOLDERS HAVE THREE OPTIONS FOR SUBMITTING THEIR PROXIES PRIOR TO THE ANNUAL MEETING: (1) VIA THE INTERNET, (2) BY PHONE OR (3) BY SIGNING AND RETURNING THE ENCLOSED PROXY. IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO APPOINT YOUR PROXY ON THE INTERNET. IT IS CONVENIENT, AND IT SAVES THE COMPANY SIGNIFICANT POSTAGE AND PROCESSING COSTS.

4	Helen of Troy

TABLE OF CONTENTS

Page
3	MESSAGE FROM OUR CHIEF EXECUTIVE OFFICER
4	NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
6	ABOUT HELEN OF TROY
6	Strategy
7	CEO Succession Plan and Leadership Change
7	Performance Highlights
8	PROXY VOTING ROADMAP
9	Our Director Nominees to the Board of Directors
10	Corporate Governance Highlights
11	Executive Compensation Features
11	Executive Compensation Program Aligned With Shareholders
12	INFORMATION ABOUT SOLICITATION AND VOTING
12	Solicitation of Proxies
13	Voting Securities and Record Date
13	Quorum; Voting
14	Attending and Participating in the Virtual Annual Meeting
15	CORPORATE GOVERNANCE AND BOARD MATTERS
15	Proposal 1: Election of Directors
16	Nominees for the Election of Directors
22	Corporate Governance
31	Director Compensation
33	EXECUTIVE COMPENSATION
33	Proposal 2: Advisory Approval of the Company’s Executive Compensation
34	Compensation Discussion & Analysis
55	Compensation Committee Report
56	Executive Compensation Tables
56	Summary Compensation Table
57	Mininberg Employment Agreement
58	Geoffroy Employment Agreement
59	Grants of Plan-Based Awards in Fiscal Year 2024
60	Outstanding Equity Awards at Fiscal Year-End 2024
61	Option Exercises and Stock Vested During Fiscal Year 2024
61	Equity Compensation Plan Information
64	Potential Payments Upon Termination or Change of Control
71	CEO Pay Ratio for Fiscal Year 2024
72	Pay versus Performance
75	AUDIT COMMITTEE MATTERS

75
Proposal 3: Appointment of Auditor and Independent Registered Public Accounting Firm for the 2025 Fiscal Year and Authorization of the Audit Committee of the Board of Directors to Set the Auditor’s Remuneration

75	Composition
75	Responsibilities
76	Audit and Other Fees Paid to our Independent Registered Public Accounting Firm
77	Audit Committee Report
78	OWNERSHIP OF OUR STOCK
78	Security Ownership of Certain Beneficial Owners and Management
79	Delinquent Section 16(a) Reports
80	ADDITIONAL INFORMATION
80	Certain Relationships - Related Person Transactions
80	Shareholder Proposals
81	Other Matters
81	Householding Materials
81	Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting
82	How to Obtain our Annual Report, Proxy Statement and Other Information about the Company
85	ANNEX-A - NON-GAAP AND OTHER FINANCIAL MEASURES
85	Reconciliation of GAAP Diluted Earnings Per Share (“EPS”) to Adjusted Diluted EPS (Non-GAAP)
86	Reconciliation of GAAP Operating Income and Margin to Adjusted Operating Income and Margin (Non-GAAP)
87	Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA (Non-GAAP)

INDEX OF KEY GOVERNANCE AND RELATED INFORMATION
26	Board Committees and Meetings
24	Board Independence
71	CEO Pay Ratio for Fiscal Year 2024
44	Competitive Pay Position for our NEOs
32	Director Stock Ownership and Compensation Guidelines
53	Prohibition on Pledging and Hedging and Restrictions on Other Transactions Involving Common Stock
30	Shareholder Communications to the Board of Directors
53	Stock Ownership Guidelines of our NEOs

2024 Proxy Statement	5

ABOUT HELEN OF TROY
We provide the below highlights of certain financial information. As this is only a summary, please refer to the complete Proxy Statement, 2024 Annual Report to Shareholders and related materials before you vote.

Helen of Troy Limited (NASDAQ: HELE) is a leading global consumer products company offering creative products and solutions for our customers through a diversified portfolio of well-recognized and widely-trusted brands. We go to market under a number of brands, some of which are licensed. Our portfolio of brands include OXO®, Hydro Flask®, Osprey®, Vicks®, Braun®, Honeywell®, PUR®, Hot Tools®, Drybar®, Curlsmith® and Revlon®, among others.
We have built leading market positions through new product innovation, product quality and competitive pricing. We operate in two business segments: Home & Outdoor and Beauty & Wellness.

Strategy

Fiscal 2024 concluded Phase II of our Transformation Strategy, which produced net sales and organic net sales growth and gross profit margin expansion. We expanded our Leadership Brands and international footprint with the acquisitions of Drybar, Osprey and Curlsmith. We strategically and effectively deployed capital to construct our new distribution facility in Gallaway, Tennessee, repurchased shares of our common stock, and repaid amounts outstanding under our long-term debt agreement. We began publishing an annual ESG Report, which summarizes our ESG strategy and performance, providing further transparency into our ESG efforts. During Phase II, we also initiated a global restructuring plan referred to as “Project Pegasus”, which included the creation of a North America Regional Market Organization responsible for sales and go-to market strategies for all categories and channels in the U.S. and Canada, and further centralization of certain functions under shared services. With fiscal year 2024 marking the conclusion of Phase II, we have delivered compound annual growth rates for net sales revenue of 5.1%, diluted Earnings Per Share (“EPS”) of 1.2% and adjusted diluted EPS of 2.0%.

Fiscal 2025 begins our Elevate for Growth Strategy, which provides our strategic roadmap through fiscal 2030. The long-term objectives of Elevate for Growth include continued organic sales growth, further margin expansion, and accretive capital deployment through strategic acquisitions, share repurchases and capital structure management. The Elevate for Growth Strategy includes an enhanced portfolio management strategy to invest in our brands and grow internationally based upon defined criteria with an emphasis on brand building, new product introductions and expanded distribution.

We are continuing to execute our initiatives under Project Pegasus, which we expect to generate incremental fuel to invest in our brand portfolio and new capabilities. We intend to further leverage our operational scale and assets, including our new state-of-the-art distribution center, improved go-to-market structure with our North America RMO, and our expanded shared service capabilities. We also plan to complete the U.S. geographic consolidation of our Beauty & Wellness businesses, create a centralized marketing organization that embraces next-level data analytics and consumer insight capabilities, and further integrate our supply chain and finance functions within our shared services. Additionally, we are committed to fostering a winning culture and continuing our ESG efforts to support our Elevate for Growth Strategy.

6	Helen of Troy

ABOUT HELEN OF TROY
CEO Succession Plan and Leadership Change
Julien R. Mininberg retired as Chief Executive Officer (the “CEO”) on February 29, 2024, upon the expiration of the term of his Amended and Restated Employment Agreement with the Company, which became effective March 1, 2021 (the “Mininberg Employment Agreement”). Consistent with the Company’s succession plan, in April 2023, the Company announced the appointment of Noel Geoffroy, the Company’s Chief Operating Officer (“COO”), to serve as the Company’s new CEO, effective March 1, 2024. The appointment of Ms. Geoffroy as CEO was unanimously approved by the Board of Directors of the Company. Until his retirement, Mr. Mininberg continued to serve in his role with the Company and assisted with the transition of the CEO role. As contemplated by, and pursuant to the terms of, the Mininberg Employment Agreement, he ceased to serve as a Director effective upon his retirement as CEO.
Performance Highlights
The following summarizes our performance highlights for Phase II of our Transformation Strategy which began in fiscal year 2020 and concluded with the year ended February 29, 2024 (“fiscal year 2024” or “FY24”):

Net sales revenue compound annual growth rate of 5.1% over the past five fiscal years	Operating income compound annual growth rate of 5.5% over the past five fiscal years	Adjusted operating income compound annual growth rate of 4.7% over the past five fiscal years

Diluted EPS from continuing operations compound annual growth rate of 1.2% over the past five fiscal years	Adjusted diluted EPS from continuing operations compound annual growth rate of 2.0% over the past five fiscal years	Adjusted EBITDA (as defined below) compound annual growth rate of 5.7% over the past five fiscal years

Adjusted operating income, adjusted diluted EPS and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) from continuing operations may be considered non-GAAP financial measures as set forth in SEC rules. See “Annex A - Non-GAAP Measures” for a reconciliation of non-GAAP financial measures to our results as reported under GAAP and an explanation of the reasons why the Company believes the non-GAAP financial information is useful and the nature and limitations of the non-GAAP financial measures. On December 20, 2017, we completed the divestiture of the Nutritional Supplements segment through the sale of Healthy Directions LLC and its subsidiaries to Direct Digital, LLC. Following the sale, we no longer consolidate our former Nutritional Supplements segment’s operating results. All results presented above are from continuing operations, which exclude the operating results from the former Nutritional Supplements segment for all periods presented. Fiscal year 2020 includes approximately five weeks of operating results from Drybar Products LLC, acquired on January 23, 2020 and a full year of operating results in each subsequent fiscal year. Fiscal year 2022 includes approximately nine weeks of operating results from Osprey Packs, Inc. (“Osprey”), acquired on December 29, 2021 and a full year of operating results in each subsequent fiscal year. Fiscal year 2023 includes approximately forty-five weeks of operating results from Curlsmith, acquired on April 22, 2022 and a full year of operating results in fiscal year 2024.

2024 Proxy Statement	7

PROXY VOTING ROADMAP
We provide the below highlights of certain information in this Proxy Statement. All references in this Proxy Statement to “fiscal year” or “FY” refer to our fiscal year ending on the last day in February of that year. As this is only a summary, please refer to the complete Proxy Statement and related materials before you vote.

VOTING MATTERS:	Voting Recommendation of the Board
Proposal

Elect the nine nominees to our Board of Directors	✓ FOR each nominee
Provide advisory approval of the Company’s executive compensation	✓ FOR
Appoint Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm for the 2025 fiscal year and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration
✓ FOR

8	Helen of Troy

PROXY VOTING ROADMAP
Our Director Nominees to the Board of Directors

		Director Since	Independent Director	Board Committee Membership
Director Primary Occupation	Age			A	C	N	G

Noel M. Geoffroy Chief Executive Officer Helen of Troy Limited	53	2024

Timothy F. Meeker Chairman President & Principal Meeker & Associates	77	2004	✓			■

Krista L. Berry Retired, Chief Revenue Officer Everlane Inc.	59	2017	✓	■		■	■

Vincent D. Carson Retired, Chief Legal Officer and Secretary Helen of Troy Limited	64	2018	✓		■	■

Thurman K. Case Retired, Chief Financial Officer Cirrus Logic, Inc.	67	2017	✓	■, E			■

Tabata L. Gomez Chief Marketing Officer McCormick & Company, Inc.	43	2022	✓				■

Elena B. Otero Retired, Chief Marketing Officer - International The Clorox Company	59	2022	✓		■

Beryl B. Raff Retired, Chairman & CEO Helzberg Diamond Shops, Inc.	73	2014	✓	■

Darren G. Woody President & CEO Jordan Foster Construction, LLC	64	2004	✓		■	■	■

A Audit	C Compensation	N Nominating	G Corporate Governance
E Audit Committee Financial Expert			■	Chair	■	Member

2024 Proxy Statement	9

PROXY VOTING ROADMAP
Board Nominees Snapshot

BOARD INDEPENDENCE	BOARD GENDER DIVERSITY

Key Areas of Skills and Experience

8/9	Industry / Product Knowledge	6/9	Financial / Accounting	5/9	Mergers / Acquisitions

6/9	Multinational Operations	2/9	Information Technology / Digital / Cybersecurity	9/9	Corporate Strategy / Governance

6/9	Sales / Marketing
Corporate Governance Highlights
We are committed to a corporate governance approach that ensures mutually beneficial results for the Company and its shareholders. In pursuit of this approach, we have implemented the following policies:
▪We maintain separate roles for Chairman and CEO.
▪We require majority voting for all Directors.
▪We require annual election for all Directors.
▪Our Nominating Committee’s policy is to review Director qualifications and skill sets on an annual basis to maintain a balance between refreshed and seasoned Directors with knowledge of the Company’s business who reflect diverse backgrounds, qualifications and personal characteristics, including gender, race, ethnicity and age.
▪The Board receives regular reports and updates on key areas of strategy and risk for the Company, including, cybersecurity, climate change and ESG, and talent and human capital management.
▪We maintain stock ownership guidelines for both our Directors and executive officers, further aligning them with our shareholders.
▪We require independent Directors to meet in executive session without management present at every regular Board meeting and throughout the year as needed.
▪The Board of Directors periodically evaluates the rotation of committee membership and chairs.

10	Helen of Troy

PROXY VOTING ROADMAP
Executive Compensation Features
Overall, our executive compensation program emphasizes performance- and equity-based compensation to align it with shareholder interests and includes other practices that we believe serve shareholder interests such as paying for performance and maintaining policies relating to clawbacks of incentive awards and prohibitions on hedging or pledging Company stock.
Important features of our executive compensation program include the following:

Feature	Terms
Rigorous Performance Metrics	Established rigorous performance goals based on multiple metrics that are not duplicative between short-term and long-term incentive awards.
Long-Term Incentives	Established multi-year performance periods for long-term incentive awards, with minimum vesting periods for Company equity grants.
Pay for Performance
Our executive compensation programs are designed to demonstrate our execution on our pay for performance philosophy. Approximately 88% of target CEO pay and an average of 55% of target pay (excluding Mr. Grass’s interim CFO compensation) for our other named executive officers in fiscal year 2024 was at risk based on performance of the Company.

Executive Compensation Program Aligned With Shareholders
Our executive compensation program is aligned with Company performance. During fiscal year 2024, we navigated through a challenging macroeconomic environment including continued inflationary pressures, higher interest rates, lower and shifting consumer demand, and resulting reduced orders from retail customers as they rebalanced trade inventory levels. Our incentive plan results reflect Company performance. For fiscal year 2024, we made payouts to our NEOs based upon a blended 76.3% achievement of the target award measures under our annual incentive plan and we made no payouts under our long-term incentive plan. This aligns with our performance and financial results.

2024 Proxy Statement	11

INFORMATION ABOUT SOLICITATION AND VOTING
Solicitation of Proxies
The accompanying proxy is solicited by the Board of Directors of Helen of Troy Limited (the “Company”) for use at its Annual General Meeting of Shareholders to be held virtually on Wednesday, August 21, 2024, promptly at 11:00 a.m., Eastern Daylight Time, and at any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders. The Annual Meeting will be held in a virtual-only meeting format via live webcast at:
www.virtualshareholdermeeting.com/HELE2024
There will be no physical meeting location as the Annual Meeting will be conducted via webcast. If you plan to attend the Annual Meeting virtually, please review the instructions for attendance included in the “Attending and Participating in the Virtual Annual Meeting” section of this Proxy Statement. A proxy may be revoked by filing a written notice of revocation or an executed proxy bearing a later date with the Secretary of the Company any time before exercise of the proxy or by attending the Annual Meeting and voting online. The Notice of Internet Availability of Proxy Materials and, for shareholders who previously requested electronic or paper delivery, the proxy materials are to be distributed to shareholders on or about July 10, 2024.
If you complete and submit your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy as follows:
▪FOR electing the nine nominees to the Board of Directors, as set forth in Proposal 1.
▪FOR the advisory approval of the Company’s executive compensation, as set forth in Proposal 2.
▪FOR the appointment of Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm for the 2025 fiscal year and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration, as set forth in Proposal 3.
In addition, if other matters are properly presented for voting at the Annual Meeting or any adjournment thereof, the persons named as proxies will vote on such matters in accordance with their judgment. We have not received notice of other matters that may properly be presented for voting at the Annual Meeting. Your vote is important. If you do not vote your shares, you will not have a say in the important issues to be voted upon at the Annual Meeting. For Proposal 1, each nominee for Director receiving a majority of the votes cast (the number of shares voted “for” a Director nominee must exceed the number of votes cast “against” that nominee) at the Annual Meeting in person or by proxy shall be elected. To pass, Proposals 2 and 3 require an affirmative vote of a majority of the votes cast on each such proposal at the Annual Meeting. To ensure that your vote is recorded promptly, please submit your proxy as soon as possible, even if you plan to attend the Annual Meeting virtually.
The Annual Report to Shareholders for fiscal year 2024, including financial statements, is available on our hosted website at www.proxyvote.com. It does not form any part of the material provided for the solicitation of proxies. The financial statements for the 2024 fiscal year and the auditor’s report thereon will be laid before the shareholders at the Annual Meeting.
The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, officers and associates of the Company may solicit the return of proxies by telephone, facsimile, electronic mail, personal interview, and other methods of communication.
We will request brokerage houses and other nominees, fiduciaries and custodians to forward soliciting materials to beneficial owners of the Company’s common shares, par value $0.10 per share (the “Common Stock”), for which we will, upon request, reimburse the forwarding expense.

12	Helen of Troy

INFORMATION ABOUT SOLICITATION AND VOTING
Voting Securities and Record Date
The close of business on June 18, 2024, is the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of June 18, 2024, there were 22,813,316 shares of Common Stock issued and outstanding, each entitled to one vote per share.
Quorum; Voting
Shareholders may hold their shares either as a “shareholder of record” or as a “street name” holder. If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares and this Proxy Statement is being provided directly to you by the Company. If your shares are held in a brokerage account or by another nominee, you are considered to be the beneficial owner of shares held in “street name,” and these proxy materials, together with a voting instruction card, are being forwarded to you by your broker, trustee or other nominee. As the beneficial owner of the shares, you have the right to direct your broker, trustee or other nominee how to vote.
The presence of two or more persons and representing throughout the Annual Meeting, virtually or by proxy, at least a majority of the issued shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Virtual attendance at the Annual Meeting constitutes presence for purposes of a quorum.
Abstentions and broker non-votes are also counted for purposes of determining whether a quorum is present. “Broker non-votes” occur when shares held in street name by a broker or nominee are represented at the Annual Meeting, but such broker or nominee is not empowered to vote those shares on a particular proposal because the broker has not received voting instructions from the beneficial owner.
Under the rules that govern brokers who are voting with respect to shares held by them in street name, if the broker has not been furnished with voting instructions by its client at least ten days before the Annual Meeting, those brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the appointment of the auditor and related matters, submitted to the shareholders in Proposal 3. Non-routine matters include the election of Directors submitted to shareholders in Proposal 1 and the advisory approval of the Company’s executive compensation submitted to shareholders in Proposal 2. As a result, with regard to Proposals 1 and 2, brokers have no discretion to vote shares where no voting instructions are received, and no vote will be cast if you do not vote on those proposals. We therefore urge you to vote on ALL of the proposals.
If a quorum is present, for Proposal 1, each nominee for Director receiving a majority of the votes cast (the number of shares voted “for” a Director nominee must exceed the number of votes cast “against” that nominee) at the Annual Meeting in person or by proxy shall be elected. For Proposal 3, the resolution in Proposal 3 will pass with the affirmative vote of the majority of the votes cast at the Annual Meeting in person or by proxy. For Proposal 2, the advisory votes on the executive compensation are non-binding. Although the vote of Proposal 2 is non-binding, the Compensation Committee and the Board of Directors will review and carefully consider the outcome of those advisory votes and those opinions when making future decisions regarding executive compensation programs. Notwithstanding the advisory nature of the vote, the resolution in Proposal 2 will be considered passed with the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy. Abstentions and broker non-votes are not counted in determining the total number of votes cast and will have no effect with respect to any of the proposals because abstentions and broker non-votes are not considered to be votes cast under the applicable laws of Bermuda. Furthermore, because brokers, banks and other nominees that do not receive voting instructions may generally vote on Proposal 3 in their discretion since it is considered a routine proposal, broker non-votes are not expected for this matter.
If within half an hour from the time appointed for the Annual Meeting to begin a quorum is not present in person or by proxy, the Annual Meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place the Board of Directors may determine, provided that at least two persons are present in person at such adjourned meeting and representing throughout such meeting, in person or by proxy, at least a majority of the issued shares of Common Stock entitled to vote. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the Annual Meeting as originally called.

2024 Proxy Statement	13

INFORMATION ABOUT SOLICITATION AND VOTING
Attending and Participating in the Virtual Annual Meeting
This year’s Annual Meeting will be accessible through the Internet so our shareholders can participate from any geographic location with Internet connectivity. There will be no physical meeting location for the Annual Meeting. We have worked to offer the same participation opportunities as were provided at the in-person portion of our past meetings, while providing an online experience available to all shareholders regardless of their location.
You are entitled to virtually attend and participate in the Annual Meeting only if you were a shareholder or joint shareholder as of the close of business on June 18, 2024, the record date. All shareholders who want to attend the virtual Annual Meeting must use their issued control number to access the site.
To virtually attend and participate in the Annual Meeting, including to vote, you must access the Annual Meeting website at www.virtualshareholdermeeting.com/HELE2024 and enter the 16-digit control number found on the Notice of Internet Availability of Proxy Materials or on the proxy card or voting instruction card provided to you with this Proxy Statement, or that is set forth within the body of the email sent to you with the link to this Proxy Statement. We encourage you to access the Annual Meeting prior to the start time. Please allow ample time for online check-in, which will begin at 10:45 a.m. Eastern Daylight Time. If you have difficulty accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log in page. We will have technicians available to assist you.
Regardless of whether you plan to virtually attend and participate in the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Accordingly, we encourage you to log on to www.proxyvote.com and vote in advance of the Annual Meeting.
We welcome questions from shareholders. If you wish to submit a question, you may do so in two ways. You may ask questions before the Annual Meeting by logging into www.proxyvote.com and entering your 16-digit control number. Alternatively, if you want to submit a question during the Annual Meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/HELE2024 following the instructions noted above.
Questions pertinent to Annual Meeting matters will be answered during the meeting, subject to time constraints. Questions not complying with our Annual Meeting rules of conduct will not be answered. Any questions pertinent to Annual Meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at www.helenoftroy.com and will remain available for at least one year after the date of the Annual Meeting. Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our Annual Meeting rules of conduct, which shareholders can view during the meeting at the virtual meeting website or during the ten days prior to the Annual Meeting at www.proxyvote.com. Shareholders can also access copies of this Proxy Statement and our Annual Report to Shareholders for the 2024 fiscal year during the Annual Meeting at the virtual meeting website.

14	Helen of Troy

CORPORATE GOVERNANCE AND BOARD MATTERS

Proposal 1: Election of Directors
The bye-laws of the Company state the number of our Directors shall be established by the Board of Directors from time to time but shall not be less than two. The Board of Directors has fixed the number of Directors at nine members.
Each nominee has consented to serve as a Director if elected. Based on the recommendation of the Nominating Committee, the Board of Directors has nominated the nine candidates set forth below for election to the Board of Directors. All of the nominees, except for Noel Geoffroy, were elected as directors by shareholders at the 2023 annual general meeting of shareholders and are being presented for re-election at the Annual Meeting. Ms. Geoffroy, who was appointed to the Board of Directors upon her succession as the Company’s Chief Executive Officer on March 1, 2024, is not considered an independent Director as defined in the applicable listing standards for companies traded on the NASDAQ Stock Market LLC (“NASDAQ”). The Board of Directors has determined that the remaining eight candidates, Krista L. Berry, Vincent D. Carson, Thurman K. Case, Tabata L. Gomez, Timothy F. Meeker, Elena B. Otero, Beryl B. Raff, and Darren G. Woody are considered independent Directors. Therefore, the majority of persons nominated to serve on our Board of Directors are independent as so defined. Each Director elected shall serve as a Director until the next annual general meeting of shareholders or until his or her successor is elected or appointed.
Vote Required for Approval and Recommendation
The receipt of a majority of the votes cast (the number of shares voted “for” a Director nominee exceeding the number of votes cast “against” that nominee) at the Annual Meeting is required to elect each of the nine nominees for Director. In the event that any of the Company’s nominees are unable to serve, proxies will be voted for the substitute nominee or nominees designated by our Board of Directors, or will be voted for fewer than nine nominees, as the Board may deem advisable in its discretion.

✓	THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” EACH OF THE NINE NOMINEES SET FORTH BELOW.

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CORPORATE GOVERNANCE AND BOARD MATTERS
Nominees for the Election of Directors
Set forth below are descriptions of the business experience of the nominees for election to our Board of Directors, as well as their qualifications:

NOEL M. GEOFFROY

CEO and Director Since: 2024

Committees: None Age: 53

Biographical Information
Ms. Geoffroy joined the Company in May 2022 and has served as its CEO since March 1, 2024. Prior to her appointment as the CEO, she served as the Company’s COO. Prior to joining the Company, Ms. Geoffroy served as Head of North America Consumer Healthcare at Sanofi S.A., a global healthcare company, and had held such position since January 2019. Prior to that time, she served in various leadership roles from December 2012 to December 2018 at Kellogg Company, an American multinational food manufacturing company, most recently President, US Frozen Foods. Ms. Geoffroy earned her undergraduate degree from Clemson University and her MBA from the University of Virginia.
Key Qualifications
Ms. Geoffroy brings over 25 years of experience in consumer-facing businesses at recognized brands and organizations, an innovative mindset, operational expertise, and seasoned leadership skills. As our CEO, Ms. Geoffroy provides essential oversight of the business and organization, and a link between management and the Board of Directors. She provides crucial insight to the Board on the Company’s strategic planning and operations. Ms. Geoffroy also plays a key role in communication with shareholders and in leading the Company’s organizational vision and strategy. Ms. Geoffroy also oversees the global business and the strategy and execution of several of the Company’s major transformation projects, a continuation from her time as COO.

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TIMOTHY F. MEEKER

Director Since: 2004 Chairman Since: 2014

Committees: Nominating (Chair) Age: 77

Biographical Information
Since 2002, Mr. Meeker has served as President & Principal at Meeker and Associates, a privately-held management consulting firm. Mr. Meeker served as Senior Vice President, Sales & Customer Development for Bristol-Myers Squibb, a consumer products and pharmaceutical company, from 1996 through 2002. From 1989 to 1996, Mr. Meeker served as Vice President of Sales for Bristol-Myers’ Clairol Division.
Key Qualifications
Mr. Meeker has over forty years of experience in the consumer products industry resulting in extensive general management experience with responsibilities for sales, distribution, finance, human resources, customer service and facilities. In addition, he has a valued perspective on operational matters that is an asset to the Board of Directors. Mr. Meeker has served as a chairman of the National Association of Chain Drug Stores advisory committee, which allows him to bring an extensive understanding of retail mass market sales and marketing to our Board of Directors.

KRISTA L. BERRY

Director Since: 2017

Committees: Audit, Nominating and Corporate Governance (Chair) Age: 59

Biographical Information
Ms. Berry most recently served as the Chief Revenue Officer at Everlane Inc., a digitally based retail start up, from 2017 to 2018. Prior to that, Ms. Berry served as the Chief Digital Officer and Executive Vice President of Multi Channel of Kohl’s Corporation, a department store retail chain, from 2012 to 2016. Prior to her tenure at Kohl’s, Ms. Berry served as the General Manager of North America Direct to Consumer at Nike, Inc., a multinational footwear, apparel, equipment, accessories, and services company, from 2009 to 2011, and as General Manager of North America Digital Commerce from 2007 to 2009. Ms. Berry also held various management positions and leadership roles at Target Corporation, a retail company, from 1987 to 2007. Ms. Berry serves as an Advisory Board Member of Amer Sports. Previously, Ms. Berry served on the Board of Directors of BazaarVoice from 2017 to 2019.
Key Qualifications
Ms. Berry brings retail and direct to consumer leadership experience in global brands and startups to the Board of Directors, with over twenty years of digital experience, as well as critical knowledge surrounding consumer insights, digital data, social media and product merchandising.

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CORPORATE GOVERNANCE AND BOARD MATTERS

VINCENT D. CARSON

Director Since: 2018

Committees: Compensation and Nominating Age: 64

Biographical Information
In August 2018, Mr. Carson retired from his positions as the Company’s Chief Legal Officer and Secretary, which he had held since May 2014. Prior to his appointment as Chief Legal Officer and Secretary, he served in the capacity of Vice President, General Counsel and Secretary from November 2001 to September 2010. From September 2010 to April 2014, he served as Senior Vice President, General Counsel, and Secretary of the Company. Prior to joining the Company, Mr. Carson had a 16-year legal career in private practice in El Paso, Texas.
Key Qualifications
As a result of his prior service as the Company’s Chief Legal Officer and Secretary, Mr. Carson brings his unique knowledge of the Company and our industry to the Board of Directors. This experience and knowledge of the Company’s structure, the consumer products industry and Federal, state, local and foreign jurisdictions bring great value and benefit to our Board of Directors and the Company.

THURMAN K. CASE

Director Since: 2017

Committees: Audit (Chair) and Corporate Governance Age: 67

Biographical Information
Mr. Case was the Chief Financial Officer of Cirrus Logic, Inc., a leader in high performance, low-power integrated circuits for audio and voice signal processing applications, from February 2007 to May 2022. Prior to that, Mr. Case served in various positions at Cirrus Logic, including as Vice President, Treasurer, Financial Planning and Analysis from 2004 to 2007, Vice President, Finance from 2002 to 2004, and Director of Finance from 2000 to 2002. Before his tenure at Cirrus Logic, Mr. Case served in a variety of financial leadership positions, including at Case Associates, Inc. and Public Service Company of New Mexico, an electric utilities company. Mr. Case serves on the Board of Directors for Triad Semiconductor. Mr. Case received a Bachelor of Economics degree and a Master of Business Administration from New Mexico State University.
Key Qualifications
Mr. Case brings broad experience in business strategy, operations, accounting, information technology, mergers and acquisitions, auditing and SEC reporting matters to the Board of Directors. In addition, his experience as a public company executive contributes to his knowledge of corporate governance and public company matters.

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TABATA L. GOMEZ

Director Since: 2022

Committees: Corporate Governance Age: 43

Biographical Information
Ms. Gomez has served as the Chief Marketing Officer of McCormick & Company Inc. (“McCormick”), a spice and extract manufacturing company, since November 2023. In her role, she leads the global marketing organization and is a member of the Global Operating Committee of McCormick. Prior to joining McCormick, Ms. Gomez had served as Chief Marketing Officer for the Tools & Outdoor segment of Stanley Black & Decker Inc., a manufacturer of industrial tools and household hardware, since September 2022, where she oversaw a $14 billion portfolio of brands. She also served as President of the Global Hand Tools, Accessories & Storage Group, a business unit within Stanley Black & Decker, Inc. Prior to her time at Stanley Black & Decker, Ms. Gomez worked at Coty, Inc., a manufacturer and marketer of fragrances, cosmetics, hair care and other beauty products, where she was Vice President of Rimmel. She also spent 13 years at The Procter & Gamble Company in the United States, Europe, and Latin America where she served in roles of increasing responsibility in brand management, marketing and innovation. Ms. Gomez holds a Bachelor of Arts in International Relations from the Universidad Iberoamericana in Mexico City and she speaks several languages.
Key Qualifications
Ms. Gomez brings expertise in global marketing, brand leadership, profit & loss management and licensed product management to the Board of Directors. With broad international experience in Latin America, Europe and Asia, Ms. Gomez also provides the Board with critical international perspectives.

ELENA B. OTERO

Director Since: 2022

Committees: Compensation Age: 59

Biographical Information
Ms. Otero is a former executive in the international division of The Clorox Company, a manufacturer and marketer of consumer products, where she served as Chief Marketing Officer, eCommerce Officer and Strategy & Growth Officer from 2016 until her retirement in 2021. She previously served as Vice President of Marketing and General Manager of Clorox’s Home Care International business unit from 2010 to 2016 and as Vice President of Marketing and General Manager of Clorox’s Greenworks International business unit from 2008 to 2010. Prior to these roles, Ms. Otero held leadership positions in Latin America from 2002 to 2008, including responsibility for Clorox’s business operations in Puerto Rico, the Caribbean, Central America and South America. Prior to that, from 1990 to 2002, Ms. Otero held marketing leadership positions across multiple categories and brands at The Procter & Gamble Company.
Key Qualifications
Ms. Otero brings to the Board of Directors over thirty years of global consumer products experience, primarily in marketing, growth and strategy, ecommerce, and general management. Her experience in leading global marketing across forty countries also provides the Board with critical international perspectives.

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CORPORATE GOVERNANCE AND BOARD MATTERS

BERYL B. RAFF

Director Since: 2014

Committees: Audit Age: 73

Biographical Information
Since April 2009 until her retirement in July 2022, Ms. Raff served as Chairman and Chief Executive Officer at Helzberg Diamond Shops Inc. (“Helzberg Diamonds”), a jewelry retailer and a wholly-owned subsidiary of Berkshire Hathaway Inc. Through June 2023, Ms. Raff continued to advise and consult the Helzberg Diamonds’ executive team as non-executive Chairman of the Board. From 2005 through April 2009, she served as Executive Vice President-General Merchandise Manager for the fine jewelry division of J.C. Penney Company, Inc., a retailer of apparel and home furnishings. From 2001 through 2005, Ms. Raff served as Senior Vice President-General Merchandise Manager for the fine jewelry division of J.C. Penney. Prior to joining J.C. Penney, Ms. Raff served in various leadership roles at Zale Corporation, a national retail jewelry chain, last serving as its Chairman and Chief Executive Officer. In May 2021, Ms. Raff was appointed to the Board of Directors of Academy Sports and Outdoors, Inc., where she serves as the Chair of the Compensation Committee. Ms. Raff served on the Board of Directors of Group 1 Automotive, Inc., an automotive retail operator, from 2007 to 2015. At Group 1 she was a member of the Compensation Committee of its Board of Directors and Chair of the Governance/Nomination Committee. Ms. Raff served on the Board of Directors of The Michaels Companies, Inc. from September 2014 through April 2021, a national retail chain of arts and crafts specialty stores, and was a member of its Compensation Committee. Ms. Raff has previously served as a Director of the NACD Heartland Chapter, a non-profit organization dedicated to excellence in board leadership. From 2001 through February 2011, Ms. Raff served on the Board of Directors, the Corporate Governance Committee and the Compensation Committee (which she chaired from 2008 to 2011) of Jo-Ann Stores, Inc., a national specialty retailer of craft, sewing and decorating products. Ms. Raff graduated from Boston University with a Bachelor of Business Administration degree and from Drexel University with a Master of Business Administration.
Key Qualifications
Ms. Raff is well known throughout the retail industry and brings to the Board of Directors her experience and perspective as an outstanding merchant and multi-store retail executive. The Board benefits from Ms. Raff’s extensive knowledge of the retail industry and her valuable insight on how the Company can best serve its retail partners. Ms. Raff’s current and previous service on other boards, including public companies, also provides important perspectives on key corporate governance matters.

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DARREN G. WOODY

Director Since: 2004

Committees: Compensation (Chair), Nominating and Corporate Governance Age: 64

Biographical Information
Mr. Woody is President and Chief Executive Officer of Jordan Foster Construction, LLC, a construction firm with offices in Austin, Dallas, El Paso, Houston, and San Antonio, Texas and field operations throughout the Southwest. The firm specializes in highway, military, commercial, and multi-family construction. He has served in this capacity since August of 2000. Previously, Mr. Woody was a partner in the law firm of Krafsur, Gordon, Mott, Davis and Woody P.C., where he specialized in real estate, business acquisitions and complex financing arrangements. Mr. Woody also served on the Board of Directors of Construction Insurance and Risk Captive of America, Limited (CIRCA), a licensed group reinsurance company from 2021 to 2023.
Key Qualifications
Mr. Woody brings a multi-disciplined perspective to our Board of Directors given his executive leadership and legal experience. This background enables him to provide valuable input with regard to many of the Company’s legal matters, significant transactional negotiations and the management of challenging complex projects.

The following charts summarize the independence and gender diversity of the Director nominees:

BOARD INDEPENDENCE	BOARD GENDER DIVERSITY

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CORPORATE GOVERNANCE AND BOARD MATTERS
The table below summarizes the key areas of skills and experience that our Nominating Committee and Board of Directors considered in nominating these Directors as well as their self-identified demographic background:

	Geoffroy	Meeker	Berry	Carson	Case	Gomez	Otero	Raff	Woody
Key Areas of Skills and Experience
Industry / Product Knowledge	■	■	■	■	■	■	■	■
Multinational Operations	■		■	■	■	■	■
Sales / Marketing	■	■	■			■	■	■
Financial / Accounting	■	■	■		■			■	■
Information Technology / Digital / Cybersecurity			■		■
Mergers / Acquisitions	■			■	■		■		■
Corporate Strategy / Governance	■	■	■	■	■	■	■	■	■
Board Diversity Matrix - Demographic Background (as of June 21, 2024)
Gender Expression	Female	Male	Female	Male	Male	Female	Female	Female	Male
Hispanic or Latinx						■	■
White	■	■	■	■	■			■	■
To see our Board Diversity Matrix as of June 23, 2023, please see the proxy statement filed with the SEC on that date. For additional information on each director’s qualifications, see our director biographies above.
Corporate Governance
Corporate governance is typically defined as the system that allocates duties and authority among a company’s shareholders, Board of Directors and management. The shareholders elect the Board and vote on extraordinary matters.
Our Corporate Governance Guidelines, as well as our Code of Ethics, and the charters of the Audit Committee, Compensation Committee, Nominating Committee, and Corporate Governance Committee (the “Governance Committee”) of the Board of Directors are available under the “Governance” heading of the Investor Relations page of our website at the following address: www.helenoftroy.com.
The Company believes that it is in compliance with the corporate governance requirements of the NASDAQ listing standards. The principal elements of these governance requirements as implemented by the Company are:
▪affirmative determination by the Board of Directors that a majority of the Directors are independent;
▪regularly scheduled executive sessions of independent Directors; and
▪Audit Committee, Nominating Committee, Governance Committee and Compensation Committee comprised of independent Directors and having the purposes, responsibilities and authority as described below under the separate committee headings and set forth in their respective charters.

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Board Composition and Structure
Identifying Nominees for Election to the Board
The Nominating Committee’s current process for identifying and evaluating nominees for Director positions consists of general periodic evaluations of the size and composition of the Board of Directors, applicable listing standards and laws, and other appropriate factors with a goal of maintaining continuity of appropriate industry expertise, business experience, leadership skills and knowledge of the Company. The Nominating Committee looks for a number of personal attributes in selecting candidates as specified in our Corporate Governance Guidelines including:
▪sound reputation and ethical conduct;
▪business and professional activities that are complementary to those of the Company;
▪the availability of time and a willingness to carry out their duties and responsibilities effectively;
▪an active awareness of changes in the social, political and economic landscape;
▪an absence of any conflicts of interest;
▪a level of health that allows for attendance and active contribution to most Board and committee meetings;
▪limited service on other boards; and
▪a commitment to contribute to our overall performance, placing it above personal interests.
As specified in our Corporate Governance Guidelines, the Nominating Committee makes efforts to maintain members on the Board who have substantial and direct experience in areas of importance to the Company. Our Nominating Committee charter provides that the Nominating Committee will seek to include candidates who reflect diverse backgrounds, qualifications and personal characteristics, including gender, race, ethnicity and age. The Nominating Committee considers all attributes, business diversity, professional qualifications, and experience of all candidates it believes will benefit the Company and increase shareholder value. The Nominating Committee does not assign specific weight to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. The Company will continue to take the appropriate steps to ensure the Board has the mix of qualifications, skill sets and diversity necessary to promote the long-term interests of the Company’s shareholders.
Shareholder Recommendation of Board Candidates
The Nominating Committee will consider candidates recommended by shareholders. A shareholder desiring to nominate a candidate for election to the Board at the Annual Meeting must provide timely written notice in proper form to the Secretary of the Company, at Clarendon House, 2 Church Street, Hamilton, Bermuda in accordance with our bye-laws. To be in proper form, the notice of a Director nomination should be accompanied by supporting materials required by our bye-laws, including, among other things, written consent of the proposed candidate to serve as a Director if nominated and elected, information about the proposed nominee for Director, information about the shareholder submitting the nomination, and information about any other shareholders or beneficial owners known to support the nomination. The Nominating Committee may request that the shareholder submitting the proposed nominee furnish additional information to determine the eligibility and qualifications of such candidate. Additionally, any candidate recommended by shareholders must meet the general requirements outlined in the Company’s bye-laws and Corporate Governance Guidelines. Any shareholder recommendation will be considered for nomination as a Director at the sole discretion of the Nominating Committee. Neither the Board of Directors nor the Nominating Committee is required to nominate for election any shareholder nominee recommendation. We did not receive any such Director nominee recommendations for this year’s Annual Meeting. Under the Company’s bye-laws, if a shareholder intends to nominate a person for election to the Board of Directors directly (rather than by recommending such person as a candidate to our Nominating Committee), the shareholder must submit the nomination as described in the Proxy Statement under “Shareholder Proposals.”

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CORPORATE GOVERNANCE AND BOARD MATTERS
Board Independence
The Board has determined that the following Directors and nominees for election at the Annual Meeting are independent Directors as defined in the NASDAQ listing standards: Mr. Meeker, Ms. Berry, Mr. Carson, Mr. Case, Ms. Gomez, Ms. Otero, Ms. Raff and Mr. Woody. Other than Ms. Geoffroy, our CEO, each member of the Board, including each person nominated to serve on our Board of Directors, is independent, as so defined, and each person who served on the Board in fiscal year 2024, other than Mr. Mininberg, was independent, as so defined. The foregoing independence determination of our Board of Directors included the determination that each of these eight nominated independent Directors, if elected and appointed to the Audit Committee, Compensation Committee, Governance Committee or Nominating Committee, respectively, is:
▪independent for purposes of membership on the Audit Committee under Rule 5605(c)(2) of the NASDAQ listing standards, that includes the independence requirements of Rule 5605(a)(2) and additional independence requirements under SEC Rule 10A-3(b);
▪independent under the NASDAQ listing standards for purposes of membership on the Nominating Committee; and
▪independent under the NASDAQ listing standards and applicable SEC rules for purposes of membership on the Compensation Committee, and as a “non-employee Director” under SEC Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Separation of Chairman and CEO Roles
The Board has separated the roles of the Chairman and the CEO in order to further diversify and strengthen its leadership structure. The Board separated these roles in recognition of the differences between the two roles and the value to the Company of having the distinct and different perspectives and experiences of a separate independent Chairman and CEO. Our CEO is responsible for the day-to-day management and supervision of the business and affairs of the Company (such as reviewing performance and allocating resources as the Company’s chief executive decision maker) and for ensuring that the directives of the Board are implemented. Our Chairman, on the other hand, is independent of management and is charged with presiding over all meetings of the Board and our shareholders and providing advice and counsel to the CEO and the Company’s other officers regarding our business and operations, as well as focusing on oversight and governance matters.
By separating the roles of CEO and Chairman, our CEO is able to focus his or her time and energy on managing the Company’s complex daily operations, while our Chairman can devote his time and attention to addressing matters relating to the responsibilities of our Board. Our CEO and Chairman have an excellent working relationship, and, with more than forty years of experience in the consumer products industry, our Chairman is well positioned to provide our CEO with guidance, advice, and counsel regarding the Company’s business, operations and strategy. Moreover, we believe that having a separate Chairman focused on oversight and governance matters allows the Board to more effectively perform its risk oversight role as described below. In connection with the Board’s self-evaluation process, as required by our Corporate Governance Guidelines, the Board evaluates its organization and processes to ensure that it is functioning effectively. For the foregoing reasons, we believe that our separate CEO/Chairman structure continues to be the most appropriate and effective leadership structure for the Company and our shareholders.

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The Board’s Oversight Responsibilities
Risk Oversight
Our management is responsible for the ongoing assessment and management of the risks we face, including risks relating to capital structure, strategy, liquidity and credit, financial reporting and public disclosure, operations, acquisition and divestitures, technology and cybersecurity, governance, and legal and regulatory. The Board oversees management’s policies and procedures in addressing these and other risks and receives regular reports from senior management on areas of material risk to the Company. Additionally, each of the Board’s four committees (Audit Committee, Compensation Committee, Nominating Committee, and Governance Committee) monitor and report to the Board those risks that fall within the scope of such committee’s area of oversight responsibility. Accordingly, our Board committees have specific oversight responsibilities relating to certain aspects of risk management:

Our Audit Committee	Our Compensation Committee	Our Nominating Committee	Our Governance Committee
Directly oversees risk management relating to financial reporting, public disclosure, legal and regulatory compliance, data protection and cybersecurity. Additionally, periodically reviews with management the Company's disclosure controls and procedures, internal controls for financial reporting purposes and systems and procedures. Also responsible for assessing the steps management has taken to monitor and control these risks and exposures and evaluating guidelines and policies with respect to our risk assessment and risk management.

Directly oversees risk management relating to associate compensation, including any risks of compensation programs encouraging excessive risk-taking. For further information, see “Executive Compensation– Compensation Risks.”

Directly oversees risk management relating to Director nomination, including periodically assessing, developing and communicating with the Board concerning the appropriate criteria for nominating and appointing directors. Also considers matters associated with the independence of our Board. Additionally, oversees an annual review of the performance of the Board and its committees.

Directly oversees risk management regarding corporate governance, including periodically assessing the effectiveness of the Company's corporate governance policies in light of the applicable listing standards and laws. Also oversees programs relating to ESG matters and periodically evaluates the effectiveness of the Company's ESG programs and policies. Additionally, periodically evaluates the effectiveness of the Company's succession plans for the Company's senior management.

Management identifies risks, designates associated “risk owners” within the organization and receives appropriate reports from the various risk owners as conditions change. Management works with the respective Board committees as outlined above to communicate risk factors to the Board and to enable the Board to understand our risk identification, risk management and risk mitigation measures relating to strategic matters. Additional review or reporting of risks is conducted by management as needed or when requested by the Board or a committee. Additionally, the Chairman, working with the Audit Committee and the Governance Committee, assess corporate governance practices and risks.
ESG Initiatives
We recognize that a thriving society and environment are key to the long-term success of any business. We are, therefore, committed to not only responding to the evolving needs of our key stakeholder groups, but also to strategically addressing our environmental and social impacts. We live our principles and embed them into how we operate our businesses and organization. It is our aim that through this work we continually earn the engagement, loyalty and pride of our consumers, associates, customers, shareholders, and the communities in which we live and operate.

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CORPORATE GOVERNANCE AND BOARD MATTERS
We seek to maintain a best-in-class level of corporate governance on behalf of our stakeholders, including our associates, customers, consumers, communities, and shareholders. We also recognize the importance of environmental and social factors related to how we operate our business. We continued to enhance and consolidate our ESG efforts and accelerate programs related to DEI&B to support our Phase II Transformation that concluded at the end of fiscal 2024, and we will continue these efforts as we begin our Elevate for Growth Strategy.
The Governance Committee has oversight of ESG-related matters, including those related to climate change and DEI&B. Our ESG Task Force, which includes associate representatives from our business segments and global shared services, in conjunction with our Vice President, Global ESG, leads the development and implementation of our strategic ESG plan. Our Vice President, Global ESG, who reports to the Chief Legal Officer, reports regularly to the Board on these matters with ESG as a standing agenda item at scheduled quarterly Board meetings. Our goal is to align our ESG performance with relevant standards and guidelines, such as those established by the Sustainability Accounting Standards Board (“SASB”), the Task Force on Climate Finance Disclosures (“TCFD”) and the Global Reporting Initiative (“GRI”). In June 2024, we published our ESG Report, which aligns with relevant standards and guidelines such as those established by the SASB, the TCFD and the GRI. Our ESG Report summarizes our ESG strategy and performance, including in the areas of climate change, DEI&B and human capital, and environmental and natural capital management.
We are implementing a system that is designed to minimize negative impacts of our practices on the environment and we continue to work on initiatives to reduce emissions in our supply chain and product use. As part of these efforts, and in order to strengthen our support of climate action, we became a signatory of ‘We Mean Business’, a coalition of organizations and businesses with a goal of catalyzing business action to accelerate the transition to a zero-carbon economy. With our participation in this coalition, we intend to (1) report climate change data and measures to the Carbon Disclosure Project aligned with the guidelines of the TCFD, (2) implement a responsible climate policy, and (3) develop targets which were approved in October 2021 by the Science Based Targets initiative.
We will also continue to advance our DEI&B efforts as part of our ESG initiatives to support our focus on attracting and retaining top talent, and to help promote a work environment where everyone has the opportunity to grow to their fullest potential. We believe progress on these ESG initiatives will have a positive impact on our shareholders, consumers, customers, our talented worldwide associates and the communities in which we are proud to live and work. We also believe that a diverse workforce is essential to the long-term success of our business and to the growth, and the well-being, of our associates. We celebrate the diversity of our people and value the unique perspectives they bring to the Company. Across our global Company, we are committed on a global scale to cultivating an inclusive culture where all of our associates can thrive. We are advancing short- and long-term initiatives which include: leadership coaching and training to build awareness and sponsorship, targeted recruitment actions to help increase diversity of new hires, and associate learning programs to build the skills that foster inclusion. Through these initiatives, we seek to stay in touch with the needs of our associates. With this associate input and other key human capital data, we will seek to adapt our approach and actions to continue to advance this priority of the Company.
Information on our website, including in our ESG Report and our ESG Guiding Principles, is not part of this Proxy Statement or any other report we file with, or furnish to, the SEC, except as expressly set forth by specific reference in such filing.
Board Committees and Meetings
Our Board of Directors has four committees: the Audit Committee, the Nominating Committee, the Governance Committee, and the Compensation Committee. Our independent Directors also meet in executive sessions without management present. For further information and composition of these committees, see below and the section “Proxy Voting Roadmap - Our Director Nominees to the Board of Directors.”

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Audit Committee

Committee Chair Thurman K. Case Members Krista L. Berry Beryl B. Raff FY24 Meetings 4
The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter that has been adopted by the Board of Directors.
The primary purposes and responsibilities of the committee are to oversee, on behalf of the Company’s Board of Directors:
(1)the accounting and financial reporting processes and integrity of the Company’s financial statements,
(2)the audits of the Company’s financial statements and the appointment, compensation, qualifications, independence, and performance of our independent registered public accounting firm,
(3)our compliance with legal and regulatory requirements,
(4)the staffing and ongoing operation of our internal audit function, and
(5)working with the full Board, risks related to data protection and cybersecurity.
Other responsibilities:
▪Meets periodically with our CFO and other appropriate officers in the discharge of its duties
▪Reviews the content and enforcement of the Company’s Code of Ethics
▪Consults with legal counsel on various legal compliance matters and on other legal matters if those matters could materially affect our financial statements
The Board of Directors has determined that each of the members of the Audit Committee is independent as previously described. In addition, the Board of Directors determined that Mr. Case qualifies as the “audit committee financial expert” (as defined by in Item 407(d)(5) of Regulation S-K promulgated by the SEC). Additionally, the Board of Directors determined that all of the members of the Audit Committee meet the requirement of the NASDAQ listing standards that each member be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

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CORPORATE GOVERNANCE AND BOARD MATTERS
Compensation Committee

Committee Chair Darren G. Woody Members Elena B. Otero Vincent D. Carson FY24 Meetings 4
The Compensation Committee operates under a written charter that has been adopted by the Board of Directors.
The primary purposes and responsibilities of the committee are to:
(1)evaluate and approve the corporate goals and objectives set by the CEO,
(2)evaluate the CEO’s performance in light of those goals and objectives,
(3)make recommendations to the Board of Directors with respect to CEO and other NEO compensation, incentive compensation plans and equity-based plans,
(4)oversee the administration of our incentive compensation plans and equity-based plans,
(5)make recommendations with respect to non-employee director compensation,
(6)review and discuss with management the Company’s Compensation Discussion & Analysis required by SEC rules and regulations to be included in the Company’s Proxy Statement and annual report on Form 10-K, and
(7)produce an annual report on executive compensation for inclusion in the Company’s proxy statement.
The Board of Directors has determined that the members of this committee are independent as previously described. In addition to formal meetings, the committee also conducted numerous informal telephonic discussions and consulted its legal advisors and independent compensation consultant throughout the year. The Compensation Committee has the independent authority to hire compensation, accounting, legal, or other advisors. The Compensation Committee engaged Frederic W. Cook & Company (“FW Cook”) as its independent compensation consultant to assist the Compensation Committee with its compensation decisions for our named executive officers and Directors for fiscal year 2024. The Compensation Committee has determined that FW Cook had no conflicts of interest relating to its engagement by the Compensation Committee.

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Nominating Committee

Committee Chair Timothy F. Meeker Members Krista L. Berry Darren G. Woody Vincent D. Carson FY24 Meetings 3
The Nominating Committee operates under a written charter that has been adopted by the Board of Directors.
The primary purposes and responsibilities of the Nominating Committee are to:
(1)recommend to our Board of Directors individuals qualified to serve on our Board of Directors for election by shareholders at each annual general meeting of shareholders and to fill vacancies on the Board of Directors, and
(2)develop and communicate with the Board criteria for selecting new Directors.
Other responsibilities:
▪Oversees the evaluation of the Directors and seeks to annually review Director qualifications and skill sets with the goal of maintaining fresh perspectives on the Board and complementing the skill sets of the other Directors
▪Receives recommendations from its members, other members of the Board of Directors, outside advisors, and consultants for candidates to be considered for the Board
▪Receives recommendations from its members or other members of the Board of Directors for candidates to be appointed to committee positions, reviews and evaluates such candidates and makes recommendations to the Board of Directors for nominations to fill or add committee positions

Governance Committee

Committee Chair Krista L. Berry Members Thurman K. Case Tabata L. Gomez Darren G. Woody FY24 Meetings 4
The Governance Committee operates under a written charter that has been adopted by the Board of Directors.
The primary purposes and responsibilities of the Governance Committee are to:
(1)develop, assess and recommend to the Board our corporate governance policies,
(2)evaluate, develop and recommend to the Board succession plans for all of our senior management, and
(3)assist the Board in overseeing programs relating to ESG matters.
Other responsibilities:
▪Works with the Compensation Committee to develop and recommend succession plans to the Board of Directors
▪Periodically evaluate the effectiveness of ESG programs and policies in light of the Company’s corporate goals and objectives and, if appropriate, make recommendations to the Board

2024 Proxy Statement	29

CORPORATE GOVERNANCE AND BOARD MATTERS
Meetings of the Board of Directors and its Committees
The Board of Directors held five regularly scheduled meetings during fiscal year 2024. Each Director who was a member of the Board of Directors in fiscal year 2024 attended at least 80 percent of the Board of Director meetings and committee meetings for which they were members. Our policy regarding Director attendance at the annual general meetings of shareholders is that we encourage and expect, but do not require, the members of the Board of Directors to attend annual general meetings of shareholders. All of our Directors who were members of the Board at the time of the 2023 annual general meeting of shareholders, which was held virtually, attended.
Committee Rotation
The Board will consider the rotation of committee assignments and of committee chairs at such intervals as the Board determines on the recommendation of the Nominating Committee. Consideration of rotation will seek to balance the benefits derived from continuity and experience, on the one hand, and the benefits derived from gaining fresh perspectives and enhancing a Director’s understanding of different aspects of our business and enabling functions. The Board did not rotate any committee chairs in fiscal year 2024.
Executive Sessions
Independent Directors regularly meet without management present. In regard to executive sessions, any independent Director has the authority to call meetings of independent Directors.
Shareholder Communications to the Board of Directors
Any record or beneficial owner of the Company’s Common Stock who has concerns about accounting, internal accounting controls or auditing matters relating to the Company may contact the Audit Committee directly. Any record or beneficial owner of our Common Stock who wishes to communicate with the Board of Directors on any other matter should also contact the Audit Committee. The Audit Committee has undertaken on behalf of the Board of Directors to be the recipient of communications from shareholders relating to the Company. If particular communications are directed to the full Board, independent Directors as a group or individual Directors, the Audit Committee will route these communications to the appropriate Directors or committees so long as the intended recipients are clearly stated.
Communications intended to be anonymous may be made by calling our hotline service at 844-317-9054 or online at www.helenoftroy.ethicspoint.com. If calling, please identify yourself as a shareholder of the Company intending to communicate with the Audit Committee. This third-party service undertakes to forward the communications to the Audit Committee if so requested and clearly stated. You may also send communications intended to be anonymous by mail, without indicating your name or address, to Helen of Troy, 1 Helen of Troy Plaza, El Paso, Texas, 79912, USA, Attention: Chairman of the Audit Committee. Communications not intended to be made anonymously may be made by calling the hotline number or by mail to that address, including whatever identifying or other information you wish to communicate.
Communications from associates or agents of the Company will not be treated as communications from our shareholders unless the associate or agent clearly indicates that the communication is made solely in the person’s capacity as a shareholder.

30	Helen of Troy

CORPORATE GOVERNANCE AND BOARD MATTERS
Director Compensation
Under the Company’s compensation guidelines, the non-employee Directors received annual compensation for their services in the form of a cash retainer equal to $100,000 and pre-tax Common Stock valued at $140,000. No changes were made to the non-employee Directors’ compensation in fiscal year 2024. The grants of Common Stock are made in quarterly equal-value installments on the first business day of each fiscal quarter based on fair market value of the Common Stock as of the close of business of the grant date. The grants of Common Stock fully vest on the grant date. The Chairman of the Board of Directors received additional annual cash compensation of $115,000. The chairperson of each committee of the Board of Directors is entitled to receive the following additional annual cash compensation fees:

Committee	Amount ($)
Audit Committee	20,000
Compensation Committee	20,000
Nominating Committee	15,000
Governance Committee	15,000
No other meeting attendance or committee fees are paid.
FW Cook assists the Board of Directors in the evaluation of the compensation of the Directors. FW Cook works directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in meeting its responsibilities. For further information regarding the compensation consultant, see “Board Committees and Meetings - Compensation Committee.”
Julien R. Mininberg, our former CEO, was the only Director that was an associate of the Company during the fiscal year ended February 29, 2024. Ms. Geoffroy is the only nominee for election to the Board of Directors at the Annual Meeting who is an associate of the Company. Neither Mr. Mininberg nor Ms. Geoffroy receive any remuneration for his or her service as a member of the Board. For further information on the compensation of Mr. Mininberg and Ms. Geoffroy, see “Executive Compensation Tables - Summary Compensation Table.” The following table summarizes the total compensation earned by all non-employee Directors during fiscal year 2024.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Krista L. Berry(3)	115,000	140,000	255,000
Thurman K. Case(4)	120,000	140,000	260,000
Vincent D. Carson	100,000	140,000	240,000
Tabata L. Gomez	100,000	140,000	240,000
Timothy F. Meeker(5)	230,000	140,000	370,000
Elena B. Otero	100,000	140,000	240,000
Beryl B. Raff	100,000	140,000	240,000
Darren G. Woody(6)	120,000	140,000	260,000
(1)All non-employee Directors received a quarterly cash retainer of $25,000.
(2)Non-employee Directors received pre-tax Common Stock for services during the fiscal year. The amounts in this column are based on the grant date fair values of $110.85, $94.02, $122.21 and $110.33 per share on March 1, June 1, September 1, and December 1, 2023, respectively, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). Each of the restricted stock awards vested on the grant date. With respect to stock awards, approximately 30 percent of the value of the grant is settled with cash in order for the Directors to satisfy any tax liabilities associated with the grant.
(3)For her services as Chair of the Governance Committee, Ms. Berry received annual cash fees of $15,000, payable quarterly.
(4)For his services as Chair of the Audit Committee, Mr. Case received annual cash fees of $20,000, paid quarterly.
(5)For his services as Chairman of the Board and Chair of the Nominating Committee, Mr. Meeker received annual cash fees of $115,000 and $15,000, respectively, payable quarterly.
(6)For his services as Chair of the Compensation Committee, Mr. Woody received annual cash fees of $20,000, paid quarterly.

2024 Proxy Statement	31

CORPORATE GOVERNANCE AND BOARD MATTERS
Director Stock Ownership and Compensation Guidelines
The Compensation Committee and the Board of Directors believe that non-employee Directors should own and hold Common Stock to further align their interests and actions with the interests of our shareholders. Accordingly, our non-employee Directors are subject to stock ownership and holding guidelines, which are monitored by the Compensation Committee. The guidelines for our non-employee Directors require our non-employee Directors to hold shares of Common Stock equal in value to at least three times their annual cash retainer. The Compensation Committee will review stock ownership levels as of May 31 of each calendar year based on the average end-of-quarter fair market value of the Company’s common shares over the trailing four quarters. Directors are required to reach the applicable ownership level within five years after first becoming subject to the guidelines. Until a Director reaches the applicable milestone, he or she must hold and may not sell any shares (except to meet tax withholding obligations). Once the ownership level is met, he or she must hold and may not sell shares if doing so would cause his or her ownership to fall below that level. As of the date of this Proxy Statement, all Directors are in compliance with our stock ownership and holding guidelines. Equity awards granted to our non-employee Directors during fiscal year 2024 were granted under the Helen of Troy Limited 2018 Stock Incentive Plan (“2018 Stock Plan”). See “Equity Compensation Plan Information - 2018 Stock Incentive Plan” for additional information.
The Board of Directors also believes compensation arrangements should be flexible enough to allow the Directors to receive a balanced mix of equity and cash. In this respect, the Board of Directors seeks to target Director compensation at a mix that keeps in mind the Board’s guidelines for achieving and maintaining stock ownership. Each Director receives approximately 30 percent of the value of the stock grant award in cash in order to pay any tax liabilities associated with the grant. Equity awards granted to our non-employee Directors vest when granted.

32	Helen of Troy

EXECUTIVE COMPENSATION

Proposal 2: Advisory Approval of the Company’s Executive Compensation
In accordance with Section 14A of the Exchange Act, we are asking shareholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the shareholders of Helen of Troy Limited approve, on an advisory basis, the compensation of the Company’s NEOs disclosed in the Compensation Discussion & Analysis, the Summary Compensation Table and the related compensation tables, notes and narratives in the Proxy Statement for the Company’s 2024 Annual General Meeting of Shareholders.
This advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. The Board of Directors previously recommended, and the shareholders approved, holding an annual “say on pay” advisory resolution. Therefore, the Company’s next “say on pay” advisory resolution after the Annual Meeting will be presented at the 2025 annual general meeting of shareholders.
Our executive compensation program emphasizes performance- and equity-based compensation to align it with shareholder interests. In addition, our executive compensation program includes other practices that we believe serve shareholder interests such as paying for performance, establishing rigorous performance goals and maintaining clawback terms for incentive awards and prohibitions on hedging or pledging Company stock. The Compensation Committee believes that the Company’s executive compensation program uses appropriate structures and sound pay practices. Accordingly, the Compensation Committee recommends a vote “For” this Proposal 2.
When casting your vote, we urge shareholders to read the Compensation Discussion & Analysis, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives.

✓	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

2024 Proxy Statement	33

EXECUTIVE COMPENSATION
Compensation Discussion & Analysis
This Compensation Discussion and Analysis describes our executive compensation program for fiscal year 2024, including how the Compensation Committee oversees our executive compensation programs and the compensation earned by our named executive officers below, as presented in the tables under “Executive Compensation Tables.”
Fiscal Year 2024 Executive Officers
Our executive officers during fiscal year 2024 are set forth below. Mr. Mininberg also served as a Director of the Company until his retirement as CEO effective February 29, 2024. Ms. Geoffroy was appointed to serve on our Board of Directors upon her appointment as CEO, effective March 1, 2024, and she stands for election at the Annual Meeting. We sometimes refer to our executive officers as “named executive officers” or “NEOs”, and we sometimes refer to our executive officers excluding our CEO as an “other named executive officers” or “other NEOs.” Compensation for our fiscal year 2024 NEOs is presented in the tables under “Executive Compensation Tables.”

JULIEN R. MININBERG Chief Executive Officer (Retired)	CEO Since: 2014 Retired: 2024 Age: 59

Mr. Mininberg joined the Company in 2006 and served as its CEO from 2014 through his retirement on February 29, 2024. Prior to his appointment as Helen of Troy’s CEO, he had served as the CEO of Kaz, a wholly-owned subsidiary of the Company since December 2010. Before joining the Company, Mr. Mininberg worked for 15 years at The Procter & Gamble Company where he spent an equal amount of time in the United States and Latin America serving in a variety of marketing and general management capacities.

NOEL M. GEOFFROY Chief Operating Officer/Chief Executive Officer (Successor)	COO: 2022 to 2023 CEO Since: 2024 Age: 53

Ms. Geoffroy joined the Company in May 2022 to serve as its COO and has served as the Company’s CEO since March 1, 2024. Prior to joining the Company, Ms. Geoffroy served as Head of North America Consumer Healthcare at Sanofi S.A., a global healthcare company, and held such position since January 2019. Prior to that time, she served in various leadership roles from December 2012 to December 2018 at Kellogg Company, an American multinational food manufacturing company, most recently President, US Frozen Foods.

34	Helen of Troy

EXECUTIVE COMPENSATION

BRIAN l. GRASS Chief Financial Officer	CFO Since: 2023 Age: 54

Mr. Grass joined the Company in 2006 and previously served as its CFO from 2014 until his retirement in 2021. Mr. Grass rejoined the Company in March 2023 to serve as Senior Vice President, Assistant Chief Financial Officer and began to serve as interim CFO on April 28, 2023. He was appointed to serve as CFO effective September 23, 2023. Prior to his appointment as the CFO in 2014, he served as the Company’s Assistant CFO. Prior to joining the Company, Mr. Grass spent seven years in public accounting at KPMG LLP and six years in various financial leadership roles at Tenet Healthcare Corporation, a healthcare services company.

TESSA N. JUDGE Chief Legal Officer	CLO Since: 2022 Age: 40

Ms. Judge joined the Company in 2015 and has served as its Chief Legal Officer (“CLO”) since March 2022. She joined the Company in March 2015 as Assistant General Counsel and was promoted to General Counsel in August 2018. Prior to joining the Company, Ms. Judge worked as an attorney at the international law firm of Akin Gump Strauss Hauer & Feld LLP for seven years.

Executive Summary
Overview
We continued to face a challenging macroeconomic and consumer environment during fiscal year 2024. As described below, we have and are taking actions that are designed to improve our performance. In fiscal year 2024, we also announced our Elevate for Growth Strategy, which provides our strategic roadmap through fiscal year 2030. Our executive compensation program reflects the impact of our results and Company performance with pay realized by our NEOs during fiscal year 2024 closely aligned with the experience of our shareholders. Both our annual and long-term programs continue to support our business strategy and our short- and long-term operating and financial objectives with rigorous performance goals and payouts that reflect Company performance.
▪We experienced continued business challenges in fiscal year 2024. We navigated through continued inflationary pressures, high interest rates, soft consumer demand, shifts in consumer spending patterns, and a challenging macroeconomic environment. In response, we continued to execute the broad set of initiatives that we began implementing in fiscal year 2023 to address our business challenges, including Project Pegasus, our global restructuring plan. While many of these initiatives have already resulted in benefits to the Company, these actions are part of a multi-year plan with a significant portion of the expected savings to occur in fiscal years 2025 and 2026 that we expect will generate investments for our brand portfolio.
▪Our incentive plan results reflect Company performance. For fiscal year 2024, our incentive compensation payouts align with our performance and financial results for the applicable performance periods. Although we experienced a challenging macroeconomic and consumer environment during fiscal year 2024, the Compensation Committee did not make any in-flight changes to our fiscal year 2024 compensation program for our NEOs or apply its discretion to increase any incentive payouts. Absent extraordinary circumstances, the Compensation Committee does not intend to adjust in-flight performance-based incentive awards in the future.
•Our annual incentive plan provided a blended payout of 76.3% of the target award measures for fiscal year 2024. This result reflects performance consistent with our results in fiscal year 2024 for both of our underlying financial metrics: adjusted income and net sales.
•Performance Restricted Stock Awards (“Performance RSAs”) from our long-term incentive plan vesting in fiscal year 2024 provided no payout. The performance-based award vesting for fiscal year 2024 was based on cumulative adjusted diluted EPS and relative total shareholder return during fiscal years 2022 through 2024. There was no payout under the Performance RSAs for fiscal year 2024, which aligns with our performance and financial results for the applicable performance period.

2024 Proxy Statement	35

EXECUTIVE COMPENSATION
▪The Compensation Committee continues to evolve our program. While the Compensation Committee believes our compensation program continues to be aligned with our performance, it will continue to evaluate compensation plan changes based on the evolution of our competitive market, talent retention and long-term business plan.
Succession Plan and Leadership Changes
Our executive leadership team experienced several significant changes during fiscal year 2024. In April 2023, Mr. Mininberg informed the Company of his intention to retire as CEO on February 29, 2024, upon the expiration of the term of his employment agreement with the Company. Consistent with the Company’s succession plan, in April 2023, the Company announced the appointment of Noel Geoffroy, the Company’s COO, to serve as the Company’s new CEO effective upon Mr. Mininberg’s retirement. The appointment of Ms. Geoffroy as CEO was unanimously approved by the Board of Directors of the Company. Until his retirement on February 29, 2024, Mr. Mininberg continued to serve in his role with the Company and assisted with the transition of the CEO role. As contemplated by, and pursuant to the terms of, Mr. Mininberg’s employment agreement with the Company, he ceased to serve as a Director of the Company effective upon his retirement.
Additionally, on April 27, 2023, Matthew Osberg resigned as the Company’s CFO. Mr. Grass, who previously served as the Company’s CFO from 2014 until his retirement in 2021, rejoined the Company in March 2023 and began serving as interim CFO effective April 28, 2023. He was appointed to serve as CFO effective September 23, 2023.
A summary of our leadership changes affecting the NEOs since the beginning of fiscal year 2024 include the following:

	Title	Leadership Change
Julien R. Mininberg	Chief Executive Officer (Retired)	Retired as CEO on February 29, 2024
Noel M. Geoffroy	Chief Operating Officer Chief Executive Officer	Served as COO through February 29, 2024 Appointed as CEO effective March 1, 2024
Brian L. Grass	Chief Financial Officer	Appointed as interim CFO on April 28, 2023 and CFO on September 23, 2023
Matthew J. Osberg	Former Chief Financial Officer	Resigned as Chief Financial Officer on April 27, 2023
Fiscal Year 2024 Performance Overview
The following summarizes our performance highlights for Phase II of our Transformation Strategy which began in fiscal year 2020 and concluded with fiscal year 2024*:

Net sales revenue compound annual (decline) growth rates of (1.5)% and 5.1% over the past three and five fiscal years, respectively	Operating income compound annual (decline) growth rates of (2.5)% and 5.5% over the past three and five fiscal years, respectively	Adjusted operating income compound annual (decline) growth rates of (3.4)% and 4.7% over the past three and five fiscal years, respectively

Diluted EPS from continuing operations compound annual (decline) growth rates of (11.3)% and 1.2% over the past three and five fiscal years, respectively	Adjusted diluted EPS from continuing operations compound annual (decline) growth rates of (8.6)% and 2.0% over the past three and five fiscal years, respectively	Adjusted EBITDA (as defined below) compound annual (decline) growth rates of (1.8)% and 5.7% over the past three and five fiscal years, respectively

*    Adjusted operating income, adjusted diluted EPS and adjusted EBITDA from continuing operations may be considered non-GAAP financial measures as set forth in SEC rules. See “About Helen of Troy – Performance Highlights” for additional information regarding these performance highlights and “Annex A – Non-GAAP and Other Financial Measures” for a reconciliation of non-GAAP financial measures to our results as reported under GAAP and an explanation of the reasons why the Company believes the non-GAAP financial information is useful and the nature and limitations of the non-GAAP financial measures.

36	Helen of Troy

EXECUTIVE COMPENSATION
Shareholder Returns

THREE-YEAR CUMULATIVE RETURN BASE YEAR = 2021

*    $100 invested on February 28, 2021 in stock or index, including reinvestment of dividends. Fiscal years ending the last day of February.

FIVE-YEAR CUMULATIVE RETURN BASE YEAR = 2019

*    $100 invested on February 28, 2019 in stock or index, including reinvestment of dividends. Fiscal years ending the last day of February.
Recent Business Highlights and Key Strategic Accomplishments
In fiscal year 2024, the Company continued to face significant headwinds, including a challenging macro-economic environment, lower consumer demand, shifts in spending patterns and reduced orders from retail customers as they rebalanced trade inventory in line with softer consumer demand. Nevertheless, we believe that with our initiatives related to acquisitions, divestitures, distribution and direct-to-consumer capabilities, portfolio enhancement and organizational restructuring over the last 3 years, we have built a platform for sustained growth and operational excellence. Our recent business highlights and key strategic accomplishments are as follows:
▪Completed the acquisitions of the Osprey and Curlsmith businesses, expanding our international footprint. We are continuing to integrate these businesses into our operating structure.
▪Strategically and effectively deployed capital to construct our new 2 million square foot state-of-the-art distribution facility in Gallaway, Tennessee, repurchased shares of our common stock, and repaid amounts outstanding under our long-term debt agreement.
▪Reduced inventory by almost $60 million in fiscal year 2024, contributing to cash flow from operations growth of almost 50% year-over-year and also enabling us to repay amounts outstanding under our long-term debt agreement, which reduced our interest expense.
▪Initiated and are continuing to execute Project Pegasus, a global restructuring plan designed to further optimize our brand portfolio, streamline and simplify the organization, accelerate and amplify cost of goods savings projects, enhance the efficiency of our supply chain network, optimize our indirect spending, and improve our cash flow and working capital, which we believe will create significantly greater operating efficiency and provide a platform to fund future growth investments.
▪Expanded our gross margin and operating margins in fiscal 2024 which, were favorably impacted by our SKU rationalization efforts, lower commodity costs and cost of goods savings driven by our Project Pegasus initiatives.

2024 Proxy Statement	37

EXECUTIVE COMPENSATION
▪As part of Project Pegasus, we created a North America RMO responsible for sales and go-to-market strategies for all categories and channels in the U.S. and Canada, and further centralized certain functions under shared services, particularly in operations and finance to better support our business segments and RMOs.
In fiscal year 2024, we also announced our Elevate for Growth Strategy, which begins in fiscal year 2025 and provides our strategic roadmap through fiscal year 2030. The long-term objectives of Elevate for Growth include continued organic sales growth, further margin expansion, and accretive capital deployment through strategic acquisitions, share repurchases and capital structure management. The Elevate for Growth Strategy includes an enhanced portfolio management strategy to invest in our brands and grow internationally based upon defined criteria with an emphasis on brand building, new product introductions and expanded distribution.
Executive Compensation Program Aligned With Shareholders
Our executive compensation program is aligned with Company performance. The Compensation Committee believes that a substantial majority of each NEO’s compensation should be at risk and performance-based considering the scope and level of his or her business responsibilities reflecting the financial performance of the Company and the individual performance of the executive. Overall, our executive compensation program emphasizes performance- and equity-based compensation to align it with shareholder interests. Further, our executive compensation program is designed to align our NEOs’ interests with our annual corporate goals and long-term shareholder value that promotes both a near- and long-term outlook. Our executive compensation program also includes other practices that we believe serve shareholder interests such as paying for performance and maintaining policies relating to clawbacks of incentive awards and prohibitions on hedging or pledging Company stock. Important features of our fiscal year 2024 executive compensation program include the following:

Feature	Terms
Rigorous Performance Metrics	Established rigorous performance goals based on multiple metrics that are not duplicative between short-term and long-term incentive awards.
Long-Term Incentives	Established multi-year performance periods for long-term incentive awards, with minimum vesting periods for Company equity grants.
Pay for Performance
Our executive compensation programs are designed to demonstrate our execution on our pay for performance philosophy. In fiscal year 2024, as described below, approximately 88% of target CEO pay and 55%, on average, of target pay (excluding Mr. Grass’s interim CFO compensation) for our other NEOs was at risk based on the performance of the Company. In fiscal year 2025, approximately 68% of target CEO pay is expected to be at risk based on the performance of the Company (excluding a one-time promotion time-vested long-term incentive award).

Accordingly, the Compensation Committee uses targeted, performance-based compensation goals for our NEOs. Multiple performance criteria have been established for both annual performance awards (based on adjusted income and net sales targets) and long-term performance awards (based on cumulative adjusted diluted EPS and relative total shareholder return targets). These targets are designed to incorporate performance criteria that promote our short-term and long-term business strategies, build long-term shareholder value and discourage excessive risk-taking. Total compensation for our NEOs varies with both individual performance and the Company’s performance in achieving financial and non-financial objectives. Each NEO’s compensation is designed to reward his or her contribution to the Company’s results and objectives.

38	Helen of Troy

EXECUTIVE COMPENSATION
The following charts illustrate the total target compensation mix for our CEO and other NEOs, on average, but do not reflect actual compensation mix paid for fiscal year 2024. Approximately 88% of the CEO’s total target compensation mix, and approximately 55%, on average, of our other NEOs’ total target compensation mix (excluding Mr. Grass’s interim CFO compensation), represented performance-based compensation for fiscal year 2024.

CEO TARGET PAY MIX FISCAL YEAR 2024(1)	OTHER NEOs TARGET PAY MIX FISCAL YEAR 2024(2) (Average)

Base Salary
12%
Performance-Based
Long-Term Incentive
64%
Annual
Incentive
24%
88%
At risk based on the
performance of the
Company

Time-Vested
Long-Term Incentive
21%
Base Salary
24%
55%
At risk based on the performance of the Company
Performance-Based Long-Term Incentive
32%
Annual Incentive
23%

(1)All of the target long-term incentive compensation of Mr. Mininberg, our CEO during fiscal year 2024, was at risk consisting solely of awards based on performance goals and multi-year performance periods, and no long-term incentive awards of Mr. Mininberg were time-vested.
(2)Other NEOs target pay mix represents an average of their respective compensation elements excluding our CFO’s interim compensation. Ms. Geoffroy’s long-term incentive compensation consisted of a mix of awards based on performance goals and multi-year performance periods (75% of total award) and time-vested RSA incentive awards (25% of total award). Mr. Grass’s and Ms. Judge’s long-term incentive compensation structure for fiscal year 2024 consisted of a mix of awards based on performance goals and multi-year performance periods (50% of total award) and time-vested RSA incentive awards (50% of total award), excluding Mr. Grass’s one-time sign-on incentive award.
For fiscal year 2025, the performance-based compensation for Noel Geoffroy, as our successor CEO, will be approximately 68% of her total target compensation (excluding her one-time promotion time-vested long-term incentive award).
Our incentive plan results and realized compensation for fiscal year 2024 reflect Company performance:
▪As measured by our annual incentive plan, our payout under the plan reflects our results relating to the adjusted income and net sales financial metrics for fiscal year 2024. As a result, our NEO’s received annual incentive award payouts based upon performance as a percent of target of 76.3% under our annual incentive plan for fiscal year 2024.
▪Our long-term incentive program provides for Performance RSAs which contain cumulative adjusted diluted EPS and relative total shareholder return metrics that are weighted equally at 50% and measured over a three-year performance period. As measured by our long-term incentive program, the long-term incentive award for the three-year performance period ended February 29, 2024, did not achieve thresholds for both cumulative adjusted diluted EPS and relative total shareholder return. Consequently, we made no payouts to our NEOs under our long-term incentive plan for the three-year performance period ending February 29, 2024.
Although we experienced a challenging business environment during fiscal year 2024, the Compensation Committee did not make any in-flight changes to our fiscal year 2024 compensation program for our NEOs or apply its discretion to increase any incentive payouts. Absent extraordinary circumstances, the Compensation Committee does not intend to adjust in-flight performance-based incentive awards in the future.

2024 Proxy Statement	39

EXECUTIVE COMPENSATION
Say-on-Pay Vote
At our 2023 annual general meeting of shareholders, over 97 percent of votes present (excluding abstentions and broker non-votes) voted for the “Say-on-Pay” proposal related to our compensation policies and program. Following the end of each fiscal year, the Compensation Committee conducts a review of all components of the Company’s compensation program. In consideration of the results on the “Say-on-Pay” vote, the Compensation Committee acknowledged the general high-level of support received from shareholders and viewed the results as a confirmation of the Company’s executive compensation policies and decisions and that no significant changes to the Company’s compensation program in fiscal year 2024 were warranted.
The chart below illustrates the results of our shareholder votes for the advisory approval of the Company’s executive compensation for the last five annual general meetings of shareholders:
Compensation Changes and Decisions
The Compensation Committee approved certain changes to the NEO’s compensation for fiscal year 2024. Each of these changes was approved after considering input from the Compensation Committee’s independent compensation consultant, FW Cook, a Compensation Peer Group analysis prepared by FW Cook, data prepared on relative pay for performance within our Compensation Peer Group, publicly available executive compensation data, compensation trends and, in the case of our other NEOs, the recommendations of the CEO.
In connection with the appointment of Noel Geoffroy as CEO we entered into an employment agreement with Ms. Geoffroy on April 25, 2023 (the “Geoffroy Employment Agreement”). The appointment and employment agreement were effective March 1, 2024 following Mr. Mininberg’s retirement and departure from the Company. Until his retirement, Mr. Mininberg continued to serve as our CEO, assisted in the transition of his duties to Ms. Geoffroy and continued to receive the same compensation and benefits under the terms of the Mininberg Employment Agreement. Because of the increased responsibilities of Ms. Geoffroy during this transition period, in recognition of her performance during fiscal year 2023 and the need to retain and motivate Ms. Geoffroy as a critical part of the Company’s succession strategy, the Compensation Committee approved certain changes to her fiscal year 2024 compensation as COO.
On April 28, 2023, Brian L. Grass began to serve as our interim CFO. He was appointed to serve as CFO effective September 23, 2023. In connection with his appointments as interim CFO and CFO, in addition to the input of FW Cook and the Compensation Peer Group analysis described above, the Compensation Committee considered factors such as competitive marketplace, the nature of the position, expertise and responsibilities in determining his compensation. In connection with his appointment to CFO, the Compensation Committee also considered the performance of Mr. Grass in his role as interim CFO.

40	Helen of Troy

EXECUTIVE COMPENSATION
A summary of the decisions relating to our NEO’s compensation includes:

Executive Officer	Compensation Changes
Ms. Geoffroy (Chief Operating Officer and Chief Executive Officer (Successor))
For fiscal year 2024, in connection with the transition of her role as COO to CEO:
▪an annual base salary of $800,000;
▪eligibility to receive an annual performance bonus payable in cash at a target of 125% of her base salary under the Annual Bonus Plan; and
▪eligibility to receive long-term incentive awards under the Company’s 2018 Stock Plan at a target of $1,600,000 (grant date fair value), consisting of a combination of (1) Performance RSAs based on performance goals and a three-year performance period (75% of total award) and (2) time-vested Restricted Stock Awards (“RSAs”) that will vest equally over a three-year period (25% of total award).

For fiscal year 2025, in connection with her assuming the position of CEO on March 1, 2024:
▪an annual base salary of $1,000,000;
▪eligibility to receive an annual performance bonus payable in cash at a target of 125% of her base salary under the Annual Bonus Plan with a maximum payout of 200% of target;
▪eligibility to receive long-term incentive awards under the Company’s 2018 Stock Plan at a target of $3,800,000 (grant date fair value);
▪long-term incentive awards will be a combination of (1) Performance RSAs based on performance goals and a three-year performance period (75% of total award) with a maximum payout of 200% of target and (2) time-vested RSAs that will vest equally over a three-year period (25% of total award);
▪a one-time promotion long-term incentive award under the 2018 Stock Plan of $500,000 (grant date fair value), consisting of time-vested RSAs that will vest equally over a three-year period; and
▪certain severance benefits that are substantially the same as the benefits under her existing Severance Agreement with the Company other than changes resulting from her new compensation levels as CEO.

Mr. Grass (Chief Financial Officer)
In connection with his appointment as interim CFO effective April 28, 2023 for a term ending September 22, 2023:
▪a base salary for his six month term of $1,350,000; and
▪a one-time sign-on incentive award under the 2018 Stock Plan of $450,000 (grant date fair value), consisting of Restricted Stock Units (“RSUs”) that vested at the end of his term.
For fiscal year 2024, in connection with his appointment as CFO on September 23, 2023:
▪an annual base salary of $600,000;
▪eligibility to receive an annual performance bonus payable in cash at a target of 85% of his base salary under the Annual Bonus Plan with a maximum payout of 200% of target;
▪eligibility to receive long-term incentive awards under the Company’s 2018 Stock Plan at a target of $1,600,000 (grant date fair value), consisting of a combination of (1) Performance RSAs based on performance goals, and a three-year performance period (50% of total award) with a maximum payout of 200% of target and (2) time-vested RSAs that will vest equally over a three-year period (50% of total award); and
▪the annual performance bonus and long-term incentive award are pro-rated based on the number of days from September 25, 2023 (the first business day after the effective date of his appointment as CFO) through the remainder of the fiscal year.

Ms. Judge (Chief Legal Officer)	A $21,500 increase to our CLO’s base salary effective March 1, 2023 to $496,500. In addition, our CLO’s target long-term incentive award was increased by $150,000.
Mr. Osberg (Former CFO)
Mr. Osberg, our former CFO, resigned on April 27, 2023. Prior to his resignation, the Compensation Committee approved a $25,000 increase to his base salary effective March 1, 2023 and certain increases to his target long-term incentive award and target annual cash performance bonus. Under the terms of his Severance Agreement, Mr. Osberg was not entitled to any portion of his fiscal year 2024 annual incentive award and forfeited his long-term incentive award upon his resignation.

2024 Proxy Statement	41

EXECUTIVE COMPENSATION
While we did not significantly change our compensation principles and objectives for our NEOs for fiscal year 2024 in response to the 2023 “Say-on-Pay” vote, we continue to consider future modifications to our executive compensation program based on evolving practices, developments in and factors affecting our business, talent retention considerations and market compensation data. In response to changes in our executive leadership team, to better align with market practices and improve competitiveness of our long-term incentive program and promote talent retention, the Compensation Committee approved the following changes to our long-term incentive component of our executive compensation program beginning for fiscal year 2024:
▪For all NEOs other than our COO and CEO, long-term incentive awards under the 2018 Stock Plan consist of awards that are weighted equally at 50% each between Performance RSAs (previously 75% of total award) and RSAs that are time-vested (previously 25% of total award);
▪For Ms. Geoffroy, long-term incentive awards under the 2018 Stock Plan (other than the one-time promotion time-vested long-term incentive award described below) consist of awards that are weighted at 75% Performance RSAs and 25% RSAs that are time-vested; and
▪Time-vested RSAs will vest equally over a three-year period (previously vesting over a three-year period with equal (50%) vesting on the second and third anniversaries of the date of grant).
The performance-based long-term incentive awards will continue to be based on multiple performance goals and a three-year performance period. The one-time promotion time-vested long-term incentive award to Ms. Geoffroy was granted in March 2024 after the Compensation Committee considered the input from FW Cook, the competitive marketplace, the goal of motivating talent, and her performance and overall compensation compared to the Compensation Peer Group. For more information regarding the one-time promotion time-vested long-term incentive award to Ms. Geoffroy, see “Off-Cycle Awards.”
Elements of Executive Compensation
During fiscal year 2024, the Compensation Committee was responsible for approving executive compensation and overseeing the administration of our incentive and benefit plans. The Compensation Committee structured the fiscal year 2024 compensation of our NEOs as follows:

Element	Type	Terms
Base Salary	Cash	▪Fixed amount of compensation for performing day-to-day responsibilities. ▪NEOs are generally eligible for annual increases.
Annual Incentives and Bonuses	Cash	▪Competitively-based annual incentive awards for achieving short-term financial goals (such as annual adjusted income and net sales targets) and other strategic objectives.
Performance Long- Term Incentives*	Performance Restricted Stock Awards (Performance RSAs)
▪Performance RSAs vest at the end of a three-year performance period.
▪Performance RSA goals are competitively designed to achieve long-term financial goals (such as cumulative adjusted diluted EPS and relative total shareholder return performance metrics) and other strategic objectives.

Time-Vested Long- Term Incentives*	Time-Vested RSAs or RSUs	▪Time-vested RSAs vest equally over a three-year period. ▪One-time sign-on incentive award (RSUs) to Mr. Grass that vested on September 22, 2023.
Other	Perquisites	▪No excessive perquisites.
*    Pursuant to the Mininberg Employment Agreement, Mr. Mininberg’s long-term incentive compensation structure consisted solely of awards based on performance goals and multi-year performance periods, and no long-term incentive awards were time-vested.
Additionally, the Company’s policy is to provide severance arrangements for its executive officers, including our other NEOs. The Mininberg Employment Agreement, the Geoffroy Employment Agreement and the Severance Agreements with our other NEOs provide certain severance and retirement benefits for our respective NEOs. For additional information regarding the Mininberg Employment Agreement, Geoffroy Employment Agreement and the Severance Agreements and potential severance and retirement payments, see “Potential Post-Termination Benefits for our NEOs” and “Executive Compensation Tables - Potential Payments Upon Termination or Change of Control.”

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EXECUTIVE COMPENSATION
Overview of Compensation Practices
Oversight of our Executive Compensation Program
The Compensation Committee oversees the compensation of our NEOs and is composed entirely of independent Directors, as defined under the listing standards of NASDAQ. The Compensation Committee is responsible for evaluating the CEO’s performance in light of the goals and objectives of the Company. It also makes compensation recommendations with respect to our other NEOs, including approval of awards for incentive compensation and equity-based plans. The Compensation Committee and the Governance Committee also assist the Board of Directors in developing succession planning for our NEOs.
The Role of the CEO in Determining Other NEOs’ Compensation
The Compensation Committee, working with the CEO, evaluates and approves all compensation regarding our other NEOs. Our other NEOs report directly to our CEO who supervises the day-to-day performance of those officers. Accordingly, the CEO establishes the criteria and any targets used to determine bonuses, including the other NEOs’ individual performance and Company-based performance factors, and makes recommendations to the Compensation Committee regarding salaries, bonuses and equity awards for the other NEOs. The Compensation Committee strongly considers the compensation recommendations and the performance evaluations of the CEO in making its decisions and any recommendations to the Board of Directors with respect to the other NEOs’ compensation, incentive compensation plans and equity-based plans that are required to be submitted to the Board. In deliberations or approvals regarding the compensation of the other NEOs, the Compensation Committee may elect to invite the CEO to be present but not vote. In any deliberations or approvals of the Compensation Committee regarding the CEO’s compensation, the CEO is not invited to be present.
Objective of our Compensation Program
Our compensation program is designed to attract, motivate and retain key associates and to align the long-term interests of the NEOs with those of our shareholders. We believe that our compensation programs should be appropriately tailored to encourage our executive officers to grow our business, but not encourage them to do so in a way that poses unnecessary or excessive material risk to the Company. The philosophy that the Compensation Committee uses to set executive compensation levels and structures is based on the following principles:
▪compensation for our NEOs should be linked to performance;
▪a higher percentage of compensation should be performance-based as an executive officer’s range of responsibility and ability to influence the Company’s results increase;
▪compensation should be competitive in relation to the marketplace and in consideration of sources of talent, experience and industry expertise; and
▪outstanding achievement should be recognized.
Compensation Consultant and Other Advisors
The Compensation Committee has the independent authority to hire compensation, accounting, legal, or other advisors. In connection with any such hiring, the Compensation Committee can determine the scope of the consultant’s assignments and their fees. The scope of a consultant’s services may include providing the Compensation Committee with data regarding compensation trends, assisting the Compensation Committee in the preparation of market surveys or otherwise helping it evaluate compensation decisions.
The Compensation Committee retained FW Cook as its independent compensation consultant to assist in the evaluation of the compensation packages of our CEO and other NEOs for fiscal year 2024. FW Cook works directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in meeting its responsibilities. During fiscal year 2024, FW Cook assisted the Compensation Committee and the Board in evaluating and setting the base salaries for our NEOs, the performance targets for the NEOs annual and long-term incentive awards, an analysis of the peer group as described below, including the competitive position of our NEOs’ compensation and an analysis of the Directors’ compensation. FW Cook has not performed any other services for the Company nor undertaken any projects on behalf of management. The Compensation Committee has determined that FW Cook had no conflicts of interest relating to its engagement by the Compensation Committee.

2024 Proxy Statement	43

EXECUTIVE COMPENSATION
Competitive Pay Position for our NEOs
To assist in setting appropriate compensation for our NEOs, the Compensation Committee analyzed competitive market conditions drawing from publicly available executive compensation data and considering compensation trends and market practice. Furthermore, the Compensation Committee used compensation data for similar positions in a peer group analysis as a guide to setting fiscal year 2024 compensation for our NEOs, including setting the compensation of Mr. Grass as CFO, who became an executive officer in fiscal year 2024. The Compensation Committee believes that a peer group analysis permits it to assess an appropriate total value and mix of pay for our NEOs and to set the compensation of our NEOs in a manner that is competitive in relation to the marketplace and in consideration of sources of talent, experience and industry expertise. Accordingly, the Compensation Committee, in consultation with FW Cook, annually reviews and approves a peer group list for consideration in determining the total compensation of our NEOs (the “Compensation Peer Group”).In compiling the Compensation Peer Group, the Compensation Committee considered any management input and the input of its independent compensation consultant. The Compensation Peer Group includes a mix of companies identified as being within our peer group by proxy advisors or recommended by our compensation consultant or management. The organizations ultimately included in the Compensation Peer Group were chosen because they are a source of talent, are within the general industry of the Company and have comparable revenues, are competitors of the Company or have similar distribution channels as the Company. The Compensation Committee screened companies included in the Compensation Peer Group with a focus on including those with revenues of one-third to three times the revenue of the Company. As necessary, the Compensation Committee supplements this analysis with additional market information with respect to our CEO’s role and external opportunities potentially available to our CEO. There were no changes to the Compensation Peer Group for fiscal year 2024. As a result, the Compensation Peer Group for fiscal year 2024 consisted of the following 14 companies:

The Clorox Company Church & Dwight Co., Inc. Coty Inc. Edgewell Personal Care Company	Energizer Holdings, Inc. La-Z-Boy Incorporated Newell Brands Inc. Nu Skin Enterprises, Inc. Prestige Consumer Healthcare Inc.	Revlon, Inc.(1) Spectrum Brands Holdings, Inc. Tempur Sealy International, Inc. Tupperware Brands Corporation Yeti Holdings, Inc.

(1)Revlon, Inc. ceased to be a publicly traded company upon its emergence from bankruptcy in May 2023 and ceased to be included in the peer group.
While the Compensation Committee used the peer group analysis, publicly available executive compensation data and compensation trends as a guide to understand the range of compensation opportunities and competitive pay position in setting fiscal year 2024 compensation for our NEOs, it did not tie our NEOs’ compensation to specific market percentiles. In addition, the actual total compensation and/or amount of each compensation element may be more or less than peers because of factors like expertise, performance, and responsibilities. In this regard, in determining target compensation for our other NEOs in fiscal year 2024, including initially setting the compensation of Ms. Geoffroy as CEO and Mr. Grass as CFO, the Compensation Committee considered the input of FW Cook, the Compensation Peer Group analysis prepared by FW Cook, data prepared on relative pay for performance within our Compensation Peer Group, publicly available executive compensation data and compensation trends and, in the case of our other NEOs, the recommendations of the CEO.
The Compensation Committee considers fiscal year 2024 total compensation for our NEOs to be an appropriate total level and mix of pay in light of the competitive market for executive level talent that can provide innovative leadership and perform demanding roles leading large global organizations. The Compensation Committee believes the compensation programs of the Company’s NEOs are closely aligned with the interests of the shareholders and reflective of the competitive marketplace for executive level talent with similar industry experience and expertise.

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EXECUTIVE COMPENSATION
Our Pay Practices and Corporate Governance
A summary of our current pay practices includes the following:

WHAT WE DO	WHAT WE DO NOT DO

  Pay for Performance – We heavily link our executive compensation program to the Company’s operating performance and the Compensation Committee’s evaluation of individual performance. We ensure that a significant portion of our NEOs’ compensation opportunities are performance-based. The amount of the payout to our NEOs is contingent on the degree to which the Company achieves pre-established performance goals that the Compensation Committee has determined are aligned with the Company’s short- and long-term operating and financial objectives.
  Focused Incentive Goals – Our annual and long-term incentive programs include multiple and rigorous performance goals that are not duplicative between short-term and long-term incentive awards. Long-term awards are measured over a three-year period. By using different performance measures in our annual cash incentive program and our long-term stock incentive program, we mitigate the risk that our NEOs would be motivated to pursue results with respect to one performance measure to the detriment of the Company as a whole.
  Compensation Recoupment Policies – In order to discourage excessive risk-taking and misconduct on the part of executive officers, our incentive plans and the employment and severance agreements with our current NEOs include a clawback provision. In fiscal year 2024, in line with newly-adopted SEC rules and NASDAQ listing standards, the Board of Directors also adopted a clawback policy to require the Company to seek recovery of erroneously awarded incentive-based compensation received by our executive officers, including NEOs, during any three-fiscal-year period prior to the date the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws.

  No Incentive Compensation Performance Goals that Would Encourage Unnecessary or Excessive Risk Taking - Our annual and long-term incentive programs are designed to incorporate performance criteria that promote our short-term and long-term business strategies, build long-term shareholder value and discourage excessive risk-taking.
  No Guaranteed Bonuses - Cash bonuses are not guaranteed for our NEOs.
  No Single Trigger Payments upon a Change of Control - We do not provide “single trigger” cash payments that are prompted solely by a change of control and unvested equity awards granted to NEOs do not provide for accelerated vesting or settlement solely upon a change of control when the surviving company assumes the equity awards.
No Tax Gross-Ups on Change of Control Payments - We do not provide any tax gross-ups on change of control payments.
  No Pledging of Common Stock – Our Insider Trading Policy prohibits Directors and our NEOs from pledging Common Stock. None of our Directors or executive officers have any existing pledging arrangements.
No Use of Common Stock as Collateral for Margin Loans - Directors and our NEOs are prohibited from using Common Stock as collateral for any margin loan.
No Excessive Perquisites – Consistent with our culture, we do not provide excessive perquisites to our executives.

2024 Proxy Statement	45

EXECUTIVE COMPENSATION

WHAT WE DO	WHAT WE DO NOT DO

 Annual Shareholder “Say on Pay” – Because we value our shareholders’ input on our executive compensation programs, our Board has chosen to provide shareholders with the opportunity each year to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs in our Proxy Statement.
 Limitation on Employment Contracts – We employ all of our NEOs, other than our CEO, on an at-will basis. Each executive officer has post-termination and non-competition obligations with the Company pursuant to which the executive officer has agreed that he or she will not participate in a business that competes with us for a defined period of time.
 Stock Ownership Guidelines – Our executive officers are subject to certain stock ownership and holding requirements. The CEO is required to own Common Stock equal in value to at least four times annual salary, the CFO and COO are required to own Common Stock equal in value to at least two times annual salary and the CLO is required to own Common Stock equal in value to at least one times annual salary.

No Hedging – Directors and our NEOs are prohibited from entering into transactions (such as trading in options) while serving as Directors or executive officers of the Company that are designed to hedge against the value of the Company’s Common Stock, which would eliminate or limit the risks and rewards of the Common Stock ownership.
  No Speculative Trading – Directors and our NEOs are prohibited from short-selling the Common Stock, buying or selling puts and calls of the Common Stock, or entering into any other transaction while serving as Directors or executive officers of the Company that reflects speculation about the Common Stock price or that might place their financial interests against the financial interests of the Company.
  No Unapproved Trading Plans – Directors and our NEOs are prohibited from entering into securities trading plans pursuant to SEC Rule 10b5-1 without pre-approval; further, no Director or any executive officer may trade in our Common Stock without pre-clearance.

No NEO is party to an employment agreement other than our CEO. The Company and Mr. Mininberg were party to the Mininberg Employment Agreement until his retirement on February 29, 2024. In connection with the appointment of Ms. Geoffroy as CEO, we entered into the Geoffroy Employment Agreement on April 25, 2023. Her appointment and the Geoffroy Employment Agreement were effective March 1, 2024, following Mr. Mininberg’s retirement and departure from the Company. The NEOs’ compensation is reviewed and determined by the Compensation Committee on an annual basis. The Compensation Committee may also review an executive officer’s compensation if that executive officer is promoted or experiences a change in responsibilities. For further information regarding the Mininberg Employment Agreement and the Geoffroy Employment Agreement, including compensatory terms, see “Executive Summary” and “Executive Compensation Tables – Mininberg Employment Agreement” and “– Geoffroy Employment Agreement.”
Elements of the Compensation Program for our NEOs
Base Salary
We provide our NEOs with a base salary to provide a fixed amount of compensation for regular services rendered during the fiscal year. In addition, the Compensation Committee considers each executive’s job responsibilities, qualifications, experience, performance history and length of service with the Company and comparable salaries paid by our Compensation Peer Group.
The base salaries of our NEOs and applicable increases to base salaries during fiscal year 2024 were as follows:

	FY 2024 Base Salary ($)	FY 2023 Base Salary ($)	% increase
Julien R. Mininberg(1)	1,250,000	1,250,000	—%
Noel M. Geoffroy(2)	800,000	575,000	39%
Brian L. Grass(3)	600,000	—	—%
Tessa N. Judge(4)	496,500	475,000	5%
(1)The Mininberg Employment Agreement had set Mr. Mininberg’s salary at no less than $1,000,000 per year.

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EXECUTIVE COMPENSATION
(2)In connection with Ms. Geoffroy’s transition of her role from COO to CEO, the Compensation Committee approved the increase to her base salary based on input from FW Cook, the Compensation Peer Group analysis prepared by FW Cook, data prepared on relative pay for performance within our Compensation Peer Group, publicly available executive compensation data, compensation trends, the increased responsibilities of Ms. Geoffroy in fiscal year 2024 in connection with her transition to CEO, the need to retain and motivate Ms. Geoffroy as a critical part of the Company’s succession strategy, and her performance during fiscal year 2023.
(3)Mr. Grass’s base salary was set in connection with his appointment as CFO effective September 23, 2023. Additionally, Mr. Grass received base salary in connection with his appointment as interim CFO of $1,350,000 for the term ended on September 22, 2023. The Compensation Committee set his base salary based on input from FW Cook, the Compensation Peer Group analysis prepared by FW Cook, data prepared on relative pay for performance within our Compensation Peer Group, publicly available executive compensation data, compensation trends, the performance of Mr. Grass in his role as interim CFO, and the recommendations of the CEO. Mr. Grass was not an employee of the Company during fiscal year 2023.
(4)The Compensation Committee, upon the recommendation of our CEO, approved the increase to Ms. Judge’s annual base salary to bring her compensation closer to median based on input from FW Cook, data prepared on relative pay within our Compensation Peer Group and her performance.
The Compensation Committee also approved a $25,000 increase to the base salary of Matthew Osberg, our former CFO, to align his compensation closer to median. Mr. Osberg resigned effective April 27, 2023 and received unpaid base salary of $9,231 under the terms of his Severance Agreement. The base salaries paid to our NEOs are presented in “Executive Compensation Tables - Summary Compensation Table.” The Compensation Committee believes these annual base salaries reflect the marketplace for executive level talent with the industry experience and expertise of our NEOs.
Incentive Awards
The Compensation Committee designed our NEOs compensation structure to include a balance of short-term incentive compensation awarded on an annual basis and long-term incentive compensation measured and paid over a multi-year period. The Compensation Committee established what it believes are rigorous goals that are not duplicative between short-term and long-term incentive awards. Multiple performance criteria have been established for both annual performance awards (based on adjusted income and net sales targets) and long-term performance awards (based on cumulative adjusted diluted EPS and relative total shareholder return targets). For performance goals and adjustments that were reported in the Company’s fiscal year 2024 Annual Report on Form 10-K, the Compensation Committee reviewed the adjustments disclosed in periodic reports, and upon certification of performance results, made no changes to those adjustments.
Although we experienced a challenging business environment during fiscal year 2024, the Compensation Committee did not make any in-flight changes to our fiscal year 2024 compensation program for our NEOs or apply its discretion to increase any incentive payouts. Absent extraordinary circumstances, the Compensation Committee does not intend to adjust in-flight performance-based incentive awards in the future. Additionally, the Compensation Committee had the ability to exercise negative discretion with respect to incentive awards as necessary to appropriately align compensation with performance. There was no negative discretion exercised with respect to the long-term incentive results for the three-year performance period ending on February 29, 2024.
Annual Incentive Awards
The Compensation Committee believes that performance-based awards align our executives’ interests with our annual corporate goals and are important to the success of the Company. Accordingly, each NEO is entitled to receive an annual incentive bonus, subject to the achievement of specific performance conditions that are not duplicative of the performance conditions of the long-term incentive awards. The Compensation Committee also based the annual incentive award on two performance measures, which are intended to measure identified short-term goals of the Company. The Compensation Committee reevaluates and establishes the performance measures for all our NEOs on an annual basis to reflect shareholder input, an analysis of the Compensation Peer Group and changes in market trends. The Compensation Committee determines the performance goals and other terms for the annual performance incentive. Additionally, in connection with the making of any grant, the Compensation Committee may increase or decrease targets, thresholds or maximums for these awards.

2024 Proxy Statement	47

EXECUTIVE COMPENSATION
The fiscal year 2024 annual incentive opportunity was based on the achievement of the following measures:

Performance Metric	Rationale
Adjusted Income(1)(2)	Provides focus on profitable growth and expense management
Net Sales(2)	Reinforces sustaining overall growth under our business strategy
(1)The Compensation Committee determined that adjusted income is as reported in the Company’s fiscal year 2024 Annual Report on Form 10-K. For fiscal year 2024, adjusted income was defined as GAAP net income, excluding the after-tax impacts of a charge for uncollectible receivables due to the bankruptcy of Bed, Bath & Beyond, the gain on the sale of distribution and office facilities, restructuring charges, amortization of intangible assets and non-cash share-based compensation.
(2)No annual incentive award to be paid if the threshold adjusted income target is not met.
The Compensation Committee sets targets after considering the Company’s fiscal year 2024 budgeted adjusted income and net sales amounts. Target adjusted income and target net sales were set consistent with the Company’s budget for fiscal year 2024. The adjusted income and net sales targets are subject to adjustment in the event the Company or any of its subsidiaries divests any of its stock or assets. Additionally, pursuant to the terms of the Annual Bonus Plan, the Company’s actual results measured to determine the achievement of these targets are subject to adjustment in the event the Company completes an acquisition of any equity interests or assets. Accordingly, the results of operations attributed to divestitures and acquisitions are effectively excluded from determining whether performance goals have been achieved. The Compensation Committee believes these adjustments properly modify performance results under the Annual Bonus Plan to account for the impact of divestitures and acquisitions.
For fiscal year 2024, the Compensation Committee set the threshold, target and maximum adjusted income and net sales values at the following levels:

Performance Metric	Threshold	Target	Maximum	Weighting
Adjusted Income	$196.5 million	$231.1 million	$254.2 million	80%
Net Sales	$1.762 billion	$2.073 billion	$2.280 billion	20%
Eighty percent (80%) of the annual incentive award is based on the achievement of the adjusted income performance measure and twenty percent (20%) is based on the achievement of the net sales performance measure. The Compensation Committee placed a higher weight on the adjusted income goal over the net sales goal because it believes that adjusted income is the most relevant and significant factor in measuring our performance. Additionally, the emphasis on the adjusted income metric reflects the importance the Board of Directors places on achieving profitability through disciplined business expansion and expense management. If the adjusted income threshold had not been achieved, because of the importance the Compensation Committee places on adjusted income, no annual incentive would have been earned or payable with respect to fiscal year 2024. The adjusted income metric more closely aligns with the non-GAAP financial expectations we communicate to shareholders. Because we use adjusted income and adjusted EPS when we communicate our earnings expectations to our investors, we believe it is substantially correlated with our stock price performance. Additionally, the Compensation Committee believes adjusted income is more reflective of our underlying business performance compared to GAAP net income.
Depending upon the achievement of the above performance goals, for fiscal year 2024, our CEO was eligible for a cash payout under the Annual Bonus Plan targeted at 200% of his base salary with a maximum payout of 160% of target amount and a threshold payout of 50% of the target amount.
The annual incentive threshold, target and maximum award for our other NEOs, is based upon a percentage of such respective executive officer’s base salary for fiscal year 2024, as follows:

Name	Threshold	Target	Maximum
Ms. Geoffroy	62.5%	125%	250%
Mr. Grass(1)	42.5%	85%	170%
Ms. Judge	30%	60%	120%
(1)The annual performance bonus for Mr. Grass was pro-rated based on the number of days from September 25, 2023 (the first business day after the effective date of his appointment as CFO) through the end of fiscal year 2024. Mr. Grass was not eligible to participate in the annual incentive award during the time he served as interim CFO.

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EXECUTIVE COMPENSATION
For adjusted income and net sales results that fall between either the threshold and the target or the target and maximum values, the payout percentage of the award of each NEO is calculated as a percent of the target amount using a non-linear curve. Additionally, none of our NEOs are entitled to that portion of the bonus attributed to any performance measure if the threshold amount associated with such performance measure is not achieved.
For fiscal year 2024, the Company’s adjusted income was $213.5 million, representing 92.4% of the target measure and resulting in a payout percentage relating to that target of 72.4% and the Company’s net sales were $2.01 billion, representing 96.7% of the target measure and resulting in a payout percentage relating to that target of 91.8%.

Performance Metric	Weighting	Threshold	Target	Maximum	Performance as % of Target	Payout Percentage
Adjusted Income	80%	$196.5 million	$231.1 million	$254.2 million
					92.4%	72.4%

Net Sales	20%	$1.762 billion	$2.073 billion	$2.280 billion
					96.7%	91.8%
As a result, the Compensation Committee determined the NEOs had earned the following:

Name	Annual Incentive Paid	Blended Percentage of Target
Mr. Mininberg	$1,980,866	76.3%	(1)
Ms. Geoffroy	$782,442	76.3%
Mr. Grass	$164,632	76.3%	(2)
Ms. Judge	$235,586	76.3%
(1)Mr. Mininberg’s annual incentive award is capped at $4,000,000, or 160% of target, pursuant to the Mininberg Employment Agreement.
(2)Mr. Grass’s fiscal year 2024 annual incentive award paid represents the pro rata amount earned since September 25, 2023 (the first business day after the effective date of his appointment as CFO). Mr. Grass was not eligible to participate in the annual incentive award during the time he served as interim CFO.
In addition, for fiscal year 2024, the Compensation Committee approved an annual incentive award to Matthew Osberg, our former CFO, with a threshold, target and maximum based upon a percentage of his base salary of 42.5%, 85% and 170%, respectively. Mr. Osberg resigned as CFO effective April 27, 2023. Under the terms of his Severance Agreement, Mr. Osberg was not entitled to any portion of his fiscal year 2024 annual incentive award upon his resignation.
Long-Term Incentive Awards
The Compensation Committee believes that executive compensation should be linked, in part, to building long-term shareholder value. Additionally, equity-based compensation and ownership give our executives a continuing stake in the long-term success of the Company. These objectives are met by providing long-term incentives in the form of equity-based awards, such as Performance RSAs and time-vested RSAs. The target award values are based on grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For more information regarding the Company’s long-term equity compensation, see “Executive Compensation Tables - Equity Compensation Plan Information - 2018 Stock Incentive Plan.”
FISCAL YEAR 2024 LONG-TERM INCENTIVE AWARD
In fiscal year 2024, pursuant to the Mininberg Employment Agreement, Mr. Mininberg’s long-term incentive compensation structure consisted solely of awards based on performance goals and a multi-year performance period. The target long-term performance incentive for Mr. Mininberg under the Mininberg

2024 Proxy Statement	49

EXECUTIVE COMPENSATION
Employment Agreement was set at $6,700,000 and the maximum equity award is $13,400,000 (200% of the target award amount), or the value of the Common Stock that may be granted to a participant under the 2018 Stock Plan, if that value is lower. Under the Mininberg Employment Agreement, no long-term incentive awards of the CEO are time-vested.
In fiscal year 2024, our COO’s long-term incentive compensation structure, consisted of a mix of awards based on performance goals and a multi-year performance period (75% of total award) and time-vested RSA incentive awards (25% of total award). In fiscal year 2024, Mr. Grass’s and Ms. Judge’s long-term incentive compensation structure consisted of a mix of awards based on performance goals and a multi-year performance period (50% of total award) and time-vested RSA incentive awards (50% of total award), excluding our CFO’s one-time interim sign-on incentive award. The delayed vesting of the time-based equity awards for our other NEOs requires continuous service over multiple years. For fiscal year 2024, the Compensation Committee set our CLO’s, former CFO’s and CFO’s target long-term incentive at $950,000, $1,100,000 and $1,600,000, respectively, 50% of which consisted of awards based on performance goals and multi-year performance periods and 50% of which consisted of time-vested RSAs that vest equally over a three-year period. Mr. Grass’s long-term incentive award was prorated from September 25, 2023 (the first business day after the effective date of September 23, 2023) through the end of fiscal year 2024. For fiscal year 2024, the Compensation Committee set our COO’s target long-term incentive at 1,600,000, 75% of which consisted of awards based on performance goals and multi-year performance periods and 25% of which consisted of time-vested RSAs that vest equally over a three-year period. In addition, Mr. Grass was granted a one-time sign-on incentive award that totaled $450,000 and consists of time-vested RSUs that vested at the end of his term serving as interim CFO. For more information regarding the sign-on grant to our CFO, see “Off-Cycle Awards.”
In furtherance of the above objectives, with respect to fiscal year 2024, our NEOs were eligible to receive a performance-based long-term incentive award for a three-year performance period ending February 28, 2026 (the “Fiscal Year 2024 Long-Term Incentive Grant”), pursuant to the 2018 Stock Plan. The Fiscal Year 2024 Long-Term Incentive Grant was based on the achievement of the following measures:

Performance Metric	Weighting	Rationale
Cumulative Adjusted Diluted EPS(1)	50%	Viewed by our shareholders as an important reflection of the Company’s financial health and it measures how the Company is performing with respect to profitability and value creation.
Relative Total Shareholder Return(2)	50%	Provides a direct link between each NEO’s compensation and shareholder results, allowing their performance to be judged in comparison to peer group performance, while also allowing positive and negative adjustments for unexpected market conditions. The relative total shareholder return metric makes the performance of the Company’s Common Stock a targeted incentive.
(1)Calculated by dividing adjusted income by the number of weighted average diluted shares outstanding for each fiscal year. The cumulative adjusted diluted EPS metric is calculated as the sum of adjusted diluted EPS for each year in the performance period. The adjusted income metric is determined in the same manner as the adjusted income metric in each NEO’s annual incentive award, as described above, other than the results relating to acquisitions during the performance period, which are included in the results for purposes of achieving the long-term incentive targets.
(2)The comparison group for purposes of the relative total shareholder return measure is the Compensation Peer Group for fiscal year 2024.
Due to the importance of each of the cumulative adjusted EPS metric and relative total shareholder return metric to the Company’s shareholders over the long-term, the Compensation Committee elected to weigh each metric equally in the determination of each NEO’s long-term incentive award. No NEO is entitled to that portion of the award attributed to any performance measure if the threshold amount associated with such performance measure is not achieved.

50	Helen of Troy

EXECUTIVE COMPENSATION
The threshold, target and maximum awards of the Fiscal Year 2024 Long-Term Incentive Grant are as follows:

Name	Grant Type	Grant Date Fair Value at Target ($)	Threshold Shares (#)	Target Shares (#)	Maximum Shares (#)
Mr. Mininberg	Performance RSA	$6,700,000	30,221	60,442	120,884
Ms. Geoffroy	Performance RSA	$1,200,000	5,413	10,825	21,650
Mr. Grass (1)	Performance RSA	$345,000	1,611	3,222	6,444
Ms. Judge	Performance RSA	$475,000	2,143	4,285	8,570
(1)Mr. Grass’s long-term incentive award was prorated from September 25, 2023 (the first business day after the effective date of his appointment as CFO) through the end of fiscal year 2024. Mr. Grass was not eligible to vest in a Performance RSA in connection with the Fiscal Year 2024 Long-Term Incentive Grant during the time he served as interim CFO.
The Compensation Committee also approved a Fiscal Year 2024 Long-Term Incentive Grant of $550,000 (based on grant date fair value target) to Matthew Osberg, our former CFO in the form of a Performance RSA. Mr. Osberg resigned as CFO effective April 27, 2023. Under the terms of his Severance Agreement, Mr. Osberg forfeited his Fiscal Year 2024 Long-Term Incentive Grant on the effective date of his resignation.
VESTING OF FISCAL YEAR 2022 LONG-TERM INCENTIVE AWARD
In fiscal year 2022, our then NEOs received a long-term incentive award consisting of Performance RSAs under the 2018 Stock Plan, with a three-year performance period that ended on February 29, 2024 (the “Fiscal Year 2022 Long-Term Incentive Grant”) with the following targets:

NEO	Grant Type	Grant Date Fair Value at Target ($)	Threshold Shares (#)	Target Shares (#)	Maximum Shares (#)
Mr. Mininberg	Performance RSA	$5,200,000	12,026	24,051	48,102
Mr. Grass	Performance RSA	$1,147,500	2,654	5,307	10,614
Pursuant to the terms of the Fiscal Year 2022 Long-Term Incentive Grant, the amount of the long-term incentive award paid is determined based on the achievement of cumulative adjusted diluted EPS and relative total shareholder return targets. Adjusted diluted EPS is defined as adjusted income as reported in the Company’s annual report on Form 10-K, divided by weighted average diluted shares outstanding. In addition, pursuant to the terms of the Fiscal Year 2022 Long-Term Incentive Grant, if at any time during the performance period, the Company divests any companies, businesses, or other assets, the Company will, prior to the Compensation Committee’s determination of the attainment level of the performance goals, (1) exclude the results of operations of the divested companies, businesses or other assets when calculating or determining the achievement of the performance goals; and (2) adjust the performance goals to proportionately account for the divested company, business or other asset.
In fiscal year 2020, the Company committed to a plan to divest certain assets within its Beauty & Wellness segment’s mass channel personal care business, which included liquid, powder and aerosol products under brands such as Pert, Brut, Sure and Infusium (“Personal Care”). The Company completed the sale of its North America Personal Care business during fiscal year 2022 and completed the remaining sale of its Latin America and Caribbean Personal Care businesses at the beginning of fiscal year 2023.
As a result of the sale of the Personal Care business and pursuant to the terms of the Fiscal Year 2022 Long-Term Incentive Grant as described above, the Fiscal Year 2022 Long-Term Incentive Grant target for cumulative adjusted diluted EPS and the related results of operations were adjusted to exclude the Personal Care business.
Fifty percent (50%) of the Fiscal Year 2022 Long-Term Incentive Grant was based on the achievement of the cumulative adjusted diluted EPS performance measure and fifty percent (50%) of the Fiscal Year 2022 Long-Term Incentive Grant was based on the achievement of the relative total shareholder return performance measure. The comparison group for purposes of the relative total shareholder return measure was the compensation peer group approved for fiscal year 2022; however, Revlon, Inc. was not included since it was no longer a publicly traded company following its emergence from bankruptcy in May 2023.
In April 2024, the Compensation Committee certified the level of attainment of established performance goals for the Fiscal Year 2022 Long-Term Incentive Grant. For the three fiscal years ending February 29, 2024, our cumulative adjusted diluted EPS, excluding the Personal Care business, and our relative total shareholder return over the performance period did not achieve the threshold measure, resulting in no payout for the Fiscal Year 2022 Long-Term Incentive Grant.

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EXECUTIVE COMPENSATION
Off-Cycle Awards
Off-cycle awards may generally be granted for one or more of the following reasons:
▪as an inducement to an incoming executive to join us (occasionally replacing compensation the executive will lose by leaving the prior employer) or to recognize a promotion or increased job responsibilities;
▪to provide a pro rata equity award to an incoming or promoted executive who joins us or is promoted during an ongoing performance period in which the executive is ineligible to participate under the standard 2018 Stock Plan provisions; and
▪to recognize outsized performance or contributions to special projects that drive the Company’s success, to acknowledge role expansion, to recognize service milestones or to address retention concerns or other extraordinary matters that may arise.
Any off-cycle awards to executives must be approved by the Compensation Committee or the Board. In connection with Mr. Grass’s appointment as interim CFO, the Compensation Committee granted Mr. Grass a one-time award of RSUs with a grant date value of $450,000. The Compensation Committee elected to grant these awards 100% in time-based RSUs to vest at the end of his term serving as interim CFO, September 22, 2023. During the time Mr. Grass served as interim CFO, he was not eligible to participate in the annual incentive award or vest in a Performance RSA in connection with the Fiscal Year 2024 Long-Term Incentive. Mr. Grass’s award is reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards in Fiscal Year 2024” table below. Mr. Grass did not receive any other cash or equity sign-on or inducement award.
In connection with Ms. Geoffroy’s promotion to CEO, in fiscal year 2025, the Compensation Committee granted Ms. Geoffroy a one-time promotion long-term incentive award with a grant date value of $500,000, consisting of time-vested RSAs that will vest equally over a three-year period. For further information concerning this off-cycle award, see “Executive Summary – Compensation Changes and Decisions.”
No Excessive Perquisites and Other Personal Benefits Provided to our NEOs
Historically, we have provided only a limited number of perquisites and supplemental benefits to attract talented executives to the Company and to retain our current executives. Our NEOs are entitled to participate in various benefit plans available to all full-time associates of the Company, such as a 401(k) plan (including matching contributions), group medical, group life and group dental insurance, as well as vacation and paid holidays. We believe these benefits are comparable to those provided at other companies. In addition, the Company pays or reimburses our NEOs for reasonable travel and other expenses incurred by them in performance of their obligations.
Potential Post-Termination Benefits for our NEOs
The Compensation Committee believes the severance and retirement provisions of the Mininberg Employment Agreement, Geoffroy Employment Agreement and the Severance Agreements are a competitive compensation element in the executive labor market and are more beneficial to the Company and its shareholders than conducting an individual negotiation with the NEO in the event of a termination of his or her employment. The Compensation Committee believes the change of control severance benefits provide incentive for our NEOs to fully consider potential changes that are in the best interest of the Company and our shareholders, even if such changes would result in the executive’s termination. The Compensation Committee views these amounts as reasonable and appropriate for the NEOs, who may not be in a position to obtain comparable employment following a change of control. As noted above, the Mininberg Employment Agreement and the Geoffroy Employment Agreement limit the potential severance payable to our CEO over the term of those employment agreements for the termination events. For further information, see “Executive Compensation Tables - Potential Payments Upon Termination or Change of Control.”
Retirement benefit provisions are included in the Mininberg Employment Agreement, Geoffroy Employment Agreement and the Severance Agreements. The Compensation Committee believes these retirement provisions further strengthen each NEO’s commitment to high performance standards by maintaining a focus on the long-term performance of the Company, covering periods even following their retirement. The Company competes for executives in a highly competitive market in which companies routinely offer similar benefits to senior executives. As a result, the Compensation Committee views these amounts as reasonable and appropriate for its NEOs, and are a competitive compensation element in the current executive labor market.

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EXECUTIVE COMPENSATION
Stock Ownership Guidelines of our NEOs
Our NEOs are subject to stock ownership and holding requirements, which are monitored by the Compensation Committee. Under our stock ownership guidelines, (1) our CEO is required to own Common Stock equal in value to at least four times his or her annual salary; (2) our CFO and COO are required to own Common Stock equal in value to at least two times their respective annual salary; and (3) our CLO is required to own Common Stock equal in value to at least one times her annual salary.
Under our guidelines, share ownership excludes:
▪restricted shares or restricted stock units that remain subject to achievement of performance goals or unearned performance awards; and
▪underlying stock options, whether or not in-the-money or shares otherwise subject to a right to acquire except to the extent described below.
Our guidelines include the following as share ownership:
▪restricted shares and shares deliverable upon settlement of restricted or unrestricted stock units other than awards that remain subject to achievement of performance goals, as described above;
▪shares owned indirectly, if the individual has an economic interest in the shares; and
▪shares owned through savings plans, deferred compensation plans, or acquired through the employee stock purchase plan.
The Compensation Committee will review stock ownership levels as of May 31 of each calendar year based on the average end-of-quarter fair market value of the Company’s common shares over the trailing four quarters. Executives who are subject to our stock ownership guidelines are required to reach the applicable ownership level within five years after first becoming subject to the guidelines. If an NEO becomes subject to a greater required ownership level, due to promotion or an increase in base salary, the NEO is expected to meet the higher ownership threshold within three years.
Until an executive reaches the applicable milestone, he or she must hold and may not sell any shares (except to meet tax withholding obligations). Once the ownership level is met, he or she must hold and may not sell shares if doing so would cause his or her ownership to fall below that level. Although the Company does not require its executive officers to hold Common Stock for specified periods of time, we believe that the above holding requirements result in the ownership by our executives of significant amounts of Common Stock for substantial periods of time and align the interests of our executives with those of our shareholders. Our NEOs are in compliance with our stock ownership and holding requirements. For further information on our NEOs’ stock ownership, please see “Ownership of our Stock - Security Ownership of Certain Beneficial Owners and Management” and for further information on our NEOs’ outstanding equity awards, please see “Executive Compensation Tables - Outstanding Equity Awards at Fiscal Year-End 2024.”
Prohibition on Pledging and Hedging and Restrictions on Other Transactions Involving Common Stock
Our Insider Trading Policy prohibits Directors and our NEOs from pledging Common Stock or using Common Stock as collateral for any margin loan. In addition, the Insider Trading Policy contains the following restrictions:
▪Directors and our NEOs are prohibited from engaging in transactions (such as trading in options) while serving as Directors or executive officers of the Company designed to hedge against the value of the Company’s Common Stock, as the Board believes that these types of transactions would eliminate or limit the risks and rewards of the Common Stock ownership;
▪Directors and our NEOs are prohibited from short-selling the Common Stock, buying or selling puts and calls of the Common Stock, or engaging in hedging or monetization transactions (such as zero-cost collars and forward sale contracts) that involve the establishment of a short position while serving as Directors or executive officers of the Company as the Board believes these types of transactions reflect speculation about the Common Stock price or might place their financial interests against the financial interests of the Company;

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EXECUTIVE COMPENSATION
▪Directors and our NEOs are prohibited from entering into securities trading plans pursuant to SEC Rule 10b5-1 without pre-approval; and
▪Directors and our NEOs may trade in Common Stock only during open window periods, and only after they have pre-cleared transactions.
Currently, none of our Directors or NEOs have any pledging or hedging arrangements in place involving Common Stock.
Tax Implications of Executive Compensation
Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that a publicly traded company may deduct for federal tax purposes in any one year with respect to certain of its executive officers. The Compensation Committee has considered and will continue to consider tax deductibility in structuring compensation arrangements. However, the Compensation Committee retains discretion to establish executive compensation arrangements that it believes are consistent with the principles described earlier and in the best interests of the Company and its shareholders, even if those arrangements may not be fully deductible under Section 162(m).
Compensation Risks
The Company has reviewed and assessed its compensation policies and practices to determine whether they are reasonably likely to have a material adverse effect on the Company. The Company’s management reviews compensation policies for the presence of certain elements that could encourage associates to take unnecessary or excessive risks; the ratios and level of incentive to fixed compensation, annual to long-term compensation and cash to equity compensation; and the comparison of compensation expense to earnings of the Company. Management’s assessment of the Company’s compensation policies is reviewed by the Compensation Committee as part of its risk oversight function.
The Company believes that its compensation programs for associates and executive officers are appropriately tailored to encourage associates to grow our business, but not to encourage them to do so in a way that poses unnecessary or excessive material risk. In particular, the Company’s compensation programs are designed to provide the following: elements that reward short-term and long-term performance; incentive compensation that rewards individual and Company performance; incentive or equity compensation awards that vest based on performance and/or over time; and compensation with fixed and variable components, so that executive officers and key associates have both competitive remuneration to encourage retention and opportunities to earn more by successfully executing the Company’s business strategy.
Overall, the Compensation Committee does not believe that the compensation policies and practices give rise to risks that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Compensation Committee noted that:
▪Our compensation program is designed to provide a balanced mix of base salary, annual cash incentive compensation and long-term equity incentives, which provides the incentive to perform at high levels and maximize Company performance without focusing exclusively on compensation performance metrics to the detriment of other important business metrics;
▪Our Annual Bonus Plan provides for authority to adjust the operating results and performance targets for annual incentive bonuses to remove the impact of divestitures in order to reduce the incentive to engage in activities that would have a short-term focus and would be inconsistent with the Company’s long-term business objectives;
▪Our stock incentive plans and our Annual Bonus Plan include clawback provisions in the event of a financial restatement or misconduct;
▪The annual cash incentive opportunity for our CEO and other NEOs contains maximum payout levels, which helps avoid excessive total compensation and reduces the incentive to engage in unnecessarily risky behavior; and
▪Our insider trading policy prohibits executives from pledging Common Stock or using Common Stock as collateral for any margin loan and from engaging in transactions (such as trading in options) designed to hedge against the value of the Common Stock.

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EXECUTIVE COMPENSATION
Compensation Committee Report
The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussion referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement on Schedule 14A for the Company’s Annual Meeting and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2024.
Members of the Compensation Committee:
Darren G. Woody (Chairman)
Vincent D. Carson
Elena B. Otero
This Compensation Committee Report is not “soliciting material,” and is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2024, no member of the Compensation Committee was an officer or associate of the Company, no member of the Compensation Committee was a former officer of the Company other than Mr. Carson and no executive officer of the Company served on the Compensation Committee (or equivalent), or the Board of Directors of another entity whose executive officer(s) served on the Company’s Compensation Committee or Board.

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EXECUTIVE COMPENSATION
Executive Compensation Tables
Summary Compensation Table
The following table sets forth the summary of compensation for our NEOs during the fiscal years indicated, whose total compensation exceeded $100,000 and who served as an NEO during fiscal year 2024:

Name and Principal Position	Fiscal Year	Salary ($)		Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Julien R. Mininberg, CEO	2024	1,250,000		6,700,000	(4)	1,980,866	75,556	10,006,422
	2023	1,250,000		6,700,000		—	15,812	7,965,812
	2022	1,150,000		5,207,000		3,380,381	8,796	9,746,177
Noel M. Geoffroy, COO (6)	2024	800,000		1,600,000	(5)	782,442	17,925	3,200,367
	2023	442,308		1,816,000		—	3,501	2,261,809
Brian L. Grass, CFO (6)	2024	1,603,846		1,140,000	(7)	164,632	1,858	2,910,336
	2023	—		—		—	—	—
	2022	388,864		1,537,000		433,972	43,730	2,403,566
Tessa N. Judge, CLO (6)	2024	496,500		950,000	(8)	235,586	9,621	1,691,707
	2023	475,000		800,000		—	8,475	1,283,475
Matthew J. Osberg, Former CFO	2024	96,923	(9)	1,100,000	(10)	—	21,238	1,218,161
	2023	575,000		800,000		—	191,102	1,566,102
	2022	406,191		257,000		369,215	14,266	1,046,672
(1)These amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Long-term incentive awards were granted in fiscal year 2024 under the 2018 Stock Plan in the form of Performance RSAs to Messrs. Mininberg, Grass and Osberg and Mses. Geoffroy and Judge. Additionally, time-vested RSAs were granted to Ms. Geoffroy, Mr. Grass, Ms. Judge and Mr. Osberg under the 2018 Stock Plan. The reported value of the Performance RSAs is computed based on the probable outcome of the performance conditions, which is “target.” For each of the NEOs, the ultimate payout for the Performance RSAs can range from zero shares to a maximum of 200% of target. Further information regarding the awards, including the assumptions and methodologies used in determining the grant date fair values, is included in the tables entitled “Grants of Plan-Based Awards in Fiscal Year 2024,” “Outstanding Equity Awards at Fiscal Year-End 2024,” “Equity Compensation Plan Information,” and in Notes 1 and 8 to the consolidated financial statements accompanying the Company’s Annual Report on Form 10-K for fiscal year 2024.
(2)The fiscal year 2024 amounts in this column illustrate the annual cash incentives under the Annual Bonus Plan that were earned in fiscal year 2024. These amounts were accrued in the Company’s financial statements in fiscal year 2024, but were paid to Messrs. Mininberg and Grass and Mses. Geoffroy and Judge after fiscal year end 2024, when the Compensation Committee certified that the related performance goals had been achieved. Under the terms of his Severance Agreement, Mr. Osberg was not entitled to any portion of his fiscal year 2024 annual incentive award upon his resignation on April 27, 2023. For further information regarding these awards, see “Grants of Plan Based Awards in Fiscal Year 2024. ”
(3)For fiscal year 2024, the following table presents the amounts included in “All Other Compensation”:

Name	401(k) Plan ($)	Group Life Insurance ($)	Unused Vacation ($)	Other ($)		Total ($)
Mr. Mininberg	23,142	4,336	48,078	—		75,556
Ms. Geoffroy	14,769	2,006	—	1,150	(A)	17,925
Mr. Grass	—	1,858	—	—		1,858
Ms. Judge	7,599	872	—	1,150	(A)	9,621
Mr. Osberg	5,554	291	15,393	—		21,238
(A)    Includes payments earned by Mses. Geoffroy and Judge as a health benefit incentive.
(4)Includes 60,442 shares subject to Performance RSAs (or $6,700,000), which represents the target award, calculated using a price per share of $110.85, the closing market price of the Common Stock on March 1, 2023, the date of the grant. At the date of the grant, the maximum potential value of the Performance RSAs, assuming the achievement of the highest level of performance conditions, was 120,884 shares subject to Performance RSAs (or $13,400,000). This represents the aggregate grant date fair value of the awards, calculated in accordance with FASB ASC Topic 718.
(5)Includes 3,608 shares subject to time-vested RSAs (or $400,000), which vest equally on March 1, 2024, March 1, 2025, and March 1, 2026, and 10,825 shares subject to Performance RSAs (or $1,200,000), which represents the target award, calculated using a price per share of $110.85, the closing market price of the Common Stock on March 1, 2023, the date of the grant. At the date of the grant, the maximum potential value of the Performance RSAs, assuming the achievement of the highest level of performance conditions, was 21,650 shares subject to Performance RSAs (or $2,400,000). This represents the aggregate grant date fair value of the awards, calculated in accordance with FASB ASC Topic 718.

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EXECUTIVE COMPENSATION
(6)Ms. Geoffroy was appointed COO and joined the Company on May 9, 2022. Mr. Grass, previously served as the Company’s CFO from 2014 until his retirement November 1, 2021. Mr. Grass rejoined the Company in March 2023 to serve as interim CFO effective April 28, 2023 and was appointed to serve as CFO effective September 23, 2023. The information for Mr. Grass for fiscal year 2024 represents all reportable compensation from March 2023 through the end of fiscal year 2024, including while serving as interim CFO. Ms. Judge was appointed CLO on March 1, 2022.
(7)Includes 3,221 shares subject to time-vested RSAs (or $345,000), which vest equally on October 5, 2024, October 5, 2025, and October 5, 2026, and 3,222 shares subject to Performance RSAs (or $345,000), which represents the target award, calculated using a price per share of $107.20, the closing market price of the Common Stock on October 5, 2023, the date of the grant. At the date of the grant, the maximum potential value of the Performance RSAs, assuming the achievement of the highest level of performance conditions, was 6,444 shares subject to Performance RSAs (or $690,000). Also, includes 4,876 shares subject to time-vested RSUs (or $450,000) granted as a one-time sign-on incentive award in connection with his appointment as interim CFO effective April 28, 2023, which vested at the end of the interim term on September 22, 2023 and was calculated using a price per share of $92.27, the closing market price of the Common Stock on March 21, 2023, the date of the grant. This represents the aggregate grant date fair value of the awards, calculated in accordance with FASB ASC Topic 718.
(8)Includes 4,285 shares subject to time-vested RSAs (or $475,000), which vest equally on March 1, 2024, March 1, 2025, and March 1, 2026 and 4,285 shares subject to Performance RSAs (or $475,000), which represents the target award, calculated using a price per share of $110.85, the closing market price of the Common Stock on March 1, 2023, the date of the grant. At the date of the grant, the maximum potential value of the Performance RSAs, assuming the achievement of the highest level of performance conditions, was 8,570 shares subject to Performance RSAs (or $950,000). This represents the aggregate grant date fair value of the awards, calculated in accordance with FASB ASC Topic 718.
(9)This amount reflects the base salary earned by Mr. Osberg through April 27, 2023, the effective date of his resignation.
(10)Under the terms of his severance, Mr. Osberg forfeited his long-term incentive awards granted in fiscal year 2024 upon his resignation on April 27, 2023. See “Resignation of Mr. Osberg.”
Mininberg Employment Agreement
The term of the Mininberg Employment Agreement expired on February 29, 2024. Therefore, when Mr. Mininberg retired effective February 29, 2024, the Mininberg Employment Agreement expired pursuant to its terms. See “Potential Payments Upon Termination or Change of Control” and “Retirement Payments and Benefits to Mr. Mininberg” for further information regarding retirement payments and benefits made to Mr. Mininberg under the Mininberg Employment Agreement.
Annual Incentive Bonus. The Mininberg Employment Agreement provided that with respect to fiscal year 2022, and for each annual performance period commencing thereafter during the term of the Mininberg Employment Agreement, Mr. Mininberg was eligible for an annual incentive bonus payable in cash under the Annual Bonus Plan, targeted at 200% of Mr. Mininberg’s base salary, with the opportunity to earn up to a maximum amount of 1.6 times of such target and a threshold achievement payout of 100% of his base salary, subject to the adjustments and limitations set forth in the Mininberg Employment Agreement and the Annual Bonus Plan. The annual incentive bonus was based on the achievement of performance goals and other terms set forth in the Annual Bonus Plan and at the sole discretion of the Compensation Committee. No annual incentive bonus was earned or payable and Mr. Mininberg was not entitled to a bonus with respect to any performance measure if the threshold amount associated with such performance measure was not achieved.
Long-Term Incentive Compensation. With respect to the three-year performance period beginning with fiscal year 2022, and for each three-year performance period thereafter during the term of the Mininberg Employment Agreement, Mr. Mininberg was eligible to receive a long-term incentive grant (the “Fiscal LTPB”) in the form of an equity incentive award, pursuant to the 2018 Stock Plan or any successor plan and any award agreement issued thereunder. Pursuant to the Mininberg Employment Agreement, this award was in the form of a grant of Performance RSAs. The target equity award for the Fiscal LTPB in fiscal year 2022 was $5,200,000 and the target equity award for the Fiscal LTPB for fiscal years 2023 and 2024 was $6,700,000. The Fiscal LTPB could be increased or decreased by the Compensation Committee at its sole discretion. The total Maximum Grant Amount (defined below) was the maximum amount payable as a Fiscal LTPB and represented 200% of the target award amount. The maximum equity award for each Fiscal LTPB was the lesser of: (1) $13,400,000, two times the target award amount; or (2) the value of the Common Stock that may be granted to a participant under the 2018 Stock Plan (the “Maximum Grant Amount”), subject to the limitations set forth in the Mininberg Employment Agreement and the 2018 Stock Plan. The performance-based RSA grant had a threshold award of 25% and a target award of 50% of the Maximum Grant Amount. The Fiscal LTPB was based on the achievement of performance goals and other terms of the Fiscal LTPB determined at the sole discretion of the Compensation Committee. Mr. Mininberg was not entitled to a Fiscal LTPB with respect to any performance measure if the threshold amount associated with such performance measure was not achieved.
Other Benefits. For information regarding other limited perquisites and other benefits that were provided to Mr. Mininberg pursuant to the Mininberg Employment Agreement, see “Compensation Discussion & Analysis - Elements of the Compensation Program for our NEOs - No Excessive Perquisites and Other Personal Benefits Provided to our NEOs.”

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EXECUTIVE COMPENSATION
Geoffroy Employment Agreement
In connection with the appointment of Noel Geoffroy as CEO, the Company entered into an employment agreement with Ms. Geoffroy on April 25, 2023. The appointment and the Geoffroy Employment Agreement were effective March 1, 2024, following Mr. Mininberg’s retirement and departure from the Company. The Geoffroy Employment Agreement replaces the Severance Agreement previously entered into by the Company and Ms. Geoffroy, dated May 17, 2022.
Annual Incentive Bonus. The Geoffroy Employment Agreement provides that, effective March 1, 2024, with respect to fiscal year 2025, and for each annual performance period commencing thereafter, Ms. Geoffroy will be eligible for an annual incentive bonus payable in cash under the Annual Bonus Plan or any successor plan, targeted at 125% of Ms. Geoffroy’s base salary at the commencement of the applicable annual performance period, subject to the adjustments and limitations set forth in the Geoffroy Employment Agreement and the Annual Bonus Plan. The annual incentive bonus will be based on the achievement of performance goals and other terms set forth under the Annual Bonus Plan and at the sole discretion of the Compensation Committee. No annual incentive bonus will be earned or payable and Ms. Geoffroy will not be entitled to a bonus with respect to any such performance measure if the threshold amount associated with such performance measure is not achieved.
Long-Term Incentive Compensation. As of March 1, 2024, Ms. Geoffroy will be eligible to receive long-term incentive grants in the form of RSAs under the 2018 Stock Plan or any successor plan consisting of both time-vesting RSAs and performance-based RSAs. The total equity award for each fiscal year will be the lesser of $3,800,000 or the limits set forth in the 2018 Stock Plan (the “Targeted Equity Award Amount”), which in the case of performance awards shall be based at target. With respect to fiscal year 2025, Ms. Geoffroy shall receive a Fiscal LTPB, (1) 25% of the Targeted Equity Award Amount will be granted in the form of time-vested RSAs that will vest in three equal installments on successive anniversary dates of the grant over the three-year period that commences on the grant date, and (2) 75% of the Targeted Equity Award Amount will be granted in the form of performance-based RSAs for the performance period commencing March 1, 2024 and ending February 28, 2027. The Fiscal LTPB will be based on the achievement of performance goals and other terms of the Fiscal LTPB determined at the sole discretion of the Compensation Committee. Ms. Geoffroy will not be entitled to a Fiscal LTPB with respect to any performance measure if the threshold amount associated with such performance measure is not achieved.
Other Benefits. For information regarding other limited perquisites and other benefits provided to Ms. Geoffroy pursuant to the Geoffroy Employment Agreement, see “Compensation Discussion & Analysis - Elements of the Compensation Program for our NEOs - No Excessive Perquisites and Other Personal Benefits Provided to our NEOs.”
Employment Termination Compensation. The Geoffroy Employment Agreement provides for certain severance and retirement payments and benefits upon Ms. Geoffroy’s termination of employment. See “Potential Payments Upon Termination or Change of Control.”

58	Helen of Troy

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Grants of Plan-Based Awards in Fiscal Year 2024
For fiscal year 2024, the following plan-based compensation was awarded to our NEOs:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards; Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards(3) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Julien R. Mininberg, CEO
Annual Incentive Award		1,250,000	2,500,000	4,000,000
Performance RSAs	3/1/2023				30,221	60,442	120,884			6,700,000
Noel M. Geoffroy, COO
Annual Incentive Award		500,000	1,000,000	2,000,000
Performance RSAs	3/1/2023				5,413	10,825	21,650			1,200,000
Time-Vested RSAs	3/1/2023							3,608	(4)	400,000
Brian L. Grass, CFO
Annual Incentive Award (5)		107,885	215,769	431,538
Performance RSAs	10/5/2023				1,611	3,222	6,444		(6)	345,000
Time-vested RSAs	10/5/2023							3,221	(6)(7)	345,000
Time-Vested RSUs	3/21/2023							4,876	(8)	450,000
Tessa N. Judge, CLO
Annual Incentive Award		148,950	297,900	595,800
Performance RSAs	3/1/2023				2,143	4,285	8,570			475,000
Time-Vested RSAs	3/1/2023							4,285	(4)	475,000
Matthew J. Osberg, former CFO
Annual Incentive Award		255,000	510,000	1,020,000
Performance RSAs	3/1/2023				2,481	4,961	9,922			550,000
Time-Vested RSAs	3/1/2023							4,961	(4)	550,000
(1)Under the Annual Bonus Plan, the performance metrics are based on the achievement of adjusted income and net sales targets. For further information relating to these awards and performance goals, see “Compensation Discussion & Analysis - Elements of the Compensation Program for our NEOs - Incentive Awards - Annual Incentive Awards.” The actual payouts for fiscal year 2024 were 76.3% of the target amount for Messrs. Mininberg and Grass, and Mses. Geoffroy and Judge. Under the terms of his Severance Agreement, Mr. Osberg was not entitled to any portion of his fiscal year 2024 annual incentive award upon his resignation on April 27, 2023.
(2)The number of shares listed represents shares subject to long-term equity incentive awards in the form of Performance RSAs. The performance criteria for these awards is based on the achievement of cumulative adjusted diluted EPS and relative total shareholder return targets over a three-year performance period. For further information relating to these awards and performance goals, see “Compensation Discussion & Analysis - Elements of the Compensation Program for our NEOs - Incentive Awards - Long-Term Incentive Awards.” Under the terms of his Severance Agreement, Mr. Osberg was not entitled to any portion of his fiscal year 2024 long-term equity incentive awards upon his resignation on April 27, 2023.
(3)The amounts shown reflect the aggregate grant date fair value of the subject awards, based on the expected achievement of performance at target, where applicable. These were computed in accordance with FASB ASC Topic 718. The Performance RSAs and time-vested RSAs and RSUs were granted under the 2018 Stock Plan.
(4)The amounts shown reflect the number of time-vested RSAs granted to Ms. Geoffroy, Ms. Judge and Mr. Osberg, which vest equally on March 1, 2024, March 1, 2025 and March 1, 2026. Mr. Osberg time-vested RSAs were forfeited in connection with his resignation on April 27, 2023 in accordance with his Severance Agreement.
(5)The amounts shown reflect Mr. Grass’s annual incentive award at a target of $510,000, prorated from September 25, 2023 (the first business day after the effective date of his appointment as CFO, September 23, 2023), through the end of fiscal year 2024.
(6)The amounts shown reflect Mr. Grass’s annual long-term incentive award at a target of $1,600,000 prorated from September 25, 2023 (the first business day after the effective date of his appointment as CFO, September 23, 2023), through the end of fiscal year 2024.
(7)The amounts shown reflect the number of time-vested RSAs granted to Mr. Grass, which vest equally on October 5, 2024, October 5, 2025, and October 5, 2026.
(8)The amount shown reflects the number of time-vested RSUs granted to Mr. Grass as a one-time sign-on incentive award in connection with his appointment as interim CFO effective April 28, 2023, which vested on September 22, 2023.

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EXECUTIVE COMPENSATION
Outstanding Equity Awards at Fiscal Year-End 2024
The following table sets forth certain information with respect to outstanding equity awards for our NEOs as of February 29, 2024:

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Julien R. Mininberg, CEO	32,825	(2)	4,103,125
	60,442	(3)	7,555,250
	10	(4)	1,250
Noel M. Geoffroy, COO	3,691	(2)	461,375
	10,825	(3)	1,353,125
	1,292	(5)	161,500
	1,230	(6)	153,750
	3,608	(7)	451,000
Brian L. Grass, CFO	3,222	(3)	402,750
	197	(8)	24,625
	3,221	(9)	402,625
Tessa N. Judge, CLO	2,940	(2)	367,500
	4,285	(3)	535,625
	237	(8)	29,625
	979	(6)	122,375
	4,285	(7)	535,625
	10	(4)	1,250
(1)Calculated using a price per share of $125.00, the closing market price of the Common Stock as reported by NASDAQ on February 29, 2024, the end of the Company’s last completed fiscal year.
(2)These shares represent Performance RSAs granted under the 2018 Stock Plan, based on “target.” The Performance RSAs vest if the performance conditions under the awards are achieved based on a three-year performance period ending February 28, 2025. Payouts can range from zero shares to a maximum of 200% of target. The number of shares reflected assumes the target level of performance achievement, which would result in the Performance RSAs vesting at 100% of target.
(3)These shares represent Performance RSAs granted under the 2018 Stock Plan, based on “target.” The Performance RSAs vest if the performance conditions under the awards are achieved based on a three-year performance period ending February 28, 2026. Payouts can range from zero shares to a maximum of 200% of target. The number of shares reflected assumes the target level of performance achievement, which would result in the Performance RSAs vesting at 100% of target.
(4)These shares represent time-vested RSAs granted to Mr. Mininberg and Ms. Judge as part of the recognition bonus granted generally to associates, which vest on May 19, 2024.
(5)These shares represent remaining unvested time-vested RSAs granted to Ms. Geoffroy as a one-time sign-on long-term incentive award in connection with her appointment as COO, which vest on May 9, 2024.
(6)These shares represent time-vested RSAs granted to Ms. Geoffroy and Ms. Judge, which vest 50% on March 1, 2024 and 50% on March 1, 2025.
(7)These shares represent time-vested RSAs granted to Ms. Geoffroy and Ms. Judge, which vest equally on March 1, 2024, March 1, 2025, and March 1, 2026.
(8)These shares represent remaining unvested time-vested RSAs granted to Ms. Judge and Mr. Grass, which vest on March 1, 2024.
(9)These shares represent time-vested RSAs granted to Mr. Grass, which vest equally on October 5, 2024, October 5, 2025, and October 5, 2026.

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EXECUTIVE COMPENSATION
Option Exercises and Stock Vested During Fiscal Year 2024
There were no exercises of stock options for our NEOs during fiscal year 2024. The following table provides information on all vesting of stock awards for our NEOs during fiscal year 2024:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Julien R. Mininberg, CEO	30,550	2,966,711
Noel M. Geoffroy, COO	2,583	244,326
Brian L. Grass, CFO	12,537	1,322,206
Tessa N. Judge, CLO	2,045	205,364
Matthew J. Osberg, former CFO	1,173	118,464
Equity Compensation Plan Information
The following table summarizes certain equity compensation plan information as of February 29, 2024:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights(1)	Weighted-average exercise price of outstanding options, warrants, and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(3)
Equity compensation plans approved by security holders	28,407	$72.46	1,294,043
(1)Includes shares issuable under outstanding options, time-vested Restricted Stock Units (“RSUs”) and Performance Restricted Stock Units (“Performance RSUs”). Performance RSUs are at target achievement. Shares issuable upon vesting of time-vested RSAs and Performance RSAs are not included.
(2)Reflects the weighted-average exercise price of outstanding options.
(3)Includes 697,829 shares authorized and available for issuance in connection with the 2018 Stock Plan and 596,214 shares authorized and available for issuance under the 2018 ESPP (as defined below).
As of May 15, 2024, (1) there were options to purchase 3,000 shares of Common Stock outstanding under the equity compensation plans of the Company; (2) the weighted average exercise price for such outstanding options was $87.61; (3) the weighted average remaining term for such outstanding options was 0.97 years; and (4) there were 755,279 time-vested RSAs and RSUs, Performance RSAs at maximum achievement and Performance RSUs at target achievement outstanding under the equity compensation plans of the Company.
2018 Stock Incentive Plan
The Company’s shareholders approved the 2018 Stock Plan at the 2018 annual general meeting of shareholders. The 2018 Stock Plan is administered by the Compensation Committee of the Board of Directors. The 2018 Stock Plan permits the granting of stock options, including ISO’s and NSO’s, unrestricted shares of Common Stock, SAR’s, restricted stock, RSUs, and other stock-based awards. As of February 29, 2024, the maximum number of shares reserved for issuance under the 2018 Stock Plan is 697,829 shares and the maximum number of shares with respect to which awards of any and all types may be granted during a calendar year to any participant is limited, in the aggregate, to 2,000,000 shares, subject to adjustment for certain events as described in the 2018 Stock Plan. The 2018 Stock Plan will expire by its terms on August 22, 2028.
The 2018 Stock Plan provides that the Compensation Committee may authorize one or more officers to grant awards of up to an aggregate of 2,000,000 shares of Common Stock (subject to adjustment in certain circumstances), provided that any such grants will be subject to the terms and conditions of the Compensation Committee authorization and that such officer must notify the Compensation Committee of any such grants. Currently, associates, Directors and consultants (including agents, independent contractors, leased associates, and advisors) of the Company, its subsidiaries and affiliates are eligible to participate in the 2018 Stock Plan.

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EXECUTIVE COMPENSATION
The 2018 Stock Plan provides that the option price pursuant to which Common Stock may be purchased will be determined by the Compensation Committee, but will not be less than the fair market value of the Common Stock on the date the option is granted. The Compensation Committee will determine the term of each option, but no option will be exercisable more than 10 years after the date of grant. Payment of the purchase price may be (1) in cash, (2) in shares of Common Stock held for at least six months, (3) partly in cash and partly in such shares, (4) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate option price for the shares being purchased, (5) through having shares withheld by the Company from any shares that would have otherwise been received by the participant, or (6) through such other means as will be prescribed in the award agreement. If a participant’s service terminates by reason of death or Disability (as defined in the 2018 Stock Plan), to the extent the participant was entitled to exercise the option on the date of death or Disability, the option may be exercised within one year after the date of death or Disability (or such other period specified in the applicable award agreement). If a participant’s service with the Company terminates for any reason (other than death or Disability), each option then held by the participant may be exercised within ninety days (or such other period specified in the applicable award agreement) after the date of such termination, but only to the extent such option was exercisable at the time of termination of service. Notwithstanding the foregoing, the Compensation Committee may accelerate the vesting of unvested options held by a participant if the participant is terminated by the Company without “cause” (as determined by the Compensation Committee).
The 2018 Stock Plan also provides for certain terms and conditions pursuant to which restricted stock and RSUs may be granted under the 2018 Stock Plan. Each grant of restricted stock and RSUs must be evidenced by an award agreement in a form approved by the Compensation Committee. The vesting of a RSA or RSU granted under the 2018 Stock Plan may, but shall not be required to, be conditioned upon the completion of a specified period of service, upon attainment of specified performance goals, and/or upon such other criteria as the Compensation Committee may determine in its sole discretion. If a participant’s service is terminated for any reason, the participant will only be entitled to the restricted stock or RSUs vested at the time of such termination of service unless the participant is party to an employment or severance agreement that provides otherwise, or the participant is eligible for benefits under the Company’s retirement plan. The participant’s unvested restricted stock and RSUs will be repurchased or forfeited at the time of the participant’s termination. Notwithstanding the foregoing, the Compensation Committee may accelerate the vesting of unvested restricted stock or RSUs held by a participant if the participant is terminated by the Company without “cause” (as determined by the Compensation Committee). Except as provided in the applicable award agreement, no shares of restricted stock may be assigned, transferred or otherwise encumbered or disposed of by the participant until such shares have vested in accordance with the terms of such award agreement. If and to the extent that the applicable award agreement so provides, a participant will have the right to vote and, to the extent vested, receive dividends on the shares of restricted stock granted to him or her under the 2018 Stock Plan. Unless otherwise provided in the applicable award agreement, any shares received as a dividend on such restricted stock or in connection with a stock split or subdivision of the shares of restricted stock will be subject to the same restrictions as the restricted stock.
The Compensation Committee has the authority under the 2018 Stock Plan to grant SARs independent of stock options. Each SAR granted independently of an option entitles a participant to exercise the SAR in whole or in part and, upon such exercise, to receive from the Company an amount equal to (1) the excess of (i) the fair market value on the exercise date of one share of Common Stock over (ii) the exercise price per share, times (2) the number of shares covered by the portion of the SAR so exercised.
The terms and conditions of other stock-based awards will be determined by the Compensation Committee. Other stock-based awards may be granted in a manner that will enable the Company to deduct any amount paid by the Company under Section 162(m) of the Code. Such performance-based awards are rights to receive amounts denominated in cash or shares of Common Stock, based on the Company’s or a participant’s performance during a designated period in which attainment of the performance goals is measured. Performance goals, the length of the performance period and time of payment of the performance-based award are established in writing by the Compensation Committee: (1) at a time when the outcome for that performance period is substantially uncertain and (2) not later than ninety days after the commencement of the performance period to which the performance goal relates, but in no event after 25 percent of the relevant performance period has elapsed.
Under the 2018 Stock Plan, the acceleration of equity awards due to a Change of Control (as defined in the 2018 Stock Plan) is based on a “double trigger,” which means that the acceleration of those awards would generally occur if, during the employment period, the participant’s employment is involuntarily terminated by the Company other than for cause or by the participant for good reason, in each case, within a specified

62	Helen of Troy

EXECUTIVE COMPENSATION
period following a Change of Control or if the equity award is not assumed or substituted in connection with the Change of Control. Accordingly, in the event of a Change of Control, with respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change of Control, if within one year after the effective date of the Change of Control, a participant’s service is involuntarily terminated other than for cause or by the participant for good reason, then (1) the participant will have the right to exercise or settle from and after the date of termination any option or SAR held by such participant in whole or in part, notwithstanding that such option or SAR may not be fully exercisable or vested, (2) any and all time-based vesting restrictions on such participant’s other stock-based award will lapse and such stock will immediately vest in the participant, notwithstanding that the other stock-based award was unvested and (3) the payout level under such participant’s outstanding stock-based awards that vest in whole or in part based on performance conditions shall be deemed to have been earned as of the date of termination based upon achievement of relevant performance goals or based on performance at the “target” level, either in full or pro rata based upon the length of time within the performance period that has elapsed.
With respect to awards not assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change of Control, upon the occurrence of the Change of Control, (1) the participant will have the right to exercise or settle from and after the date of the Change of Control any option or SAR held by such participant in whole or in part, notwithstanding that such option or SAR may not be fully exercisable or vested, (2) any and all time-based vesting restrictions on such participant’s other stock-based award will lapse and such stock will immediately vest in the participant, notwithstanding that the other stock-based award was unvested and (3) the payout level under such participant’s outstanding stock-based awards that vest in whole or in part based on performance conditions shall be deemed to have been earned as of the effective date of the Change of Control based upon achievement of relevant performance goals or based on performance at the “target” level, either in full or pro rata based upon the length of time within the performance period that has elapsed. Regardless of whether a Change of Control has occurred, the Compensation Committee may in its sole discretion at any time determine that, upon the termination of service of a participant for any reason or the occurrence of a Change of Control, all or a portion of such participant’s options or SARs shall become fully or partially exercisable, that such participant’s awards shall lapse, and/or that any performance-based criteria shall be deemed to be wholly or partially satisfied.
Employee Stock Purchase Plan
At the 2018 annual general meeting of shareholders, the shareholders approved the Helen of Troy Limited 2018 Employee Stock Purchase Plan (the “2018 ESPP”) and reserved 750,000 shares of Common Stock for issuance under the 2018 ESPP. It is the intention of the Company that the 2018 ESPP qualify as an “employee stock purchase plan” under Section 423 of the Code.
The purpose of the 2018 ESPP is to provide associates of the Company, or its subsidiaries or affiliates designated by the Compensation Committee, as eligible to participate in the 2018 ESPP an opportunity to purchase shares of Common Stock and thereby have an additional incentive to contribute to the prosperity of the Company. The aggregate number of shares of Common Stock that may be sold pursuant to all offerings of the Company’s Common Stock under the 2018 ESPP will not exceed 750,000 shares, as adjusted for any recapitalization or reorganization of the Company as set forth in the 2018 ESPP. The 2018 ESPP provides that eligible full-time associates of the Company or certain of its subsidiaries or affiliates may purchase shares of Common Stock with payroll deductions accumulated on behalf of such associates. Associates may authorize payroll deductions of up to 15 percent of their compensation, subject to certain limitations under Section 423(b) of the Code, which is accumulated over an option period and then used to purchase Common Stock. Option periods end in February and August of each fiscal year. Upon the expiration date of each offering, the funds accumulated in the stock purchase account of each participating associate will be applied to the purchase of shares of Common Stock at a price per share equal to the lesser of (a) a percentage (not less than 85%) established by the Compensation Committee (the “Designated Percentage”) of the fair market value per share of Common Stock on the date on which an option is granted, or (b) the Designated Percentage of the fair market value (as determined under the 2018 ESPP) per share of Common Stock on the date on which the option is exercised and the Common Stock is purchased.

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EXECUTIVE COMPENSATION
Potential Payments Upon Termination or Change of Control
The information below describes certain compensation that would be paid to Mr. Mininberg under the terms of the Mininberg Employment Agreement and to our other NEOs under the terms of their respective Severance Agreements, in the event of a termination of each of his or her employment with the Company and/or change of control of the Company. For fiscal year 2024, the Severance Agreement previously entered into by the Company and Ms. Geoffroy governed her compensation that would be paid in the event of such termination and/or change of control. Effective March 1, 2024, the Geoffroy Employment Agreement replaced her Severance Agreement.
The amounts shown in the table below assume that such a termination of employment and/or change of control occurred on February 29, 2024. The amounts include estimates that would be paid out to each of our NEOs upon his or her termination and/or a change of control (based upon his or her compensation and service levels as of such date). The value of the outstanding Performance RSAs and all time-vested RSAs in the below table are calculated assuming that the market price per share of the Common Stock on the date of the event was equal to the closing price of the Common Stock on the last trading day of the fiscal year ended February 29, 2024 ($125.00).
Further, upon termination, the executive officer would be entitled to amounts (including salary, bonus, expense reimbursement, etc.) that have been fully earned but not yet paid on the date of termination. The actual amounts to be paid out can only be determined at the time of a change of control and/or termination of employment with the Company. In addition to the amounts in the table below, Mr. Mininberg, Ms. Geoffroy, and Ms. Judge, would have been entitled to receive any earned and unpaid annual incentive compensation as of February 29, 2024. Any outstanding equity awards issued pursuant to the 2018 Stock Plan that are not assumed in connection with a change of control will vest immediately in accordance with the terms of the 2018 Stock Plan, as applicable. Our NEOs’ equity awards are otherwise subject to a double trigger and would not vest unless within specified periods of the change of control, his or her employment was involuntarily terminated by the Company other than for cause or by the executive for good reason. For further information relating to these incentive awards, see “Compensation Discussion & Analysis - Elements of the Compensation Program for our NEOs - Incentive Awards.” Under the Mininberg Employment Agreement and the Severance Agreement, our NEOs are also entitled to specified benefits if their employment is terminated by reason of retirement and certain conditions are met. As of February 29, 2024, our CEO and CFO were eligible to receive retirement benefits under the Employment Agreement and Severance Agreement, respectively. As of February 29, 2024, our other NEOs, except for Mr. Grass, were not entitled to receive retirement benefits under the Severance Agreements.
In addition to any portion of unpaid base salary and annual incentive earned but not yet paid, Mr. Mininberg was entitled to the retirement benefits presented below as a result of his retirement on February 29, 2024, and Mr. Grass and Mses. Geoffroy and Judge would have been entitled to receive the following if each had been terminated as of February 29, 2024:
CEO - Julien R. Mininberg

Triggering Event	Compensation Component	How Paid	Payout
Termination in Connection with Retirement(1)(2)	▪Continued vesting of any outstanding Performance RSAs based on actual performance(3)	Scheduled vesting date	$11,658,375
	▪Health benefits(4)	Over time	$56,806
	Total		$11,715,181

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EXECUTIVE COMPENSATION
COO – Noel M. Geoffroy(13)

Triggering Event	Compensation Component	How Paid	Payout
Death	▪Death benefits(5)	Third party payment	$750,000
Disability(1)	▪Disability benefits(5)	Third party payment	$3,967,700
Termination for Good Reason or without Cause (and Not in Connection with a Change of Control)(1)(2)	▪Cash payment of 1 times base salary and target annual incentive(6)(7)	Over 24 months	$1,800,000
	▪Pro rata portion of any outstanding Performance RSAs based on actual performance(8)	Scheduled vesting date	$755,653
	▪Pro rata portion of any time-vested RSAs(8)	Within 60 days	$548,929
	▪Health benefits(9)	Over time	$26,920
	Total		$3,131,502
Termination for Good Reason or without Cause (and in Connection with a Change of Control)(1)(2)(10)	▪Cash payment of 1.5 times base salary and 1.5 times target annual incentive(6)(7)	Within 75 days	$2,700,000
	▪Accelerated vesting at target of any outstanding Performance RSAs(11)	Within 60 days	$1,814,500
	▪Accelerated vesting of any time-vested RSAs(11)	Within 60 days	$766,250
	▪Health benefits(9)	Over time	$40,380
	Total		$5,321,130
CFO – Brian L. Grass

Triggering Event	Compensation Component	How Paid	Payout
Death	▪Death benefits(5)	Third party payment	$750,000
Disability(1)	▪Disability benefits(5)	Third party payment	$3,808,400
Retirement	▪Continued vesting of any outstanding Performance RSAs based on actual performance(12)	Scheduled vesting date	$—
	▪Continued vesting of a pro rata portion of any time-vested RSAs((12)	Scheduled vesting date	$24,625
	▪Health benefits(9)	Over time	$40,527
	Total		$65,152
Termination for Good Reason or without Cause (and Not in Connection with a Change of Control)(1)(2)	▪Cash payment of 1 times base salary and target annual incentive(6)(7)	Over 24 months	$1,110,000
	▪Pro rata portion of any outstanding Performance RSAs based on actual performance(8)	Scheduled vesting date	$132,908
	▪Pro rata portion of any time-vested RSAs(8)	Within 60 days	$123,238
	▪Health benefits(9)	Over time	$27,018
	Total		$1,393,164
Termination for Good Reason or without Cause (and in Connection with a Change of Control)(1)(2)(10)	▪Cash payment of 1.5 times base salary and 1.5 times target annual incentive(6)(7)	Within 75 days	$1,665,000
	▪Accelerated vesting at target of any outstanding Performance RSAs(11)	Within 60 days	$1,066,125
	▪Accelerated vesting of any time-vested RSAs(11)	Within 60 days	$427,250
	▪Health benefits(9)	Over time	$40,527
	Total		$3,198,902

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EXECUTIVE COMPENSATION
CLO – Tessa N. Judge

Triggering Event	Compensation Component	How Paid	Payout
Death	▪Death benefits(5)	Third party payment	$750,000
Disability(1)	▪Disability benefits(5)	Third party payment	$7,769,200
Termination for Good Reason or without Cause (and Not in Connection with a Change of Control)(1)(2)	▪Cash payment of 1 times base salary and target annual incentive(6)(7)	Over 24 months	$794,400
	▪Pro rata portion of any outstanding Performance RSAs based on actual performance(8)	Scheduled vesting date	$422,981
	▪Pro rata portion of any time-vested RSAs(8)	Within 60 days	$458,822
	▪Health benefits(9)	Over time	$16,139
	Total		$1,692,342
Termination for Good Reason or without Cause (and in Connection with a Change of Control)(1)(2)(10)	▪Cash payment of 1.5 times base salary and 1.5 times target annual incentive(6)(7)	Within 75 days	$1,191,600
	▪Accelerated vesting at target of any outstanding Performance RSAs(11)	Within 60 days	$1,080,875
	▪Accelerated vesting of any time-vested RSAs(11)	Within 60 days	$688,875
	▪Health benefits(9)	Over time	$24,209
	Total		$2,985,559

(1)	The terms “disability,” “good reason,” “cause” and “change of control” each have the same meanings as defined in the Severance Agreements for our other NEOs.

(2)	In the event of each of our other NEO’s termination without cause or for good reason, all payments and benefits due to him or her, other than any portion of unpaid base salary and any payment or benefit otherwise required by any rule or regulation issued by any state or federal governmental agency, will be contingent upon that other NEO’s execution of a general release of all claims against the Company, its affiliates and their respective and former Directors, associates and agents to the maximum extent permitted by law, pursuant to the Severance Agreement for our other NEOs.

(3)
Under the Mininberg Employment Agreement, in the event of a termination of employment by the CEO for retirement, our CEO was eligible for the continued vesting of all outstanding, unearned Performance RSAs based on actual performance of the Company for the applicable performance periods. The amount disclosed in the table for Performance RSAs reflects 0% actual performance achievement for the RSAs with the performance period ended February 29, 2024 and assumes target performance for RSAs with performance periods ending February 28, 2025 and February 28, 2026.

(4)	Reflects the estimated value of the monthly employer portion of the premium payments to receive “Retiree Coverage” under the Company’s health plan until December 26, 2029 for our CEO and his spouse. Under the terms of the Mininberg Employment Agreement, our CEO had the right to elect to either continue coverage under the Company’s health plan under COBRA or to receive “Retiree Coverage” under the Company’s health plan until December 2029 (subject to earlier termination under certain conditions including if he is covered by or eligible for coverage under another health insurance policy). Mr. Mininberg elected Retiree Coverage and is obligated to pay the employee portion of the premium and the Company will pay the employer portion of such premium. If COBRA coverage had been elected, our CEO would have been obligated to pay the full cost (employer and employee premium amounts) for such COBRA coverage.

(5)	Represents third party payments from insurers. In the event of death, this would include the payment under a life insurance policy in the amount of $750,000. In the event of disability, the amount of the payment(s) under a disability policy would depend upon the circumstances and nature of the disability, with a maximum payment of $25,000 per month until age 67.

(6)	In accordance with the Severance Agreements, the amounts represent 12 months of the other NEO’s respective base salary payable in the event of a termination of employment by our other NEOs for good reason or by the Company without cause (not in connection with a change of control) and 18 months base salary payable in the event of a termination of employment by our other NEOs for good reason or by the Company without cause in connection with a change of control.

(7)	Under the Severance Agreement, our other NEOs would have been entitled to receive (a) 100% of his or her target annual incentive for the performance period in which our other NEO is terminated in the event of a termination of employment by our other NEO for good reason or by the Company without cause (not in connection with a change of control) and (b) 150% of his or her target annual incentive for the performance period in which our other NEO is terminated in the event of a termination of employment by our other NEO for good reason or by the Company without cause in connection with a change of control, which are reflected in the table above.

(8)
Under the Severance Agreement, in the event of a termination of employment by an other NEO for good reason or by the Company without cause (not in connection with a change of control), a pro rata portion of any outstanding Performance RSAs will vest based on the actual performance of the Company for the applicable performance periods during which the other NEO’s employment was terminated. The amount disclosed in the table for Performance RSAs is based on 0% actual performance achievement for the performance period ended February 29, 2024 and assumes target performance for RSAs with performance periods ending February 28, 2025 and February 28, 2026. Additionally, a pro rata portion of any outstanding installment of time-vested RSAs will vest under the terms of the Severance Agreements.

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(9)	Reflects the estimated value of 12 monthly COBRA payments for a termination not in connection with a change of control and 18 monthly COBRA payments for a termination in connection with a change of control. To the extent permitted by benefit plans of the Company and its subsidiaries, and applicable law, under the Severance Agreement, our other NEOs are entitled to the continuation of health insurance benefits under COBRA. In the event of a termination of employment by our other NEOs for good reason or by the Company without cause not in connection with a change of control, our other NEOs and his or her families are entitled to the continuation of health insurance benefits for a maximum of 12 months after the date of termination or until our other NEO is covered by or eligible for coverage under another health insurance policy, if that occurs earlier than 12 months. In the event of an other NEO’s retirement or termination of employment by the other NEO for good reason or by the Company without cause in connection with a change of control, those benefits extend to 18 months.

(10)
Under the Severance Agreement, in the event of a termination of employment by the NEO for good reason or by the Company without cause in connection with a change of control, the NEO is paid up to the target amount of his or her annual incentive for the fiscal year in which he or she is terminated to the extent not paid or earned for that fiscal year. The amount is determined on a pro rata basis if the other NEO has been employed by the Company less than the full fiscal year. For fiscal year 2024, the target amount of the NEO’s annual incentive that would have been paid under this termination and change of control event, was $1,000,000 for Ms. Geoffroy and $297,900 for Ms. Judge.

(11)
Under the Severance Agreement, in the event of a termination of employment by our other NEOs for good reason or by the Company without cause in connection with a change of control, all Performance RSAs vest at target and all unvested, time-vested RSAs will fully vest, which is reflected in the table above. The amount disclosed in the table assumes target performance for RSAs with performance periods ending February 29, 2024, February 28, 2025, and February 28, 2026. Any outstanding equity awards issued to our other NEOs that are not assumed in connection with a change of control will vest immediately in accordance with the terms of the 2018 Stock Plan.

(12)
Under the Severance Agreement, in the event of a retirement termination of employment, our CFO is eligible for the continued vesting of all Performance RSAs granted at least six months prior to his date of retirement based on actual performance of the Company for the applicable performance periods and continued vesting of a pro rata portion of any unvested tranche of time-vested RSAs granted at least six months prior to his date of retirement. The amount disclosed in the table for Performance RSAs is based on 0% actual performance achievement for the performance period ended February 29, 2024.

(13)	As of February 29, 2024, the Severance Agreement previously entered into by the Company and Ms. Geoffroy governed her compensation that would be paid in the event of such termination and/or change of control. Effective March 1, 2024, the Geoffroy Employment Agreement replaced her Severance Agreement.
Severance Agreement and Employment Agreement with Noel Geoffroy
For fiscal year 2024, the Severance Agreement previously entered into by the Company and Ms. Geoffroy governed her compensation that would be paid in the event of such termination and/or change of control. Effective March 1, 2024, the Geoffroy Employment Agreement replaced her Severance Agreement. The Geoffroy Employment Agreement provides for substantially the same provisions relating to payments and benefits upon Ms. Geoffroy’s termination of employment as Ms. Geoffroy’s Severance Agreement. These payment and benefits are as described below:
Death or Disability. If Ms. Geoffroy’s employment is terminated by reason of death or disability, then she (or her estate) will be entitled to receive (1) any portion of unpaid base salary or other benefit earned but not yet paid to her up to and including the date of termination and (2) any unpaid cash or equity incentive payment earned by Ms. Geoffroy with respect to any award under the Annual Bonus Plan or the 2018 Stock Plan and vested prior to the effective date of termination.
Termination by Company for Cause or by Ms. Geoffroy Other Than for Retirement or Good Reason. If Ms. Geoffroy’s employment is terminated for cause by the Company or by Ms. Geoffroy other than for retirement or good reason (as defined in her Severance Agreement and the Geoffroy Employment Agreement), then she will be entitled to receive (1) any portion of unpaid base salary or other benefit earned but not yet paid to her up to and including the date of termination and (2) any unpaid cash or equity incentive payment earned by Ms. Geoffroy with respect to any award under the Annual Bonus Plan or the 2018 Stock Plan and vested prior to the effective date of termination.
Termination by Ms. Geoffroy for Good Reason or by Company Other Than for Cause (and in Connection with a Change of Control). Under Ms. Geoffroy’s Severance Agreement and the Geoffroy Employment Agreement, if Ms. Geoffroy’s employment is terminated by Ms. Geoffroy for good reason or by the Company other than for cause within six months prior to, on, or within 18 months following a change of control, then she will be entitled to receive: (1) any portion of unpaid base salary or other benefit earned but

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not yet paid to her as of the date of termination (including any unpaid cash or equity incentive payment earned under the Annual Bonus Plan or the 2018 Stock Plan and vested prior to the effective date of such termination), (2) a cash payment equal to (A) 18 months of Ms. Geoffroy’s then-applicable base salary at the date of termination of employment, plus (B) an amount equal to 150% of the target annual incentive under the Annual Bonus Plan for the performance period in which her employment terminated, payable in a lump sum, (3) a pro rata portion of the target amount of any annual incentive compensation under the Annual Bonus Plan for the period in which the termination occurred, (4) immediate vesting of all unvested, time-vested RSUs and unvested, time-vested RSAs issued under the 2018 Stock Plan that are outstanding immediately prior to the date of termination, (5) immediate vesting of all unvested, time-vested options granted pursuant to the 2018 Stock Plan that are outstanding as of immediately prior to the date of termination and an extended exercisability period for such options, and (6) immediate vesting based on assumed performance attainment at target levels of all unvested performance-based RSUs and unvested performance-based RSAs issued under the 2018 Stock Plan that are outstanding as of immediately prior to the date of termination and (7) to the extent permitted by benefit plans of the Company and its subsidiaries, and applicable law, the continuation of health insurance benefits under COBRA for Ms. Geoffroy and her family for a maximum of 18 months after the date of termination or until Ms. Geoffroy is covered by or eligible for coverage under another health insurance policy, if that occurs earlier than 18 months. In the event any outstanding equity awards issued pursuant to the 2018 Stock Plan are not assumed in connection with a change of control, such awards will immediately vest in accordance with the terms of the 2018 Stock Plan. All payments and benefits due to Ms. Geoffroy, other than any portion of unpaid base salary and any payment or benefit otherwise required by any rule or regulation issued by any state or federal governmental agency, will be contingent upon Ms. Geoffroy’s execution of a general release of all claims to the maximum extent permitted by law against the Company, its affiliates and their respective and former Directors, associates and agents pursuant to her Severance Agreement and the Geoffroy Employment Agreement.
Termination by Ms. Geoffroy for Good Reason or by Company Other Than for Cause (and Not in Connection with a Change of Control). If Ms. Geoffroy’s employment is terminated by Ms. Geoffroy for good reason (other than due to Retirement Termination of Employment (as defined below)) or by the Company other than for cause, death, disability, or Retirement Termination of Employment, then she will be entitled to receive: (1) any portion of unpaid base salary or other benefit earned but not yet paid to her as of the date of termination, and to the extent not duplicative, any unpaid cash or equity incentive payment earned under the Annual Bonus Plan or the 2018 Stock Plan and vested prior to the effective date of such termination, (2) a cash payment equal to Ms. Geoffroy’s then-applicable annual base salary, (3) a bonus of 100% of the target annual incentive under the Annual Bonus Plan for the period in which her employment terminated, (4) a pro rata bonus under the Annual Bonus Plan for the period in which the termination occurred, based on actual performance of the Company at the end of such performance period, (5) a pro rata portion of any performance-based compensation that would be vested or otherwise payable under the 2018 Stock Plan, based upon the actual performance of the Company at the end of the performance periods for the periods during which the termination occurred, (6) immediate vesting of a pro rata portion of any installment of time-vested RSUs, time-vested RSAs and time-vested options issued under the 2018 Stock Plan that would have vested following the date of termination and (7) to the extent permitted by benefit plans of the Company and its subsidiaries, and applicable law, the continuation of health insurance benefits under COBRA for Ms. Geoffroy and her family for a maximum of 12 months after the date of termination or until Ms. Geoffroy is covered by or eligible for coverage under another health insurance policy, if that occurs earlier than 12 months. All payments and benefits due to Ms. Geoffroy, other than any portion of unpaid base salary and any payment or benefit otherwise required by any rule or regulation issued by any state or federal governmental agency, will be contingent upon Ms. Geoffroy’s execution of a general release of all claims to the maximum extent permitted by law against the Company, its affiliates and their respective and former directors, employees and agents pursuant to her Severance Agreement and the Geoffroy Employment Agreement.
Retirement. If Ms. Geoffroy, by written notice to the Company, voluntarily terminates her employment with the Company for any reason other than for cause, death or Good Reason any time after the date (a) the sum of Ms. Geoffroy’s age and number of years of service of employment with the Company or any of its affiliates or subsidiaries is 65 and (b) Ms. Geoffroy attains 10 consecutive years of employment with the Company or any of its affiliates or subsidiaries (“Retirement Termination of Employment”), Ms. Geoffroy will be entitled to: (1) any portion of unpaid base salary or other benefit earned but not yet paid to her as of the effective date of termination, and to the extent not duplicative, any unpaid cash or equity incentive payment earned and vested prior to the effective date of such termination under the Annual Bonus Plan or the 2018 Stock Plan, (2) the continued vesting of any performance-based Eligible RSAs (as defined below) at the same time that such Eligible RSAs would otherwise become eligible to vest if the Compensation Committee, in its

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reasonable discretion, determines the Eligible RSAs would be vested under the 2018 Stock Plan for the performance period during which Ms. Geoffroy’s employment with the Company was terminated had Ms. Geoffroy’s employment not been terminated, based upon the Company’s actual performance at the end of such performance period (where “Eligible RSAs” means, with respect to each award of RSAs granted under the 2018 Stock Plan that is not fully vested, each unvested RSA that has a grant date that is at least six months before the date of termination; provided that Eligible RSAs do not include RSAs for which acceleration would not be permitted under these circumstances pursuant to the terms of the applicable award agreement), (3) the continued vesting of the pro rata portion of any unvested tranche of time-vested Eligible RSAs and (4) to the extent permitted by benefit plans of the Company and its subsidiaries, and applicable law, the continuation of health insurance benefits under COBRA for Ms. Geoffroy and her family for a maximum of 18 months after the date of termination or until Ms. Geoffroy is covered by or eligible for coverage under another health insurance policy, if that occurs earlier than 18 months. All payments and benefits due to Ms. Geoffroy, other than any portion of unpaid base salary and any payment or benefit otherwise required by any rule or regulation issued by any state or federal governmental agency, will be contingent upon Ms. Geoffroy’s execution of a general release of all claims to the maximum extent permitted by law against the Company, its affiliates and their respective and former directors, employees and agents pursuant to her Severance Agreement and the Geoffroy Employment Agreement.
If any payments, awards or benefits are owed to Ms. Geoffroy in connection with a change of control as described above, then Ms. Geoffroy will not be entitled to any payment or benefit as a result of termination by Ms. Geoffroy for good reason or by the Company other than for cause (not in connection with a change of control) described above. If Ms. Geoffroy is eligible for payments, awards or benefits in connection with a change of control and for the retirement benefits described above, then she will be awarded the payments, awards or benefits associated with a change of control and will not be entitled to any retirement benefits; in addition, if, following the end of the relevant performance period for the performance-based RSAs that Ms. Geoffroy received, the number of Eligible RSAs that would have vested in the case of Ms. Geoffroy’s retirement is greater than the number of performance-based RSAs that actually vested, then Ms. Geoffroy will also be entitled to the positive difference thereof.
Severance Agreements with our Other NEOs
The Company has entered into the Severance Agreements with our other NEOs which provide certain benefits to our other NEOs if his or her employment is terminated under certain qualifying events as described in their respective agreement. The Severance Agreements provide for certain payments and benefits upon an other NEO’s termination of employment, including (1) any termination by an other NEO for good reason or by the Company without cause and not in connection with a change of control of the Company (each as defined in the Severance Agreements), (2) any termination by an other NEO for good reason or by the Company without cause and in connection with a change of control, and (3) upon the retirement of an other NEO from the Company. In consideration for the payment and benefits provided under the Severance Agreements, the other NEO will be subject to reasonable and necessary restrictive covenants to protect the Company, including restrictions on disparagement of the Company or its officers, Directors, associates or agents in any manner likely to be harmful to it or them or its or their business, business reputation or personal reputation. The material terms of the Severance Agreements are as follows:
▪For a termination by the Company without cause or an other NEO for good reason (not in connection with a change in control), the other NEO will receive (1) any portion of unpaid base salary or other benefit earned by him or her up to and including the date of termination (including any unpaid cash or equity incentive payment earned under the Annual Bonus Plan or the 2018 Stock Plan and vested prior to the effective date of such retirement), (2) cash severance equal to 100 percent of his or her base salary and 100 percent of his or her target annual incentive award for the year in which the termination occurred, (3) the pro rata portion of his or her annual incentive award for the year in which the termination occurred based upon the actual performance of the Company during the performance period, (4) the pro rata portion of his or her outstanding performance-based long-term incentive awards based upon the actual performance of the Company during the applicable performance periods, (5) pro rata acceleration of all time-vested equity awards held by the other NEO that are not vested at the time of termination, and (6) to the extent permitted by benefit plans of the Company and its subsidiaries, and applicable law, the continuation of health insurance benefits under COBRA for the other NEO and his or her family for a maximum of 12 months after the date of termination or until the other NEO is covered by or eligible for coverage under another health insurance policy, if that occurs earlier than 12 months.

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▪For a termination in connection with a change in control (by the Company without cause or by an other NEO for good reason within 6 months prior to or 18 months after the change in control), the other NEO will receive (1) any portion of unpaid base salary or other benefit earned by him or her up to and including the date of termination (including any unpaid cash or equity incentive payment earned under the Annual Bonus Plan or the 2018 Stock Plan and vested prior to the effective date of such retirement), (2) cash severance equal to 150 percent of his or her base salary and 150 percent of his or her target annual incentive award for the year in which the termination occurred, (3) up to the pro rata portion of his or her target annual incentive award for the fiscal year in which the termination occurred to the extent not paid or earned for that fiscal year, (4) acceleration of all time-vested equity awards held by the other NEO that are not vested at the time of termination, (5) acceleration of all unvested performance-based equity awards at target held by the other NEO at the time of termination, and (6) to the extent permitted by benefit plans of the Company and its subsidiaries, and applicable law, the continuation of health insurance benefits under COBRA for the other NEO and his or her family for a maximum of 18 months after the date of termination or until the other NEO is covered by or eligible for coverage under another health insurance policy, if that occurs earlier than 18 months.
Additionally, if an other NEO voluntarily terminates his or her employment with the Company for any reason other than for cause, death or good reason any time after the date (1) the sum of the other NEO’s age and number of years of service of employment with the Company or any of its affiliates or subsidiaries is 65 and (2) the other NEO attains ten consecutive years of employment with the Company or any of its affiliates or subsidiaries, in addition to any unpaid base salary or other earned and vested incentive compensation, the other NEO will be entitled to the following termination benefits:
▪continued eligibility to vest all outstanding, unearned Performance RSAs granted at least six months prior to his or her date of retirement (other than any Performance RSAs that may not be vested pursuant to the terms of the applicable award agreement);
▪continued vesting of the pro rata portion of any unvested tranche of time-vested eligible RSAs; and
▪to the extent permitted by benefit plans of the Company and its subsidiaries, and applicable law, the continuation of health insurance benefits under COBRA for the other NEO and his or her family for a maximum of 18 months after the date of termination or until the other NEO is covered by or eligible for coverage under another health insurance policy, if that occurs earlier than 18 months.
All payments and benefits due to the other NEO, other than any portion of unpaid base salary and any payment or benefit otherwise required by any rule or regulation issued by any state or federal governmental agency, will be contingent upon the other NEO’s execution of a general release of all claims to the maximum extent permitted by law against the Company, its affiliates and their respective and former Directors, associates and agents pursuant to their respective Severance Agreement.
Retirement Payments and Benefits to Mr. Mininberg
In connection with our CEO, Mr. Mininberg’s retirement on February 29, 2024, he received certain payments and benefits under the Mininberg Employment Agreement consisting of: (1) unpaid base salary of $19,231, (2) continued eligibility to vest up to 186,534 shares subject to performance RSAs (based on the maximum number of shares that could be granted under the RSAs), representing the outstanding, unearned Performance RSAs, (3) continuation of health insurance benefits for him and his spouse through December 26, 2029 (subject to earlier termination under certain conditions including if he is covered by or eligible for coverage under another health insurance policy), with an estimated value of the monthly employer portion of the premium payments totaling $56,806, and (4) a payment of $48,078 for earned but unused vacation time as of his retirement date.
Resignation of Mr. Osberg
In connection with our former CFO, Mr. Osberg’s resignation effective on April 27, 2023, under his Severance Agreement he received: (1) unpaid base salary of $9,231 and (2) a payment of $15,393 for earned but unused vacation time as of his resignation date. Under the terms of his Severance Agreement, Mr. Osberg forfeited all outstanding, unearned long-term incentive awards and was not entitled to any portion of his fiscal year 2024 annual incentive award.

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CEO Pay Ratio for Fiscal Year 2024
Pay Ratio
Our CEO to median employee pay ratio has been calculated in accordance with the adopted rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act and is calculated in a manner consistent with Item 402(u) of Regulation S-K. Our CEO’s annual total compensation for fiscal year 2024, as shown in the Summary Compensation Table above, was $10,006,422. The median employee’s annual total compensation in fiscal year 2024 (other than our CEO) was $72,735, calculated using the same methodology as used in the calculation of the Summary Compensation Table, consisting of base salary, bonus, stock awards, non-equity incentive plan compensation, and all other compensation. As a result, the ratio of our CEO’s annual total compensation in fiscal year 2024 to the median annual total compensation of all of our employees (other than our CEO) in fiscal year 2024 was 137.6, when calculated in a manner consistent with Item 402(u) of Regulation S-K. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies (including companies in our Compensation Peer Group) may not be comparable to the pay ratio reported above.
Identification of Median Employee
The employee representing the median-paid employee was newly identified for this Proxy Statement. The date chosen for selection of the median-paid employee for this Proxy Statement was February 29, 2024. For purposes of determining the median employee, we evaluated all employees, other than our CEO, employed by the Company as of February 29, 2024 and calculated each such employee’s annual total compensation received from March 1, 2023 through February 29, 2024. Annual total compensation consists of total cash compensation, including actual wages earned (including overtime), annual performance-based incentive cash actually received, holiday cash bonuses and one time bonuses. We did not make any material assumptions, adjustments, or estimates with respect to annual total compensation and we annualized the compensation for any full-time employees that were not employed by us for all of fiscal year 2024. The annual total compensation of each employee other than our CEO was then ranked lowest to highest to determine the median employee.
Annual Total Compensation
After identifying the median employee, as described above, we calculated annual total compensation for such employee using the same methodology we use for our NEOs as set forth in the “Executive Compensation Tables - Summary Compensation Table”.

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Pay versus Performance
The following section has been prepared as required by the SEC’s pay versus performance (“PvP”) disclosure rules adopted pursuant to the Dodd-Frank Act and set forth in Item 402(v) of Regulation S-K (the “PvP Rules”). Under the PvP Rules, the Company must calculate compensation using the methodology required by the SEC referred to as “compensation actually paid” (“CAP”), which is then compared to certain Company and peer group performance measures prescribed by the SEC.

Fiscal Year	Summary Compensation Table Total for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)	Average Summary Compensation Table Total for Other NEOs ($)(3)	Average Compensation Actually Paid to Other NEOs ($)(4)	Value of Fixed $100 Investment Based On:		Net Income ($)	Adjusted Income ($)(7)
					Total Shareholder Return ($)(5)	Dow Jones U.S. Personal Products Index ($)(6)
2024	10,006,422	11,524,531	2,255,143	2,119,573	76	103	168,594,000	213,470,000
2023	7,965,812	(5,703,304)	1,703,795	663,458	68	118	143,273,000	227,663,000
2022	9,746,177	12,841,678	1,725,119	1,637,221	125	128	223,764,000	295,984,000
2021	9,420,012	21,821,918	3,043,699	5,814,933	132	123	253,946,000	293,650,000
(1)The Company’s principal executive officer for fiscal year 2021 through fiscal year 2024 was its CEO, Julien R. Mininberg. The amounts represent the total compensation paid to our CEO for each reported fiscal year as reflected in the “Total” column of the Summary Compensation Table (“SCT”).
(2)The amounts reported represent the CAP to our CEO, computed in accordance with the PvP Rules. These amounts do not reflect the actual amount of compensation earned or received by or paid to our CEO in the applicable fiscal year (“FY”). In accordance with the PvP Rules, below are the adjustments made to the amount reported for our CEO in the “Total” column of the SCT for each fiscal year to arrive at CAP:

	Fiscal Year
Compensation Element	2024	2023	2022	2021
SCT Reported Total Compensation(A)	$10,006,422	$7,965,812	$9,746,177	$9,420,012
Minus Aggregate SCT Reported Equity Compensation(B)	(6,700,000)	(6,700,000)	(5,207,000)	(5,200,000)
Plus Year-End Fair Value of Awards Granted During the Covered FY & Outstanding(C)	9,370,323	1,132,791	5,747,505	7,980,712
Plus or Minus (as applicable) Year-Over-Year Change in Fair Value of Awards Granted During Prior FY(s) & Outstanding(C)	(676,245)	(7,758,963)	2,199,915	9,621,686
Plus Vesting Date Fair Value of Awards Granted & Vested During the Covered FY(C)	—	—	—	—
Plus or Minus (as applicable) Year-Over-Year Change in Fair Value of Awards Granted During Prior FY(s) & Vesting During Covered FY(C)	(475,969)	(342,944)	355,081	(492)
Minus Prior FY End Value of Awards Determined to Fail to Meet Vesting Conditions During Covered FY(C)	—	—	—	—
Plus Value of Dividends or Other Earnings Paid on Stock Awards Not Otherwise Included(C)	—	—	—	—
Compensation Actually Paid	$11,524,531	($5,703,304)	$12,841,678	$21,821,918
(A)    We have not reported any amounts in our SCT with respect to “Change in Pension and Nonqualified Deferred Compensation.” Consequently, we have no adjustments with respect to such items prescribed by the PvP Rules.
(B)    These amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards granted during each applicable fiscal year as reported in the “Stock Awards” column of the SCT.
(C)    In accordance with the PvP Rules, the fair values of our CEO’s unvested and outstanding equity awards were remeasured as of the end of each fiscal year, and as of each vesting date, during the fiscal years reflected in the table above and reflect performance achievement projections (as applicable). The fair value of these stock awards included in CAP to our CEO are calculated consistent with the approach used to value the awards at the grant date as described in the Company’s Annual Report on Form 10-K for fiscal year 2024. For further information regarding the assumptions and methodologies used in determining the grant date fair values, see Notes 1 and 8 to the consolidated financial statements accompanying the Company’s Annual Report on Form 10-K for fiscal year 2024.
(3)The Company's other NEOs (1) for fiscal year 2024, were Noel Geoffroy, Brian Grass, Tessa Judge and Matthew Osberg; (2) for fiscal year 2023 were Noel Geoffroy, Tessa Judge and Matthew Osberg; (3) for fiscal year 2022, were Matthew Osberg and Brian Grass and (4) for fiscal year 2021, was Brian Grass. The amounts represent the average of the total compensation paid to our other NEOs for each reported fiscal year as reflected in the “Total” column of the SCT.
(4)The amounts reported represent the average CAP to our other NEOs, computed in accordance with the PvP Rules. These amounts do not reflect the actual amount of compensation earned or received by or paid to our other NEOs as a group in the applicable fiscal year. In accordance with the PvP Rules, below are the adjustments made to the average of the amounts reported for our other NEOs as a group in the “Total” column of the SCT for each fiscal year to arrive at CAP:

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	Fiscal Year
Compensation Element	2024	2023	2022	2021
SCT Reported Total Compensation(A)	$2,255,143	$1,703,795	$1,725,119	$3,043,699
Minus Aggregate SCT Reported Equity Compensation(B)	(1,197,500)	(1,138,667)	(897,000)	(1,580,000)
Plus Year-End Fair Value of Awards Granted During the Covered FY & Outstanding(C)	1,057,800	375,408	820,415	2,247,991
Plus or Minus (as applicable) Year-Over-Year Change in Fair Value of Awards Granted During Prior FY(s) & Outstanding(C)	(28,499)	(271,009)	(64,675)	2,053,158
Plus Vesting Date Fair Value of Awards Granted & Vested During the Covered FY(C)	141,404	—	—	49,817
Plus or Minus (as applicable) Year-Over-Year Change in Fair Value of Awards Granted During Prior FY(s) & Vesting During Covered FY(C)	(48,205)	(6,069)	53,362	268
Minus Prior FY End Value of Awards Determined to Fail to Meet Vesting Conditions During Covered FY(C)	(60,570)	—	—	—
Plus Value of Dividends or Other Earnings Paid on Stock Awards Not Otherwise Included(C)	—	—	—	—
Compensation Actually Paid	$2,119,573	$663,458	$1,637,221	$5,814,933
(A)    We have not reported any amounts in our SCT with respect to “Change in Pension and Nonqualified Deferred Compensation.” Consequently, we have no adjustments with respect to such items prescribed by the PvP Rules.
(B)    These amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards granted during each applicable fiscal year as reported in the “Stock Awards” column of the SCT.
(C)    In accordance with the PvP Rules, the fair values of our other NEOs unvested and outstanding equity awards were remeasured as of the end of each fiscal year, and as of each vesting date, during the fiscal years reflected in the table above and reflect performance achievement projections (as applicable). The fair value of these stock awards included in CAP to our other NEOs are calculated consistent with the approach used to value the awards at the grant date as described in the Company’s Annual Report on Form 10-K for fiscal year 2024. For further information regarding the assumptions and methodologies used in determining the grant date fair values, see Notes 1 and 8 to the consolidated financial statements accompanying the Company’s Annual Report on Form 10-K for fiscal year 2024.
(5)Reflects the Company’s total shareholder return calculated based on an assumed $100 investment as of February 29, 2020.
(6)Reflects the cumulative total shareholder return of the Dow Jones U.S. Personal Products Index. Total shareholder return is calculated based on an assumed $100 investment as of February 29, 2020 and the reinvestment of any issued dividends. This peer group is used by the Company for purposes of Item 201(e) of Regulation S-K under the Exchange Act in the Company’s Annual Report on Form 10-K for fiscal year 2024.
(7)For the PvP analysis, adjusted income aligns with the adjusted income values for our incentive awards. Adjusted income is calculated as net income excluding the after-tax impact of acquisition-related expenses, a charge for uncollectible receivables due to the bankruptcy of Bed, Bath & Beyond, asset impairment charges, Environmental Protection Agency compliance costs, gain on insurance recoveries, gain on sale of distribution and office facilities, restructuring charges, tax reform, amortization of intangible assets, and non-cash share-based compensation, as applicable. Adjusted income is subject to adjustment in the event the Company completes an acquisition of any stock or assets. Accordingly, the financial results from the acquisition of Osprey were excluded from adjusted income in fiscal year 2022.
Financial Performance Measures and Pay-for-Performance Alignment
In accordance with the PvP rules, we have listed below the most important metrics we used to link pay to performance for fiscal year 2024. These measures are further described in the Compensation Discussion and Analysis sections entitled “Annual Incentive Awards” and “Long-Term Incentive Awards.”

Incentive Award	Financial Metric
Annual Incentive Awards	▪Adjusted Income
▪Net Sales
Long-Term Incentive Awards	▪Cumulative Adjusted Diluted EPS
▪Relative TSR
The discussion and charts below describe the relationship between the CEO CAP and Average NEO CAP (per the SEC’s definition) and (1) the Company’s TSR and the SEC-mandated TSR Peer Group (the Dow Jones U.S. Personal Products Index), (2) the Company’s GAAP net income and (3) the Company’s selected measure (adjusted income). Adjusted income performance determines eighty percent (80%) of the total annual incentive award achievement and cumulative adjusted diluted EPS performance determines fifty percent (50%) of the performance-based long-term incentive award vesting.

2024 Proxy Statement	73

EXECUTIVE COMPENSATION
As previously noted, CAP amounts do not reflect the actual amount of compensation earned or received by or paid to our CEO and other NEOs in the applicable fiscal year. CAP, as required under the PvP Rules, is influenced by many factors. CAP reflects adjusted values for unvested and vested equity awards during the fiscal years based on fiscal year-end and vest date stock prices, performance achievement projections (as applicable) and accounting valuations and assumptions (as applicable). CAP generally fluctuates due to changes in our stock price, timing of new grant issuances and outstanding award vesting, our mix of short-term and long-term metrics and varying levels of actual or projected achievement of performance goals.
For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, see Compensation Discussion & Analysis.
(1)For the PvP analysis, adjusted income aligns with the adjusted income values for our incentive awards.

74	Helen of Troy

AUDIT COMMITTEE MATTERS

Proposal 3: Appointment of Auditor and Independent Registered Public Accounting Firm for the 2025 Fiscal Year and Authorization of the Audit Committee of the Board of Directors to Set the Auditor’s Remuneration
Under Bermuda law, our shareholders have the responsibility to appoint the auditor and independent registered public accounting firm of the Company to hold office until the close of the next annual general meeting and are able to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.
The Audit Committee has nominated Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm for fiscal year 2025. A representative of Grant Thornton LLP, the Company’s auditor and independent registered public accounting firm for fiscal year 2024, is expected to be virtually present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so. The Grant Thornton LLP representative is also expected to be available to respond to appropriate questions from shareholders.
Vote Required for Approval and Recommendation
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to appoint Grant Thornton LLP as our auditor and independent registered public accounting firm for fiscal year 2025 and authorize the Audit Committee to set the auditor’s remuneration as described in this Proposal 3.

✓	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Composition
The Audit Committee of the Board of Directors of the Company (the “Audit Committee”) is composed of three Directors: Thurman K. Case, Krista L. Berry, and Beryl B. Raff. Each member of the Audit Committee meets the independence and financial experience requirements under both SEC and NASDAQ rules. In addition, the Board has determined that Thurman K. Case qualifies as an “audit committee financial expert” as defined by SEC rules.
Responsibilities
The Audit Committee operates under a written charter that has been adopted by the Board. The charter is reviewed annually for changes, as appropriate.
The Audit Committee is responsible for oversight, on behalf of the Board of Directors, of:
▪The Company’s auditing, accounting and financial reporting processes, and the integrity of its financial statements;

2024 Proxy Statement	75

AUDIT COMMITTEE MATTERS
▪The audits of the Company’s financial statements and the appointment, compensation, qualifications, independence and performance of the Company’s auditor and independent registered public accounting firm;
▪The Company’s compliance with legal and regulatory requirements;
▪The staffing and ongoing operation of the Company’s internal audit function; and
▪Risks related to data protection and cybersecurity.
The Company’s management is responsible for: (a) maintaining the Company’s books of account and preparing periodic financial statements based thereon; and (b) maintaining the system of internal controls. The independent registered public accounting firm is responsible for auditing the Company’s consolidated annual financial statements.
The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, its discussions with the auditors and the Audit Committee members’ relevant experience in business, financial and accounting matters. Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor.
Audit and Other Fees Paid to our Independent Registered Public Accounting Firm
The following table presents fees for professional audit services provided by Grant Thornton LLP for the audits of the Company’s annual consolidated and stand-alone financial statements for fiscal years ended 2024 and 2023, and fees for other services provided by Grant Thornton LLP.

Type of Fee	2024	2023
Audit Fees	$1,383,800	$1,289,600
Audit-Related Fees	31,000	30,000
Tax Fees	11,500	6,700
All Other Fees	—	—
Total	$1,426,300	$1,326,300
Audit Fees: Consist of fees for professional services rendered for the audit of the Company’s consolidated and stand-alone financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including services in connection with assisting the Company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations and attest services, except those not required by statute or regulation.
Audit-Related Fees: Consist of fees for professional services rendered by our independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements, due diligence, accounting consultations concerning financial accounting and reporting standards, and other similar services which have not been reported as audit fees.
Tax Fees: Consist of tax compliance/preparation fees for professional services rendered by our independent registered public accounting firm to certain subsidiaries of the Company.
All Other Fees: Consist of fees for other permissible work performed by Grant Thornton LLP that does not meet the above category descriptions and are for audits conducted under agreed upon procedures.
The Audit Committee pre-approved all of the services described above that were provided in fiscal years 2024 and 2023 in accordance with the Audit Committee policy noted below and pre-approval requirements of the Sarbanes-Oxley Act. There were no services for which the de minimis exception, as defined in Section 202 of the Sarbanes-Oxley Act, was applicable.

76	Helen of Troy

AUDIT COMMITTEE MATTERS
Pre-Approval Policies and Procedures
In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by the Company’s auditor and independent registered public accounting firm. Pre-approved services include audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for up to a year related to a particular defined task or scope of work and subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the Chairman then communicates such pre-approvals to the full Audit Committee for ratification. To avoid potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. The Company obtains these services from other service providers as needed.
Audit Committee Report
The Audit Committee hereby reports as follows:
1.The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for fiscal year 2024.
2.The Audit Committee has discussed with the auditor and independent registered public accounting firm matters required to be discussed in applicable Public Company Accounting Oversight Board (“the PCAOB”) rules and by the applicable requirements of the SEC. This review included a discussion with management of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting estimates.
3.The Audit Committee has received from the auditor and independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has held discussions regarding independence with its auditor and independent registered public accounting firm.
Based on the review and discussions referred to in paragraphs 1-3 above, the Audit Committee recommended to the Board, and the Board has approved, that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2024 for filing with the SEC.
Members of the Audit Committee:
Thurman K. Case (Chairman)
Krista L. Berry
Beryl B. Raff
The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

2024 Proxy Statement	77

OWNERSHIP OF OUR STOCK
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth, as of May 15, 2024 (except as noted below), the beneficial ownership of the Common Stock of the Directors, all of whom are nominees for Director except for Mr. Mininberg, and the named executive officers of the Company; the Directors, all of whom are nominees for Director except for Mr. Mininberg, and executive officers of the Company as a group; and each person known to the Company to be the beneficial owner of more than five percent of the Common Stock:

Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Percent*
Julien R. Mininberg(1)	179,215	**
Noel M. Geoffroy	3,616	**
Brian L. Grass	30,478	**
Tessa N. Judge	8,195	**
Vincent D. Carson	13,758	**
Darren G. Woody	8,054	**
Timothy F. Meeker	7,354	**
Beryl B. Raff	6,774	**
Thurman K. Case	4,639	**
Krista L. Berry	4,461	**
Elena B. Otero	1,679	**
Tabata L. Gomez	1,679	**
All current Directors, nominees for Director and executive officers as a group (11 persons)(2)	90,687	**
FMR LLC(3) 245 Summer Street Boston, Massachusetts 02210	3,333,213	14.32%
BlackRock, Inc.(4) 50 Hudson Yards New York, New York 10001	2,822,079	12.12%
The Vanguard Group, Inc.(5) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,403,637	10.32%
Cooke & Bieler LP(6) Two Commerce Square 2001 Market Street, Suite 4000 Philadelphia, Pennsylvania 19103	1,998,725	8.58%
Capital Research Global Investors(7) A division of Capital Research and Management Company (CRMC) 333 South Hope Street, 55th Fl Los Angeles, California 90071	1,761,029	7.56%
JPMorgan Chase & Co.(8) 383 Madison Avenue New York, New York 10179	1,178,180	5.06%
*    Percent ownership is calculated using a base denominator of 23,282,661 shares of the Common Stock outstanding on May 15, 2024.
**    Ownership of less than one percent of the outstanding Common Stock.
(1)Mr. Mininberg’s holdings are reflected as of February 29, 2024, the last day he served as an NEO of the Company and are based on the last Form 4 he filed with the SEC on May 23, 2023 in such role. As of his Form 4 filing on May 23, 2023, Mr. Mininberg indirectly held 76,939 shares that are held by a limited liability company, which is wholly-owned by Mr. Mininberg, his wife and two irrevocable grantor trusts. Mr. Mininberg, his wife and his children are the beneficiaries of the trusts. Mr. Mininberg disclaims beneficial ownership of the shares held by the limited liability company except to the extent of his pecuniary interests therein.

78	Helen of Troy

OWNERSHIP OF OUR STOCK
(2)Excludes Mr. Mininberg who ceased being an executive officer and Director upon his retirement February 29, 2024.
(3)Based on the Schedule 13G/A, Amendment No. 30, filed on February 9, 2024. According to the filing, FMR LLC currently has sole dispositive power for 3,333,213 shares, shared dispositive power for zero shares, sole voting power for 3,332,527 shares, and shared voting power for zero shares.
(4)Based on the Schedule 13G/A, Amendment No. 15, filed on January 23, 2024. According to the filing, BlackRock, Inc. has sole dispositive power for 2,822,079 shares, shared dispositive power for zero shares, sole voting power for 2,772,021 shares, and shared voting power for zero shares.
(5)Based on the Schedule 13G/A, Amendment No. 14, filed on February 13, 2024. According to the filing, The Vanguard Group, Inc. has sole dispositive power for 2,362,120 shares, shared dispositive power for 41,517 shares, sole voting power for zero shares, and shared voting power for 16,131 shares.
(6)Based on the Schedule 13G/A, Amendment No. 2, filed on February 13, 2024. According to the filing, Cooke & Bieler LP has sole dispositive power for zero shares, shared dispositive power for 1,998,725 shares, sole voting power for zero shares, and shared voting power for 1,432,832 shares.
(7)Based on the Schedule 13G/A, Amendment No. 4, filed on February 9, 2024. According to the filing, Capital Research Global Investors has sole dispositive power for 1,761,029 shares, shared dispositive power for zero shares, sole voting power for 1,761,029 shares, and shared voting power for zero shares.
(8)Based on the Schedule 13G/A, Amendment No. 2, filed on January 5, 2023. According to the filing, JPMorgan Chase & Co has sole dispositive power for 1,169,725 shares, shared dispositive power for zero shares, sole voting power for 1,090,331 shares, and shared voting power for zero shares.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on review of the copies of such reports filed with the SEC and written representations that no other reports were required, during fiscal year 2024, all Section 16(a) filing requirements applicable to the Directors, executive officers and greater than 10 percent shareholders were satisfied.

2024 Proxy Statement	79

ADDITIONAL INFORMATION
Certain Relationships - Related Person Transactions
Procedures for the Approval of Related Person Transactions
The Audit Committee’s Charter provides that it has the authority to establish, and communicate to the full Board of Directors and management, policies that restrict the Company and its affiliates from entering into related person transactions without the Audit Committee’s prior review and approval. In accordance with these policies, the Audit Committee on a timely basis reviews and, if appropriate, approves all material related person transactions.
At any time in which an executive officer, Director or nominee for Director becomes aware of any contemplated or existing transaction that, in that person’s judgment may be a material related person transaction, the executive officer, Director or nominee for Director is expected to notify the Chairman of the Audit Committee of the transaction. Generally, the Chairman of the Audit Committee reviews any reported transaction and may consult with outside legal counsel regarding whether the transaction is, in fact, a material related person transaction requiring approval by the Audit Committee. If the transaction is considered to be a material related person transaction, then the Audit Committee will review the transaction at its next scheduled meeting or at a special meeting of the committee.
Related Person Transactions
The Audit Committee was not requested to, and did not approve, any transactions required to be reported under SEC rules in fiscal year 2024. Since the beginning of fiscal year 2024, there were no reportable related-person transactions under the relevant SEC rules or our standards and policies.
Shareholder Proposals
We currently expect that our 2025 annual general meeting of shareholders will be held on or about Wednesday, August 21, 2025. Shareholders intending to present proposals at the 2025 annual general meeting of shareholders and desiring to have those proposals included in the Company’s Proxy Statement and form of proxy relating to that meeting must submit such proposals in compliance with the requirements of Rule 14a-8 of the Exchange Act, and any such proposals must be received at the executive offices of the Company, Attn: Secretary, no later than March 12, 2025.
Under the Company’s bye-laws, if a shareholder does not want to submit a proposal for inclusion in our Proxy Statement but wants to introduce it at our 2025 annual meeting, or intends to nominate a person for election to the Board directly (rather than by recommending such person as a candidate to our Nominating Committee as described under “Identifying Nominees for Election to the Board”), the shareholder must submit the proposal or nomination in writing to the executive offices of the Company, Attn: Secretary, between May 23, 2025 and June 22, 2025. Additionally, notice of a solicitation of proxies for the 2025 annual general meeting of shareholders in support of director nominees other than nominees recommended by our Nominating Committee must be received by our Secretary at the executive offices of the Company on or before June 22, 2025 pursuant to, and in accordance with, the requirements of Rule 14a-19 of the Exchange Act. The nomination or proposal and supporting materials must comply with the notice and other requirements set forth in our bye-laws. To be in proper form, the notice of a Director nomination should be accompanied by supporting materials required by our bye-laws, including, among other things, written consent of the proposed candidate to serve as a Director if nominated and elected, information about the proposed nominee for Director, information about the shareholder submitting the nomination, and information about any other shareholders or beneficial owners known to support the nomination. Additionally, to be in proper form, any Director nomination pursuant to Rule 14a-19 must also meet the notice requirements of such rule. Any candidate nominated by shareholders must meet the general requirements outlined in the Company’s bye-laws and Corporate Governance Guidelines.

80	Helen of Troy

ADDITIONAL INFORMATION
Unless submitted in accordance with the requirements noted above, neither the Board of Directors nor the Nominating Committee is required to include any shareholder nominee or proposal as a proposal in the Proxy Statement and proxy card distributed to shareholders. Unless the shareholder notifies the Company of such intent between those dates, any proxy solicited by the Company for that annual general meeting will confer on the holder of the proxy discretionary authority to vote on the proposal so long as the proposal is properly presented at the meeting.
In addition, Section 79 of the Companies Act 1981 of Bermuda provides that (i) any number of shareholders representing not less than 5 percent of the total voting power of the shares eligible to vote at a general meeting of shareholders, or (ii) not less than 100 shareholders, may propose any resolution which may properly be moved at the next annual general meeting of shareholders. Upon timely receipt of a requisition and compliance with Section 79, we will, at the expense of such shareholder(s), give our other shareholders entitled to receive notice of the next annual general meeting of shareholders notice of the proposed resolution. To be timely, the requisition requiring notice of a resolution must be deposited at our registered office at least six weeks before the next annual general meeting of shareholders. Shareholders satisfying the criteria of Section 79 may also require us to circulate a statement in respect of any matter to come before an annual general meeting of shareholders by requisition deposited at our registered office not less than one week prior to the annual general meeting of shareholders.
Other Matters
Except as described in this Proxy Statement, the Board of Directors knows of no other matters to be presented at the Annual Meeting. If other matters that require the vote of the shareholders, including a question of adjourning the Annual Meeting, properly come before the Annual Meeting or any adjournment thereof, the holders of the proxies are authorized to vote on these matters in accordance with management’s discretion. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the Annual Meeting or any adjournment thereof.
Householding Materials
To reduce the expenses of delivering duplicate proxy materials, we participate in the practice of “householding” proxy statements and annual reports. This means that we deliver one Notice of Internet Availability of Proxy Materials and, if applicable, annual report and Proxy Statement, to multiple shareholders sharing the same mailing address unless otherwise requested. The Company will promptly deliver a separate copy of these documents to any shareholder upon request by contacting Helen of Troy Investor Relations, Attention: Anne Rakunas (915) 225-4841, or via e-mail at Arakunas@helenoftroy.com, or send written correspondence to Helen of Troy Limited, Attention: Investor Relations, 1 Helen of Troy Plaza, El Paso, Texas, 79912. Some banks, brokers, and other nominee record holders may also be participating in the practice of “householding” proxy statements and annual reports. Any shareholder who wants to receive separate copies of the annual report and Proxy Statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact the Company at the above address and phone number.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting
Pursuant to SEC rules, we may furnish proxy materials, including this Proxy Statement and the Company’s 2024 Annual Report to Shareholders, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials, which was mailed to most of our shareholders, will explain how you may access and review the proxy materials and how you may submit your proxy on the Internet. If you would like to receive a paper or electronic copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. Shareholders who requested to receive copies of the proxy materials by mail or electronically did not receive the Notice of Internet Availability of Proxy Materials and are receiving the proxy materials in the format requested. You may submit your proxy via the Internet, by telephone, or, if you have received a printed version of these proxy materials, by mail.

2024 Proxy Statement	81

ADDITIONAL INFORMATION
This Proxy Statement and the Company’s 2024 Annual Report to Shareholders are available electronically on our hosted website at WWW.PROXYVOTE.COM.
To access and review the materials made available electronically:
1.Go to WWW.PROXYVOTE.COM and input the 16-digit control number from the Notice of Internet Availability of Proxy Materials or proxy card.
2.Click the “2024 Proxy Statement” or “2024 Annual Report.”
3.Have your proxy card or voting instructions available.
This is not a form for voting and presents only an overview of the more complete proxy materials, which contain important information and are available on the Internet or by mail. We encourage you to review all of the important information contained in the proxy materials before voting. The Notice of Internet Availability and the proxy materials are first being made available to our shareholders on or about July 10, 2024.
How to Obtain our Annual Report, Proxy Statement and Other Information about the Company
From time to time, we receive calls from shareholders asking how they can obtain more information regarding the Company. The following options are available:
1.Our Investor Relations site, which can be accessed from our main Internet website located at WWW.HELENOFTROY.COM, contains Company press releases, earnings releases, financial information and stock quotes, as well as corporate governance information and links to our SEC filings. This Proxy Statement and our 2024 Annual Report to Shareholders are both available at this site.
2.You may also request a free copy of our Annual Report or this Proxy Statement by contacting Helen of Troy Investor Relations, Attention: Anne Rakunas (915) 225-4841, or via e-mail at Arakunas@helenoftroy.com, or send written correspondence to Helen of Troy Limited, Attention: Investor Relations, 1 Helen of Troy Plaza, El Paso, Texas, 79912.
YOUR VOTE IS IMPORTANT

82	Helen of Troy

ADDITIONAL INFORMATION

HELEN OF TROY LIMITED
ONE HELEN OF TROY PLAZA
EL PASO, TX 79912

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HELE2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V23176-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HELEN OF TROY LIMITED

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Noel M. Geoffroy	☐	☐	☐
1b. Timothy F. Meeker	☐	☐	☐
1c. Krista L. Berry	☐	☐	☐
1d. Vincent D. Carson	☐	☐	☐
1e. Thurman K. Case	☐	☐	☐
1f. Tabata L. Gomez	☐	☐	☐
1g. Elena B. Otero	☐	☐	☐
1h. Beryl B. Raff	☐	☐	☐
1i. Darren G. Woody	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
2. To provide advisory approval of the Company's executive compensation.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
3. To appoint Grant Thornton LLP as the Company's auditor and independent registered public accounting firm to serve for the 2025 fiscal year and to authorize the Audit Committee of the Board of Directors to set the auditor's remuneration.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2024 Proxy Statement	83

ADDITIONAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V23177-TBD

HELEN OF TROY LIMITED
Annual General Meeting of Shareholders
August 21, 2024 11:00 A.M.
This proxy is solicited by the Board of Directors

The undersigned hereby authorizes each of Noel M. Geoffroy and Tessa N. Judge as Proxy with power of substitution, to represent the undersigned at the Annual General Meeting of Shareholders of Helen of Troy Limited (the "Company") to be held virtually at: www.virtualshareholdermeeting.com/HELE2024 on Wednesday, August 21, 2024, at 11:00 A.M., Eastern Daylight Time, and any adjournment thereof, and to vote all the common shares of the Company that the undersigned is entitled to vote on the following matters.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE LISTED NOMINEES IN PROPOSAL 1, AND A VOTE "FOR" PROPOSALS 2 AND 3. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE LISTED NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE EACH AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Continued and to be signed on reverse side

84	Helen of Troy

ANNEX-A - NON-GAAP AND OTHER FINANCIAL MEASURES
Reconciliation of GAAP Diluted Earnings Per Share (“EPS”) to Adjusted Diluted EPS (Non-GAAP)
(Unaudited) (Shares in thousands)

	Fiscal Years Ended Last Day of February,
	2024	2023	2022	2021	2020	2019
Diluted EPS as reported (GAAP)	$7.03	$5.95	$9.17	$10.08	$6.02	$6.62
Bed, Bath & Beyond bankruptcy, net of tax	0.17	—	—	—	—	—
Gain on sale of distribution and office facilities, net of tax	(1.06)	—	—	—	—	—
EPA compliance costs, net of tax	—	0.96	1.31	—	—	—
Gain from insurance recoveries, net of tax	—	(0.40)	—	—	—	—
Tax reform	—	—	—	(0.37)	—	—
Asset impairment charges, net of tax	—	—	—	0.30	1.44	—
Restructuring charges, net of tax	0.77	1.12	0.02	0.01	0.12	0.13
Acquisition-related expenses, net of tax	—	0.12	0.10	—	0.10	—
Subtotal	6.92	7.75	10.58	10.02	7.68	6.75
Amortization of intangible assets, net of tax	0.66	0.67	0.48	0.67	0.79	0.53
Non-cash share-based compensation, net of tax	1.33	1.03	1.30	0.97	0.83	0.79
Adjusted diluted EPS (non-GAAP)	$8.91	$9.45	$12.36	$11.65	$9.30	$8.06

Weighted average shares of common stock used in computing diluted EPS	23,970	24,090	24,410	25,196	25,322	26,303

2024 Proxy Statement	85

ANNEX-A - NON-GAAP AND OTHER FINANCIAL MEASURES
Reconciliation of GAAP Operating Income and Margin to Adjusted Operating Income and Margin (Non-GAAP)
(Unaudited) (in thousands)

	Fiscal Year Ended Last Day of February,
	2024		2023		2022		2021		2020		2019
Operating income as reported (GAAP)	$260,589	13.0%	$211,791	10.2%	$272,550	12.3%	$281,488	13.4%	$178,251	10.4%	$199,379	12.7%
Bed, Bath & Beyond bankruptcy	4,213	0.2%	—	—%	—	—%	—	—%	—	—%	—	—%
Gain on sale of distribution and office facilities	(34,190)	(1.7)%	—	—%	—	—%	—	—%	—	—%	—	—%
EPA compliance costs	—	—%	23,573	1.1%	32,354	1.5%	—	—%	—	—%	—	—%
Gain from insurance recoveries	—	—%	(9,676)	(0.5)%	—	—%	—	—%	—	—%	—	—%
Asset impairment charges	—	—%	—	—%	—	—%	8,452	0.4%	41,000	2.4%	—	—%
Restructuring charges	18,712	0.9%	27,362	1.3%	380	—%	350	—%	3,313	0.2%	3,586	0.2%
Acquisition-related expenses	—	—%	2,784	0.1%	2,424	0.1%	—	—%	2,546	0.1%	—	—%
Subtotal	249,324	12.4%	255,834	12.3%	307,708	13.8%	290,290	13.8%	225,110	13.2%	202,965	13.0%
Amortization of intangible assets	18,326	0.9%	18,322	0.9%	12,764	0.6%	17,643	0.8%	21,271	1.2%	14,204	0.9%
Non-cash share-based compensation	33,872	1.7%	26,753	1.3%	34,618	1.6%	26,418	1.3%	22,929	1.3%	22,053	1.4%
Adjusted operating income (non-GAAP)	$301,522	15.0%	$300,909	14.5%	$355,090	16.0%	$334,351	15.9%	$269,310	15.8%	$239,222	15.3%

86	Helen of Troy

ANNEX-A - NON-GAAP AND OTHER FINANCIAL MEASURES
Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA (Non-GAAP)
(Unaudited) (in thousands)

	Fiscal Year Ended Last Day of February,
	2024	2023	2022	2021	2020	2019
Net income, as reported (GAAP)	$168,594	$143,273	$223,764	$253,946	$152,333	$174,224
Interest expense	53,065	40,751	12,844	12,617	12,705	11,719
Income tax expense	40,448	28,016	36,202	15,484	13,607	13,776
Depreciation and amortization	51,499	44,683	35,829	37,718	37,409	29,927
EBITDA (non-GAAP)	313,606	256,723	308,639	319,765	216,054	229,646
Add: Bed, Bath & Beyond bankruptcy	4,213	—	—	—	—	—
Gain on sale of distribution and office facilities	(34,190)	—	—	—	—	—
Acquisition-related expenses	—	2,784	2,424	—	2,546	—
EPA compliance costs	—	23,573	32,354	—	—	—
Gain on insurance recoveries	—	(9,676)	—	—	—	—
Restructuring charges	18,712	27,362	380	350	3,313	3,586
Asset impairment charges	—	—	—	8,452	41,000	—
Non-cash share-based compensation	33,872	26,753	34,618	26,418	22,929	22,053
Adjusted EBITDA (non-GAAP)	$336,213	$327,519	$378,415	$354,985	$285,842	$255,285
Adjusted operating income, adjusted diluted EPS and adjusted EBITDA from continuing operations may be considered non-GAAP financial measures as set forth in SEC rules. The adjusted operating income, adjusted diluted EPS and adjusted EBITDA tables above report operating income and diluted EPS from continuing operations without the impact of the Bed, Bath & Beyond bankruptcy, gain on sale of office and distribution facilities, EPA compliance costs, gain from insurance recoveries, tax reform, asset impairment charges, restructuring charges, acquisition-related charges, amortization of intangible assets, and non-cash share-based compensation for the periods presented, as applicable. Fiscal year 2020 includes approximately five weeks of operating results from Drybar Products LLC, acquired on January 23, 2020 and a full year of operating results in each subsequent fiscal year. Fiscal year 2022 includes approximately nine weeks of operating results from Osprey, acquired on December 29, 2021 and a full year of operating results in each subsequent fiscal year. Fiscal year 2023 includes approximately forty-five weeks of operating results from Curlsmith, acquired on April 22, 2022 and a full year of operating results in fiscal year 2024. The tables reconcile adjusted operating income, adjusted diluted EPS and adjusted EBITDA from continuing operations to their corresponding GAAP-based measures, operating income and diluted EPS from continuing operations, presented in our consolidated statements of income in our Annual Report on Form 10-K for the fiscal year ended February 29, 2024. We believe adjusted operating income, adjusted diluted EPS and adjusted EBITDA from continuing operations provide useful information to management and investors regarding financial and business trends relating to our financial condition and results of operations. We believe these non-GAAP financial measures, in combination with our financial results calculated in accordance with GAAP, provide investors with additional perspective regarding the impact of such charges and benefits on net income, EPS and operating income. We also believe that these non-GAAP measures facilitate a more direct comparison of our performance with our competitors. We further believe that including the excluded charges and benefits would not accurately reflect the underlying performance of our continuing operations for the period in which the charges and benefits are incurred, even though such charges and benefits may be incurred and reflected in our GAAP financial results in the near future. The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of our activities. Our adjusted operating income, adjusted diluted EPS and adjusted EBITDA from continuing operations are not prepared in accordance with GAAP, are not an alternative to GAAP financial information and may be calculated differently than non-GAAP financial information disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP information.

2024 Proxy Statement	87